Filed pursuant to Rule 424(b)(5)
Registration No. 333-112747

PROSPECTUS SUPPLEMENT

(To prospectus dated March 29, 2004, as amended April 14, 2004)

9,764,850 Shares

Common Stock

The selling shareholders identified in this prospectus are selling 6,264,850 shares of U.S.I. Holdings Corporation common stock and J.P. Morgan Securities Inc. and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated are, at our request, borrowing and selling 3,500,000 shares of our common stock in connection with forward sale agreements between us and affiliates of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whom we refer to as the forward purchasers. If either of the forward purchasers does not borrow and deliver for sale all of the shares of common stock to be sold by it, we will deliver for sale the number of additional shares equal to the number that such forward purchaser does not borrow. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders, and we will not initially receive any proceeds from the sale of shares of common stock by the forward purchasers.

The shares are quoted on the Nasdaq National Market under the symbol “USIH.” On April 14, 2004, the last bid price of the shares as reported on the Nasdaq National Market was $14.72 per share.

Investing in our common stock involves risks that are described in the “ Risk Factors” section of this prospectus supplement beginning on page S-8.

	Per Share	Total
Public offering price	$14.720	$143,738,592
Underwriting discount	$0.736	$7,186,930
Proceeds, before expenses, to U.S.I. Holdings Corporation(1)	$13.984	$48,944,000
Proceeds to the selling shareholders	$13.984	$87,607,662
(1)	We will receive such aggregate net proceeds from the sale of common stock upon settlement of the forward sale agreements, subject to certain adjustments pursuant to the forward sale agreements, which will be within twelve months of the date of this prospectus supplement. For purposes of calculating the aggregate net proceeds, we have assumed that the forward sale agreements are settled based upon the aggregate initial forward sale price of $48,944,000 and by the delivery of shares of our common stock. See “Underwriting” for a description of the forward sale agreements.

The underwriters may also purchase up to an additional 1,464,728 shares of common stock (up to an additional 939,728 shares from the selling shareholders and up to an additional 525,000 shares from the forward purchasers) at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about April 20, 2004.

Joint Book-Running Managers

Merrill Lynch & Co.	JPMorgan

Banc of America Securities LLC

Fox-Pitt, Kelton

Keefe, Bruyette & Woods

Stephens Inc.

SunTrust Robinson Humphrey

The date of this prospectus supplement is April 14, 2004.

USI's National Distribution System

USI
West Coast
USI
Midwest
USI
Northeast
USI
Southwest
USI
Southeast
Corporate
Retail Offices

USI Northeast

- Allentown, PA
- Briarcliff Manor, NY
- Broomall, PA
- Claremont, NH
- Glastonbury, CT
- Harrisburg, PA
- Knoxville, TN
- Leominster, MA
- Manchester, NH
- N. Kingstown, RI
- Nashua, NH
- New York, NY (4)
- Norwalk, CT
- Philadelphia, PA
- Pittsburgh, PA
- Trooper, PA
- Wakefield, MA
- Westbury, NY (2)
- Woburn, MA
- Woodbridge, NJ

USI Southeast

- Alexandria, VA
- Atlanta, GA
- Boca Raton, FL
- Coral Gables, FL
- Exmore, VA
- Glen Allen, VA
- Lakeland, FL
- Newport News, VA
- Norfolk, VA
- Ocala, FL
- Plantation, FL
- Tucker, GA
- Tampa, FL

USI West Coast

- Del Mar, CA
- Fresno, CA
- Irvine, CA
- Kent, WA
- Long Beach, CA
- Petaluma, CA
- Portland, OR
- San Francisco, CA
- Santa Rosa, CA
- Sherman Oaks, CA
- Stockton, CA

USI Midwest

- Chicago, IL
- Cincinnati, OH
- Oakbrook Terrace, IL

USI Southwest

- Austin, TX
- Destrehan, LA
- Houma, LA
- Houston, TX
- Metairie, LA
- West Monroe, LA

USI Specialized Benefits Services

- Alpharetta, GA
- Hammonton, NJ

Prospectus Supplement

Prospectus

i

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement and in the accompanying prospectus, except as specified otherwise or unless the context requires otherwise, “we,” “us,” “our,” the “Company,” “U.S.I. Holdings” and “USI” refer to U.S.I. Holdings Corporation and its subsidiaries, and do not include or refer to the selling shareholders or the forward purchasers.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all the information you should consider. You should read this entire prospectus supplement and the accompanying prospectus carefully, including, without limitation, the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the section entitled “Risk Factors” beginning on page S-8 and the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page S-67. Unless otherwise noted, the information contained in this prospectus supplement summary and throughout this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Our Company

We are a distributor of insurance and financial products and services to small and mid-sized businesses. Founded in 1994, we have grown organically and through acquisitions to become the ninth largest insurance broker in the United States based on 2002 revenues and a provider of employee health and welfare products and related consulting and administration services. We currently have approximately 60,000 small and mid-sized business clients. We have two operating segments, Insurance Brokerage and Specialized Benefits Services, and an administrative segment, Corporate. Information regarding our historical financial results is set forth in our consolidated financial statements beginning on page F-1 of this prospectus supplement. The products and services we distribute and offer through our two operating segments and our administrative segment can be categorized as:

Insurance Brokerage Segment

•	General and specialty property and casualty insurance, which we refer to as P&C insurance

•	Individual and group health, life and disability insurance, which we refer to as Group Employee Benefits insurance

•	Core benefits (retirement services and health and welfare)

Specialized Benefits Services Segment

•	Benefits enrollment and communication

•	Executive and professional benefits

Corporate Segment

•	Corporate management, acquisition processes, marketing, human resources, legal, capital planning, financial and reporting support.

In the first quarter of 2004, we completed a strategic review of the business units within our operating segments and, effective January 1, 2004, moved a part of executive and professional benefits and all of core benefits from the Specialized Benefits Segment into the Insurance Brokerage Segment, reorganizing the management and reporting of the two business units. The change was made based on the determination that these business units’ focus is on a similar target market and product set to that of the Insurance Brokerage segment. Beginning with the first quarter of 2004, we will report segment information under the new operating structure, and prior periods will be reclassified to conform to the new presentation. Throughout this prospectus supplement, we report our historical financial results and segment information under the old operating structure.

Approximately 85% of our revenues for the year ended December 31, 2003 was derived from our Insurance Brokerage segment. Within this segment, approximately 68% relates to P&C insurance and 32% to Group Employee Benefits insurance. Approximately 15% of our revenues in 2003 was derived from our Specialized Benefits Services segment. Within this segment, approximately 47% relates to core benefits, 30% to benefits enrollment and communication and 23% to executive and professional benefits, which are collectively referred to as Health & Welfare when combined with Group Employee Benefits. Our Corporate segment had less than 0.2% of our revenues.

We have approximately 370 sales professionals and product specialists based in 59 offices in 19 states.

Our Competitive Strengths

We are a leading distributor of insurance and financial products and services to small and mid-sized businesses.

We have grown organically and through acquisitions to become the ninth largest insurance broker in the United States. We currently have approximately 60,000 small and mid-sized business clients and focus primarily on middle-market businesses, which we define as companies with 20 – 999 employees. We are one of only a few national insurance brokers that target this market segment. The balance of the middle market is served by local and regional firms with less ability to meet the needs of today’s middle-market business client. We believe our size, breadth of products and services and our commitment to the middle-market positions us well as the provider of choice to the middle market.

We serve as a single distribution point to our clients for over 20 insurance products and related financial services.

Historically, middle-market businesses needed to partner with many providers for the broad array of products and services they require. Middle-market businesses require expertise in all areas of risk management and employee benefits, as well as other related areas such as executive benefit programs, retirement plans, investment management and benefits enrollment and communications. We believe that the breadth of insurance products and related financial services we deliver through a single point of client contact is unique within our industry among those who focus on middle-market businesses. Our capabilities position us well against our national peers and the thousands of local and regional insurance brokers who serve our market.

Our diversified revenue mix mitigates the impact of fluctuations in market cycles.

For the year ended December 31, 2003, approximately 58% and 42% of our consolidated revenues were from P&C insurance and Health & Welfare, respectively. Premium pricing within the commercial P&C insurance industry has historically been cyclical, based on the underwriting capacity of the insurance industry and economic conditions, such as the stock market and interest rates. Health & Welfare is most affected by economic conditions such as employment levels and the strength of the economy. Factors such as a tight labor market increase employers’ spending on benefits and high employment increases the number of lives covered within the benefit plans that we broker. Generally, a strong stock market and a growing economy is positive for our Health & Welfare business but can result in lower or reduced premium rates on property & casualty insurance products.

Sales and client service are cornerstones of our corporate culture.

Our corporate culture includes a commitment to sales and client service. We utilize an aggressive sales management structure, including standardized weekly sales meetings, formalized goal setting and sales force automation tools to proactively monitor new business and customer retention. New business opportunities are tracked and managed from the point in time they are identified through closing of the sale. For significant opportunities we bring in relevant experts and/or members of senior management to assist in the closing process. We utilize cross-selling to maximize customer retention and intend to track and measure client satisfaction. We have an individualized stewardship program for all significant clients to improve retention of our most significant accounts.

We have experienced and appropriately incentivized senior management and sales professionals.

Our senior management team has a combined 130 years of experience in middle-market insurance brokerage. Additionally, they have sourced, completed and integrated hundreds of acquisitions throughout their collective careers. Each member of the senior management team has a substantial portion of their personal net worth in our equity. Additionally, as a group, our sales professionals hold a significant amount of our outstanding employee stock options and stand to benefit significantly from our success.

Business Strategy

In order to achieve our objective of building stockholder value, we will capitalize on our competitive strengths and execute the following business strategy:

•	Maximize Organic Revenue Growth. We seek to maximize organic growth opportunities. We intend to do so by continuing to pursue a balanced mix of revenue from health and welfare and property & casualty insurance related products and services which helps promote consistent revenue growth through various economic cycles. We also will maintain and enhance the policies and practices that drive our sales and client service corporate culture.

•	Focus on Cross-Selling. We believe cross-selling enables us to increase organic revenue growth, improve client retention and enhance revenue diversification. Our culture, organizational structure and sales force incentives have been developed to motivate our sales professionals to cross-sell our broad range of products and services. We closely track and monitor the cross-selling penetration of our top 400 largest accounts and seek to maximize the revenue potential from all of our clients.

•	Pursue Strategic Acquisitions. We have a strong track record of growing through acquisitions, having purchased and integrated over 100 businesses with more than $250 million in revenues. We maintain an active pipeline of potential acquisition candidates and intend to continue making selective acquisitions. We focus on acquiring businesses that operate in our existing geographic footprint or could be merged into our existing operations, allowing us to realize immediate cost efficiencies. Our acquisition targets must meet certain minimum financial hurdles and have talented management that subscribe to our culture and strategic focus on cross-selling.

•	Build a Consistent Culture with Emphasis on Sales, Client Service and Employee Development. We believe a strong corporate culture and common set of goals helps to focus the organization on our overriding objective of maximizing stockholder value. We seek to create a consistent culture that fosters, among other things, open communication and teamwork among our management and employees. We also intend to further invest in the ongoing training and development of our employees by, among other means, identifying high potential individuals, providing cross-functional training and developing for them a clear career path toward leadership opportunities. We also seek to enhance our policies and procedures that outline our core corporate values and goals including personal accountability, continuous quality improvement, client focus, integrity and diversity.

•	Improve Operating Efficiencies. We expect to realize continued improvement in operating margins through the implementation of standardized best practices to streamline processes and improve efficiencies throughout the organization. We establish target expense ratios for all of our regional operations and manage the size of these operations to optimize cost structure. We continue to implement technology and automation to reduce administrative costs. In addition, we utilize fold-in acquisitions to realize immediate synergies by combining offices and eliminating duplicative costs. Regional management compensation is tied to improvement in our EBITDA margin through a variety of equity incentives and performance bonuses.

Risks Related to Our Competitive Strengths and Business Strategy

You should also consider risks we face in our business that could mitigate our competitive strengths and limit our ability to implement our business strategy, including that:

•	we may be unsuccessful in growing revenues organically, and our failure to do so may negatively affect our financial results;

•	we may be unsuccessful in expanding our margins and, if this were to occur, the market price of our common stock could decrease;

•	our continued growth is partly based on our ability to acquire and integrate operations successfully, and our failure to do so may negatively affect our financial results; and

•	the loss of key personnel could negatively affect our financial results and impair our ability to implement our business strategy.

Principal Executive Office

Our principal executive office is located at 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, New York 10510 (telephone number: (914) 749-8500). Additional information about us may be found on our website at http://www.usi.biz. The information on our website is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein.

The Offering

Common stock offered by the selling shareholders	6,264,850 shares of common stock (and 7,204,578 shares of common stock if the underwriters exercise their over-allotment option in full).

Common stock offered by the forward purchasers	3,500,000 shares of common stock (and 4,025,000 shares of common stock if the underwriters exercise their over-allotment option in full).

Shares outstanding after this offering, but excluding any shares of common stock to be issued upon settlement of the forward sale agreements(1)	46,662,032 shares of common stock (and 46,662,032 shares of common stock if the underwriters exercise their over-allotment option in full).

Shares outstanding after settlement of the forward sale agreements(1)	50,162,032 shares of common stock (and 50,687,032 shares of common stock if the underwriters exercise their over-allotment option in full).

Nasdaq National Market symbol	“USIH”

Use of proceeds

We will not receive any proceeds from the sale of shares of common stock by the selling shareholders, and we will not initially receive any proceeds from the sale of shares of common stock by the forward purchasers.

We expect to receive proceeds of $48,194,000, net of the underwriting discount and offering expenses, subject to certain adjustments pursuant to the forward sale agreements, upon settlement of the forward sale agreements, which will be within twelve months of the date of this prospectus supplement. We will use the net proceeds that we receive upon settlement of the forward sale agreements for working capital and general corporate purposes, including possible acquisitions.

Dividend policy	In order to retain earnings to support growth of our operations, our board of directors currently does not intend to declare dividends or make any other distributions on our shares of common stock.

Risk Factors

Investing in our common stock involves risk. See the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in our common stock.

For the proceeds data above and throughout this prospectus supplement, we have assumed that the underwriters do not exercise their overallotment option and that the forward sale agreements are settled based upon the aggregate initial forward sale price of $48,944,000 and by the delivery of shares of our common stock. See “Underwriting” for a description of the forward sale agreements. If the over-allotment option were exercised in full, the forward purchasers and selling shareholders would sell an additional 1,464,728 shares of our common stock (up to 939,728 additional shares from the selling shareholders and up to 525,000 additional shares from the forward purchasers) in connection with this offering. We will issue 4,025,000 shares of common stock in total in connection with the settlement of the forward sale agreements, if the underwriters’ over-allotment option is exercised in full and if all of the shares subject to the forward sale agreements are issued.

(1)	Calculated as of March 3, 2004, after giving effect to this offering and assuming all shares subject to the forward sale agreements are issued.

Summary Historical Consolidated Financial and Operating Data

The following summary historical consolidated financial and operating data for the years ended December 31, 2003, 2002 and 2001 should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes beginning on page F-1 of this prospectus supplement.

	Year Ended December 31,
	2003	2002	2001
	(in thousands except per share data)
Income Statement Data:
Revenues
Commissions and Fees	$352,314	$325,548	$308,349
Investment Income	2,488	2,648	3,230

Total Revenues	354,802	328,196	311,579
Expenses(a)
Compensation and Employee Benefits	200,165	200,982	200,215
Change in Value of Stock Appreciation Rights	—	(2,995)	3,092
Value of Stock Options Exchanged for Stock Appreciation Rights	—	1,269	—
Grant of Restricted Stock	—	1,042	—
Change in Value of Redeemable Common Stock Warrants	—	(4,070)	1,406
Other Operating Expenses	77,522	68,779	76,371
Amortization of Intangible Assets and Goodwill	21,884	21,326	32,908
Depreciation	9,642	11,053	12,818
Interest	10,109	17,782	24,091
Early Retirement of Debt	4,049	2,610	—

Total Expenses	323,371	317,778	350,901

Income (Loss) From Continuing Operations Before Income Tax Benefit	31,431	10,418	(39,322)
Income Tax Benefit	(3,885)	(518)	(4,645)

Income (Loss) From Continuing Operations	35,316	10,936	(34,677)
Income (Loss) From Discontinued Operations, Net of Income Taxes(b)	213	(13,751)	(61,806)

Net Income (Loss) in accordance with GAAP	$35,529	$(2,815)	$(96,483)

Reconciliation of Net Income (Loss) to Net Income (Loss) Available to Common Stockholders:
Net Income (Loss)	$35,529	$(2,815)	$(96,483)
Change in Aggregate Liquidation Preference of Preferred Stock	—	(18,708)	(21,099)
Change in Redemption Value of Series N Put Rights	—	138	(138)

Net Income (Loss) Available to Common Stockholders	$35,529	$(21,385)	$(117,720)

Per Share Data—Basic:(c)
Income (Loss) From Continuing Operations	$0.78	$(0.87)	$(74.16)
Income (Loss) From Discontinued Operations, Net of Income Taxes	—	(1.56)	(81.97)

Net Income (Loss) Per Common Share	$0.78	$(2.43)	$(156.13)

Per Share Data—Diluted:(c)
Income (Loss) From Continuing Operations	$0.77	$(0.87)	$(74.16)
Income (Loss) From Discontinued Operations, Net of Income Taxes	—	(1.56)	(81.97)

Net Income (Loss) Per Common Share	$0.77	$(2.43)	$(156.13)

	2003	2002	2001
	(in thousands)
Balance Sheet Data:
Goodwill	$225,237	$188,110	$176,793
Other Intangible Assets, Net	93,677	92,020	105,396
Total Assets of Continuing Operations	669,759	578,414	584,702
Total Debt of Continuing Operations(c)	160,021	136,835	250,036
Redeemable Common Stock(d)	—	21,302	—
Redeemable Preferred Stock(d)	—	—	27,801
Redeemable Common Stock Warrants(d)	—	—	4,300
Total Stockholders’ Equity(c)	262,862	182,799	92,370

(a)	Certain prior years’ amounts have been reclassified to conform to the current year’s presentation.
(b)	We sold USIA in April 2002. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we reflect USIA in our financial statements as a Discontinued Operation. In the fourth quarter of 2001, following the provisions of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of,” we reduced the carrying value of USIA’s intangible assets to their estimated fair value. This resulted in an impairment charge of $46.9 million against USIA-related goodwill and expiration rights. For the years ended December 31, 2003, 2002 and 2001, the income (loss) from discontinued operations is reported net of income tax expense (benefit) of $0.1 million, zero and $(4.5) million respectively. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinued Operations.”
(c)	On October 25, 2002, we completed our initial public offering of 9.0 million shares at a price of $10.00 per share. Upon the consummation of the initial public offering, all outstanding shares of our preferred stock were split adjusted (two-for-five reverse stock split) and converted into approximately 23.1 million shares of our common stock. The accretion dividends, with respect to the preferred stock, were converted to approximately 9.1 million shares of our common stock at the initial public offering price of $10.00 per share. At December 31, 2003, 2002 and 2001 we had approximately 46.7 million, 42.4 million and 0.8 million shares of common stock outstanding, respectively. The initial public offering proceeds, net of the underwriting discount and expenses, of approximately $78.4 million were used to repay indebtedness under our credit facility.
(d)	At December 31, 2002, we had approximately 2.2 million shares of common stock outstanding on which the owners had put rights. These shares, and the related put obligation, were reclassified to equity and liabilities, respectively, upon the adoption of SFAS No. 150 in 2003. For a description of put rights relating to our common stock and preferred stock and our common stock warrants please read Note 7—”Redeemable Securities” in our consolidated financial statements beginning on page F-1 of this prospectus supplement.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our securities. If any of the following risks develop into actual events, our business, financial condition or results could be negatively affected, the market price of your investment could decline and you may lose all or part of your investment.

Risks Related to the Offering

Possible volatility in the price of our common stock could negatively affect us and our stockholders.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of an individual company’s securities, securities class action litigation often has been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management’s attention and resources, which could negatively affect our financial results.

We have no plans to pay and are currently precluded from paying unlimited dividends on our common stock.

We have never declared or paid cash dividends on our common stock and presently have no plans to pay any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. In addition, under our existing credit facility we are currently limited in the amount of dividends we can pay. We are also subject to limitations on our ability to repurchase shares of our capital stock. It is likely that future debt we incur will similarly restrict dividend payments and/or share repurchases.

Settlement provisions contained in the forward sale agreements subject us to certain risks.

Each forward purchaser under a forward sale agreement will have the right to require us to settle its forward sale agreement on a date specified by such forward purchaser if (1) in its judgment, it is unable to continue to borrow a number of shares of our common stock equal to the number of shares to be delivered by us under its forward sale agreement, it is commercially impracticable to do so or the cost of borrowing the stock has increased above a specified amount, or (2) the closing price of our common stock is equal to or less than $7.00 per share on any trading day. Such forward purchaser’s decision to exercise its right to require us to settle its forward sale agreement will be made or the mandatory early termination of the forward sale agreement will occur irrespective of our need for capital. Also, if on any date prior to settlement under each of the forward sale agreements, we declare any dividend or distribution on shares of our common stock and set a record date for payment, an early termination stock settlement of each forward sale agreement will occur not later than two business days prior to the ex-dividend date for such payment or distribution. Each forward sale agreement will be physically settled upon the occurrence of an event of default, or if a nationalization, insolvency or delisting occurs, each as defined in the forward sale agreement. Further, if our Board votes to approve a merger of the Company or takeover of the Company or other similar transaction that would require our shareholders to exchange their shares, then we will be required to settle both forward sale agreements within two business days of the merger or takeover event. Events of default and termination events include, among other things, a default by us on indebtedness in excess of $35 million or default by each forward purchaser on indebtedness in excess of $100 million and any material misrepresentation made in connection with entering into the forward sale agreements. Delivery of our shares on any settlement of a forward sale agreement would result in dilution to our earnings per share and return on equity.

Provisions of Delaware law could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. This provision in Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Risks Related to Our Business

We may be unsuccessful in growing revenues organically, and our failure to do so may negatively affect our financial results.

Our business plan contemplates that we will grow organically (defined as total revenue growth less the impact of acquisitions) over the long-term through all insurance industry cycles and economic market cycles. As part of our strategy to grow organically, we seek to maintain a balance of revenues in P&C insurance versus Health & Welfare, increase sales production through our sales management program, and cross-sell multiple lines of business to existing clients. These strategies and activities may not result in achieving our desired organic growth. Due in part to our acquisition strategy, we may have difficulty in acquiring a balance of revenue thereby adversely impacting our revenue diversity. Due in part to the decentralized nature of our operations, we may have difficulty in focusing our sales managers and sales professionals on our sales management program and cross-selling strategy. In addition, we may have difficulty in integrating acquired operations, newly hired sales managers and sales professionals into our sales management program and cross-selling strategy. If we fail to succeed in our organic revenue growth strategy, our financial results may be negatively affected.

We may be unsuccessful in expanding our margins and, if this were to occur, the market price of our common stock could decrease, perhaps significantly.

Our business plan includes expanding our margins to achieve a balanced performance and efficiency level. As part of our strategy to expand our margins, we seek to consolidate the back-office operations of our insurance brokerage businesses on a regional basis, benchmark all key expense categories, identify best practices, and implement plans to bring all operations to target margin levels. These strategies and activities may not have the desired results in achieving our goal of increasing our margins. Due in part to our acquisition strategy, we may have difficulty in acquiring businesses that have margins in excess of our current margins thereby adversely impacting our margins. Due in part to the decentralized nature of our operation, we may have difficulty in focusing our local managers on our margin expansion strategy program. In addition, we may have difficulty in integrating acquired operations into our margin expansion strategy. If we fail to meet expectations, the market price of our common stock could decrease, perhaps significantly.

Our continued growth is partly based on our ability to acquire and integrate operations successfully, and our failure to do so may negatively affect our financial results.

Our business plan includes making acquisitions of traditional insurance businesses which augment our organic growth. Competition to acquire traditional insurance brokerage businesses is intense. As part of our business strategy, we will seek to acquire such businesses and may experience heightened price competition from our peers. We also seek to acquire businesses in the core benefits, benefits enrollment and communication, and executive and professional benefits areas.

Due in part to the decentralized nature of our operations, as well as the variety of types of businesses we seek to acquire, we may have difficulty integrating the operations, systems and management of our acquired companies and may lose key employees of acquired companies. Also, we may be required to obtain additional financing to pursue our acquisition strategy; however, our ability to do so is limited by the terms of our existing credit facility, which contains covenants that, among other things, may limit our ability to make certain acquisitions as well as impose restrictions on our ability to incur additional debt. We may also be similarly limited by our future debt instruments.

Although we conduct due diligence in respect of the business and operations of each of the businesses we acquire, we may not have identified all material facts concerning these businesses. Unanticipated events or liabilities relating to these businesses could have a material adverse effect on our financial condition. Furthermore, once we have integrated an acquired business, it may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. Our failure to integrate one or more acquired businesses so that they achieve our performance goals may have a material adverse effect on our results of operations and financial condition.

Government regulation relating to the group and individual health plans we sell could negatively affect our financial results.

As an employee benefits broker, we provide our clients access to group and individual health insurance products and services as well as advice on benefit plan design. Revenues generated from the sales of these products and services accounted for approximately 28.5% and 27.2% of our revenues for the years ended December 31, 2002 and 2003, respectively. Reform of the health care system is a topic of discussion at both the state and federal levels in the United States. Proposed bills and regulations vary widely and range from reform of the existing employer-based system of insurance to a single-payer, public program. Several groups are urging consideration by the Congress of a national health care plan. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could have a material effect on the profitability or marketability of the health insurance products and services we sell or on our business, financial condition and results of operations.

Our business, financial condition and/or results may be negatively affected by errors and omissions claims.

We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions in placing insurance and handling claims. The placement of insurance and the handling of claims involve substantial amounts of money. Since errors and omissions claims against us may allege our potential liability for all or part of the amounts in question, claimants may seek large damage awards and these claims can involve significant defense costs. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or file claims on behalf of clients, to appropriately and adequately disclose insurer fee arrangements to our clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. It is not always possible to prevent or detect errors and omissions, and the precautions we take may not be effective in all cases.

We have errors and omissions insurance coverage providing limits of $40 million per claim in the aggregate and $40 million annual aggregate coverage. Our deductible on these policies is $500,000 per claim. The coverage limits and the amount of related deductibles are established annually based upon our assessment of our errors and omissions exposure, loss experience and the availability and pricing within the marketplace. During our recent renewal, our premiums and deductibles associated with the purchase of errors and omission coverages were higher than in prior years because of adverse market conditions for buyers of these coverages. Recently, prices have increased and coverage terms have become far more restrictive because of reduced insurer capacity in the marketplace. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.

Our business, financial condition and/or results may be negatively affected if in the future our errors and omissions insurance proves to be inadequate or unavailable. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

The loss of key personnel could negatively affect our financial results and impair our ability to implement our business strategy.

Our success substantially depends on our ability to attract and retain senior management and the individual sales professionals and teams that service our clients and maintain client relationships. The ten highest revenue producing sales professionals during 2003 represented 10.8% of our commissions and fees for the year and no single person was responsible for more than 1.4% of our commissions in 2003. In addition, each of our regional and product line reporting unit chief executive officers is responsible for significant segments of our business.

If key sales professionals and senior managers were to end their employment with us, it could disrupt our client relationships and have a corresponding negative effect on our financial results, marketing and other objectives and impair our ability to implement our strategy. Our senior managers and substantially all of our sales professionals are subject to employment agreements containing confidentiality and non-solicitation provisions. We have no reason to believe any of these senior managers and key sales professionals will leave us in the foreseeable future. However, if any of them were to leave and litigate to be released from these agreements, some courts may not enforce these agreements.

The loss of the services of David L. Eslick, our chairman, president and chief executive officer, could adversely affect our ability to carry out our business plan.

Although we operate with a decentralized management system, the services of David L. Eslick, our chairman, president and chief executive officer, are key to the development and implementation of our business plan, including our growth strategy. The loss of Mr. Eslick’s services could, therefore, adversely affect our financial condition and future operating results.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose clients and our financial results may be negatively affected.

We face competition in both our Insurance Brokerage and Specialized Benefits Services segments. We compete for clients on the basis of reputation, client service, program and product offerings, and the ability to tailor our products and services to the specific needs of a client.

We currently have approximately 60,000 small and mid-sized business clients. Revenues generated by our ten largest clients accounted for 4.7% of our commissions and fees in 2003; however, no single client in this group represented more than 1.0% of our commissions and fees in 2003. Our client base fluctuates over time as a result of competition in our industry as well as other factors. If we lose one or more of our larger clients and are not able to replace them or otherwise mitigate our loss sufficiently, our financial results could be negatively affected. Additionally, a substantial portion of our business (approximately 10.8% in 2003) is nonrecurring and must be replaced with new sales each year.

In our Insurance Brokerage segment, competition is intense in all of our business lines and in every insurance market. We believe that most of our competition is from numerous local and regional brokerage firms that focus primarily on middle-market businesses and, to a lesser extent, from larger national brokerage firms. In addition, insurance companies compete with us by directly soliciting clients without the assistance of an independent broker or agent. Weak economic growth, as well as rising P&C insurance rates, as experienced in the recent past, exacerbated these various competitive pressures as some of our customers chose to cut back or eliminate various types of coverage, or chose to seek competitive quotes from other brokers. Additional competitive pressures arise from the entry of new market participants, such as banks, securities firms, accounting firms and other institutions that offer insurance-related products and services.

Our Specialized Benefits Services segment competes with consulting firms, brokers, third-party administrators, producer groups and insurance companies. A number of our competitors offer attractive alternative programs. We believe that most of our competition is from large, diversified financial services organizations that are willing to expend significant resources to enter our markets and from larger competitors that pursue an acquisition or consolidation strategy similar to ours.

We also compete with other brokers and other financial institutions that pursue an acquisition or consolidation strategy similar to ours. These include Arthur J. Gallagher, Brown & Brown and Hilb, Rogal & Hobbs as well as a number of regional banks.

The cyclical nature of P&C premium rates may make our financial results volatile and unpredictable. Commissions from the brokering of insurance products represent a majority of our revenues.

Commissions are typically determined as a percentage of premium rates. We have no control over the insurance premium rates on which these commissions are calculated. For example, from 1987 through 1999, the P&C insurance industry experienced a period of flat to declining premium rates, which negatively affected commissions earned by insurance brokers. Starting in 2002, years of underwriting losses for P&C insurance companies combined with the downturn in the equity markets caused insurers to increase premium rates. Additionally, the insurance industry was affected by the events of September 11, 2001, which resulted in the largest insurance loss in America’s history and accelerated increases in premium rates for particular lines of P&C insurance. The rate of increases began to subside in 2003 and by the end of 2003 some lines of business were experiencing rate declines on renewal policies. The severity and timing of these cycles cannot be accurately predicted. Accordingly, the cyclical nature of premium rates may make our financial results volatile and unpredictable.

Our high level of indebtedness may put us at a competitive disadvantage relative to insurance brokers and other distributors of financial products and services.

As of December 31, 2003, our total indebtedness of $160.0 million and our total indebtedness measured as a percentage of our total capitalization of 37.8% were higher than those of brokers that we consider to be generally comparable to us, including Arthur J. Gallagher, Brown & Brown and Hilb, Rogal and Hobbs. As a result, we may be less able to compete effectively with our peers when acquiring other brokerage operations that are seeking cash purchase consideration versus stock purchase consideration. Additionally, with a lower level of indebtedness, our peers are likely to have greater flexibility to direct cash flow from operations toward hiring additional sales professionals, capital expenditures and other forms of reinvestment in their businesses than we have currently.

Failure to comply with financial covenants in our existing credit facility could cause all or a portion of our debt to become immediately due and payable.

Under our existing credit facility, we must comply with financial covenants which limit our flexibility in responding to changing business and economic conditions.

As of December 31, 2003, the significant financial covenants of our existing credit facility were as follows:

Description of Covenant	Actual	Covenant
Consolidated Indebtedness to Adjusted Pro Forma EBITDA Ratio (1)	1.95	2.50 maximum
Fixed Charge Coverage Ratio (1)	1.99	1.50 minimum
Stockholders’ Equity (in millions)	$262.86	$194.71 minimum

(1)	As defined in our credit agreement.

Amounts due under our existing credit facility and under future debt instruments could become immediately due and payable as a result of our failure to comply with the restrictive covenants they contain, which, in turn, could cause all or a portion of our other debt to become immediately due and payable. Our ability to comply with these provisions in existing or future debt instruments may be affected by events beyond our control.

If we are required to write down goodwill and other intangible assets, our financial condition and results would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The purchase price is allocated to tangible and intangible assets and any excess is recorded as goodwill. As of December 31, 2003, goodwill represented $225.2 million, or 85.7% of our total stockholders’ equity. As of December 31, 2003, other intangible assets, including expiration rights, covenants not to compete and other assets, represented $93.7 million, or 35.6% of our total stockholders’ equity, net of accumulated amortization of $150.0 million.

On January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill no longer be amortized but tested for impairment at least annually. Intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests at least annually. Other intangible assets will continue to be amortized over their useful lives. SFAS No. 142 also requires the completion of a transitional impairment test within six months of adoption. Our most recent annual impairment test indicated that there was no goodwill impairment as of December 31, 2003. We have no intangible assets with indefinite lives.

Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of such assets. Because goodwill and intangible assets comprise such a large percentage of our stockholders’ equity, any such write down would have a significant negative effect on our stockholders’ equity and financial results.

Contingent commissions are more profitable, but less predictable, than our other revenues, which makes it difficult to forecast revenues; and decreases in these commissions may negatively impact our financial results.

Many insurance companies pay us contingent commissions for achieving specified premium volume goals set by them and/or the loss experience of the insurance we place with them. We generally receive these commissions in the first and second quarters of each year. However, we have no control over the ability of insurance companies to estimate loss reserves, which affects the amount of contingent commissions that we will receive. Placement service revenue includes payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer, the aggregate commissions paid by the insurer for that business during specific periods, or the profitability or loss to the insurer of the risks placed. This revenue reflects compensation for services provided by brokers to the insurance market. These services include new product development, the development and provision of technology, administration, and the delivery of information on developments among broad client segments and the insurance markets. In addition, because no significant incremental operating costs are incurred when contingent commissions are realized, a significant decrease in these commissions can cause a disproportionate decrease in net income. We derived approximately 4% and 5% of our consolidated revenues from contingent commissions for each of the years ended December 31, 2002 and 2003, respectively.

Any decrease in the contingent commissions we receive would reduce our revenues and, to a greater degree, decrease our income from continuing operations before income tax benefit, on a percentage basis. For example, a $3.5 million reduction in contingent commissions would have reduced 2003 revenues by approximately 1% but would have decreased income from continuing operations before income tax benefit by approximately 11% in the same period. A significant decrease in contingent commissions would consequently have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility.

Litigation against, and regulatory inquiries of, other insurance brokerage firms regarding the appropriateness of contingent commission and related arrangements could result in a decrease of these types of arrangements which, if significant, could negatively impact our financial results.

The insurance brokerage industry has noted several recent developments related to the use of “contingent commission” and related arrangements, including the filing of lawsuits against other insurance brokers and the issuance of audit letters by the New York Insurance Department last summer. Plaintiffs in the pending lawsuits base their claims, in part, on the notion that the mere existence of such agreements may result in broker fiduciary duty breaches because insurance policies may be placed based on the potential proceeds from such arrangements rather than on the coverage needs of clients. The New York Insurance Department has articulated a similar rationale to support its regulatory disclosure requirements. The insurance brokerage industry generally has responded to these recent developments by enhancing its policies with respect to disclosure of these arrangements to insurance brokerage clients. While we are not able to predict whether these recent developments will ultimately impact our revenues attributable to contingent commissions, any decrease in these commissions would have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility.

The geographic concentration of our businesses could leave us vulnerable to an economic downturn or regulatory changes in those areas, resulting in a decrease in our revenues.

For the years ended December 31, 2001, 2002 and 2003, our California- and New York-based businesses constituted approximately 28%, 30%, and 30%, respectively, of our consolidated revenues. Because our business is concentrated in these two states, the occurrence of adverse economic conditions or an adverse regulatory climate in either California or New York could negatively affect our financial results more than would be the case if our business were more geographically diversified.

Failure to comply with regulations applicable to us could restrict our ability to conduct our business.

We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. State laws grant supervisory agencies broad administrative powers. Our ability to conduct our business in the states in which we currently operate depends on our compliance with the rules and regulations established by the regulatory authorities in each of these states.

State insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, some of which affect us, including those relating to the licensing of insurance brokers and agents, premium rates, regulating unfair trade and claims practices, and the regulation of the handling and investment of insurance carrier funds held in a fiduciary capacity. These examinations may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and/or expensive. Specifically, recently adopted federal financial services modernization legislation addressing privacy issues, among other matters, is expected to lead to additional federal regulation of the insurance industry in the coming years, which could result in increased expenses or restrictions on our operations.

In response to perceived excessive cost or inadequacy of available insurance, states have also from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for state insurance funds such as those in California, New York and other states in which we operate. These state funds could choose to reduce the sales or brokerage commissions we receive. In addition, these states could enact legislation to reform existing P&C and individual and group health care insurance regulations. If these reductions in commissions or changes in legislation occurred in a state in which we have substantial operations, such as California or New York, they could substantially affect the profitability of our operations in that state or cause us to change our marketing focus.

We depend on our information processing systems. Interruption or loss of our information processing systems could have a material adverse effect on our business.

Our ability to provide administrative services depends on our capacity to store, retrieve, process and manage significant databases and expand and upgrade periodically our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage or other disruption could have a material adverse effect on our business, financial condition and results of operations.

Our principal stockholder’s interests in our business may be different than yours and therefore may make decisions that are adverse to your interests.

Capital Z Financial Services Fund II, L.P. and its affiliates (collectively, “Capital Z”) beneficially own approximately 24.6% of our voting common stock. In addition, Mr. Robert A. Spass, one of our directors, is a partner of Capital Z. As a result, Capital Z will have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election of directors, mergers, consolidations and sales of all or substantially all of our assets. Capital Z also may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock.

USE OF PROCEEDS

We expect to receive proceeds of $48,194,000, net of the underwriting discount and offering expenses, subject to certain adjustments pursuant to the forward sale agreements, upon settlement of the forward sale agreements, which will be within twelve months of the date of this prospectus supplement. We will use the net proceeds that we receive upon settlement of the forward sale agreements for working capital and general corporate purposes, including possible acquisitions.

Each forward purchaser under a forward sale agreement will have the right to require us to settle its forward sale agreement on a date specified by such forward purchaser if (1) in its judgment, it is unable to continue to borrow a number of shares of our common stock equal to the number of shares to be delivered by us under its forward sale agreement, it is commercially impracticable to do so or the cost of borrowing the stock has increased above a specified amount, or (2) if the closing price of our common stock is $7.00 per share or less on any trading day. Each forward purchaser’s decision to exercise its right to require us to settle its forward sale agreement will be made or the mandatory early termination of the forward sale agreement will occur irrespective of our need for capital. Also, if on any date prior to settlement under each of the forward sale agreements, we declare any dividend or distribution on shares of our common stock and set a record date for payment, an early termination settlement of each forward sale agreement will occur no later than two business days prior to the ex-dividend date for payment. Each forward sale agreement will be physically settled upon the occurrence of an event of default, or if a nationalization, insolvency or delisting occurs, each as defined in the forward sale agreement. Further, if our Board votes to approve a merger of the Company or takeover of the Company or other similar transaction that would require our shareholders to exchange their shares, then we will be required to settle both forward sale agreements within two business days of the merger or takeover event. Events of default and termination events include, among other things, a default by us on indebtedness in excess of $35 million or default by each forward purchaser on indebtedness in excess of $100 million and any material misrepresentation made in connection with entering into the forward sale agreements. Delivery of our shares on any settlement of the forward sale agreement would result in dilution to our earnings per share and return on equity.

We will not receive any proceeds from the sale of shares of common stock by the selling shareholders, and we will not initially receive any proceeds from the sale of shares of common stock by the forward purchasers.

PRICE RANGE OF COMMON STOCK

Our shares of common stock are traded on the Nasdaq National Market under the symbol “USIH.” For the periods presented below, the high and low sales prices and closing prices for our shares of common stock as reported on the Nasdaq National Market were as follows:

Period	High	Low	Close
2002
Fourth Quarter (beginning October 22)	$11.75	$9.60	$11.75

2003
First Quarter	$11.90	$9.68	$10.40
Second Quarter	$12.61	$9.75	$11.70
Third Quarter	$13.42	$11.25	$13.01
Fourth Quarter	$13.70	$11.52	$13.05

2004
First Quarter	$15.05	$12.51	$14.88
Second Quarter (through April 14)	$14.87	$14.14	$14.75

On April 14, 2004, the high and low sales prices and the closing price for our shares of common stock as reported on the Nasdaq National Market were $14.87, $14.25 and $14.75, respectively. As of December 31, 2003, and based on information provided to us by our transfer agent and proxy solicitor, there were approximately 150 holders of record of our shares of common stock and approximately 150 beneficial holders of our shares of common stock.

DIVIDEND POLICY

Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations, financial condition and other factors deemed relevant by our board of directors. As a holding company, we will depend on future dividends and other permitted payments from our subsidiaries to pay dividends to our shareholders. Our subsidiaries’ ability to pay dividends, as well as our ability to pay dividends, is, and is expected to be, subject to regulatory, contractual, rating agency and other constraints. Our board of directors currently does not intend to declare dividends or make any other distributions.

If on any date prior to settlement under each of the forward sale agreements, we declare any dividend or distribution on shares of our common stock and set a record date for payment, an early termination stock settlement of each forward sale agreement will occur no later than two business days prior to the ex-dividend date for payment.

CAPITALIZATION

This section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table sets forth our capitalization as of December 31, 2003 on an actual basis and on an as adjusted basis to give effect to our receipt of the net proceeds upon settlement of the forward sale agreements, assuming all shares subject to the forward sale agreements are issued. For purposes of preparing the table set forth below, we have assumed that the over-allotment option is not exercised and each forward sale agreement is settled based upon the initial aggregate forward sale price. See “Risk Factors—Settlement provisions contained in the forward sale agreements subject us to certain risks” and “Use of Proceeds.”

	As of December 31, 2003
	Actual	As Adjusted
	(in thousands, except per share data)
Debt:
Credit facility (a):
Term loan	$124,688	$124,688
Seller notes (b)	24,911	24,911
Other debt	10,422	10,422

Total debt	160,021	160,021

Stockholders’ equity:
Preferred stock: par value $0.01 per share; 87,000 shares authorized; no shares issued and outstanding actual or as adjusted	—	—
Common stock:
Voting: par value $0.01 per share; 300,000 shares authorized; 46,681 shares issued and outstanding actual; 50,181 shares issued and outstanding as adjusted	467	502
Non-voting: par value $0.01 per share; 10,000 shares authorized; no shares issued and outstanding actual or as adjusted	—	—
Additional paid-in capital	524,573	572,732
Accumulated deficit	(262,178)	(262,178)

Total stockholders’ equity	262,862	311,056

Total capitalization	$422,883	$471,077

(a)	Our Credit Agreement dated August 11, 2003 includes a $30.0 million revolving credit facility maturing on August 11, 2007. As of March 9, 2004, we had $1.8 million outstanding under letters of credit, which reduced the availability under our revolving credit facility to $28.2 million as of that date.

(b)	Represents promissory notes issued in connection with acquisitions, due various dates through 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected historical consolidated financial and operating data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999. Such data for the three-year period ended December 31, 2003 should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes beginning on page F-1 of this prospectus supplement.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except per share data)
Income Statement Data:
Revenues
Commissions and Fees	$352,314	$325,548	$308,349	$286,662	$250,757
Investment Income	2,488	2,648	3,230	4,072	3,847

Total Revenues	354,802	328,196	311,579	290,734	254,604
Expenses(a)
Compensation and Employee Benefits	200,165	200,982	200,215	172,130	158,702
Change in Value of Stock Appreciation Rights	—	(2,995)	3,092	250	(777)
Value of Stock Options Exchanged for Stock Appreciation Rights	—	1,269	—	—	—
Grant of Restricted Stock	—	1,042	—	—	—
Change in Value of Redeemable Common Stock Warrants	—	(4,070)	1,406	—	(2,285)
Other Operating Expenses	77,522	68,779	76,371	62,407	64,887
Amortization of Intangible Assets and Goodwill	21,884	21,326	32,908	32,678	30,386
Depreciation	9,642	11,053	12,818	10,221	8,508
Interest	10,109	17,782	24,091	25,573	28,255
Early Retirement of Debt	4,049	2,610	—	—	2,518

Total Expenses	323,371	317,778	350,901	303,259	290,194

Income (Loss) From Continuing Operations Before Income Tax Benefit	31,431	10,418	(39,322)	(12,525)	(35,590)
Income Tax Benefit	(3,885)	(518)	(4,645)	(2,668)	(10,409)

Income (Loss) From Continuing Operations	35,316	10,936	(34,677)	(9,857)	(25,181)
Income (Loss) From Discontinued Operations, Net of Income Taxes(b)	213	(13,751)	(61,806)	(8,349)	(4,963)

Net Income (Loss) in accordance with GAAP	$35,529	$(2,815)	$(96,483)	$(18,206)	$(30,144)

Reconciliation of Net Income (Loss) to Net Income (Loss) Available to Common Stockholders:
Net Income (Loss)	$35,529	$(2,815)	$(96,483)	$(18,206)	$(30,144)
Change in Aggregate Liquidation Preference of Preferred Stock	—	(18,708)	(21,099)	(21,475)	(16,920)
Change in Redemption Value of Series N Put Rights	—	138	(138)	—	576

Net Income (Loss) Available to Common Stockholders	$35,529	$(21,385)	$(117,720)	$(39,681)	$(46,488)

Per Share Data—Basic:(c)
Income (Loss) From Continuing Operations	$0.78	$(0.87)	$(74.16)	$(41.56)	$(55.08)
Income (Loss) From Discontinued Operations, Net of Income Taxes	—	(1.56)	(81.97)	(11.07)	(6.58)

Net Income (Loss) Per Common Share	$0.78	$(2.43)	$(156.13)	$(52.63)	$(61.66)

Per Share Data—Diluted:(c)
Income (Loss) From Continuing Operations	$0.77	$(0.87)	$(74.16)	$(41.56)	$(55.08)
Income (Loss) From Discontinued Operations, Net of Income Taxes	—	(1.56)	(81.97)	(11.07)	(6.58)

Net Income (Loss) Per Common Share	$0.77	$(2.43)	$(156.13)	$(52.63)	$(61.66)

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet Data:
Goodwill	$225,237	$188,110	$176,793	$188,346	$188,105
Other Intangible Assets, Net	93,677	92,020	105,396	123,190	139,059
Total Assets of Continuing Operations	669,759	578,414	584,702	553,106	538,258
Total Debt of Continuing Operations(c)	160,021	136,835	250,036	230,429	218,390
Redeemable Common Stock(d)	—	21,302	—	—	—
Redeemable Preferred Stock(d)	—	—	27,801	28,590	28,418
Redeemable Common Stock Warrants(d)	—	—	4,300	2,894	2,894
Total Stockholders’ Equity(c)	262,862	182,799	92,370	159,862	176,205

(a)	Certain prior years’ amounts have been reclassified to conform to the current year’s presentation.
(b)	We sold USIA in April 2002. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we reflect USIA in our financial statements as a Discontinued Operation. In the fourth quarter of 2001, following the provisions of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of,” we reduced the carrying value of USIA’s intangible assets to their estimated fair value. This resulted in an impairment charge of $46.9 million against USIA-related goodwill and expiration rights. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, the income (loss) from discontinued operations is reported net of income tax expense (benefit) of $0.1 million, zero, $(4.5) million, $0.3 million and $0.9 million, respectively. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinued Operations.”
(c)	On October 25, 2002, we completed our initial public offering of 9.0 million shares at a price of $10.00 per share. Upon the consummation of the initial public offering, all outstanding shares of our preferred stock were split adjusted (two-for-five reverse stock split) and converted into approximately 23.1 million shares of our common stock. The accretion dividends, with respect to the preferred stock, were converted to approximately 9.1 million shares of our common stock at the initial public offering price of $10.00 per share. At December 31, 2003, 2002, 2001, 2000 and 1999 we had approximately 46.7 million, 42.4 million, 0.8 million, 0.8 million and 0.8 million shares of common stock outstanding, respectively. The initial public offering proceeds, net of the underwriting discount and expenses, of approximately $78.4 million were used to repay indebtedness under our credit facility.
(d)	At December 31, 2002, we had approximately 2.2 million shares of common stock outstanding on which the owners had put rights. These shares, and the related put obligation, were reclassified to equity and liabilities, respectively, upon the adoption of SFAS No. 150 in 2003. For a description of put rights relating to our common stock and preferred stock and our common stock warrants please read Note 7—”Redeemable Securities” in our consolidated financial statements beginning on page F-1 of this prospectus supplement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis contains forward-looking statements which involve inherent risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. These statements are based on our current assessment of risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements and, therefore, undue reliance should not be placed on them. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in this prospectus supplement, including the sections entitled “Risk Factors” beginning on page S-8 and “Cautionary Note Regarding Forward-Looking Statements”, beginning on page S-67.

This discussion and analysis should be read in conjunction with our financial statements and the related notes beginning on page F-1 of this prospectus supplement.

Management Overview

Business

We are a distributor of insurance and financial products and services to approximately 60,000 small and mid-sized business clients.

We generate revenues primarily from:

•	commissions paid by insurance companies on the placement of property & casualty (P&C) and individual and group health, life and disability insurance, which we refer to as Group Employee Benefits, on behalf of our clients;

•	fees paid directly by clients and other third-party remuneration for employee benefit-related services (which we refer to as Health & Welfare when combined with Group Employee Benefits); and

•	investment income.

Commissions on P&C, health, group life and group disability insurance, are typically calculated as a percentage, ranging from approximately 3% to 20%, of the annual premium. These commissions generally recur at the same rate as long as the insurance is in force. Commissions earned from the placement of individual and corporate-owned life and individual disability insurance are calculated as a percentage of corresponding premiums over the duration or term of the underlying policies. Traditionally, most of the commission revenue on these life and individual products, as well as on other traditional voluntary benefit products such as critical illness insurance, is recognized in the first year the insurance is place, with the commissions paid in renewal years being relatively insignificant. We also receive contingent commissions, which are incremental compensation for achieving specified premium volume and/or loss experience goals set by the insurance companies for the business we place with them. Contingent commissions are recorded on the earlier of receipt of cash or when we receive data from the insurance companies that allow us to reasonably determine the amount. Fee-based revenues related to employee benefits services are generally billed as services are rendered and may vary with factors such as the client’s headcount or assets under management.

We have two operating segments: Insurance Brokerage and Specialized Benefits Services, and a third administrative segment: Corporate. In 2003, approximately 85% of our revenues were derived from our Insurance Brokerage segment. Within this segment, approximately 68% related to P&C insurance and 32% to Group Employee Benefits. Approximately 15% of our revenues in 2003 were derived from our Specialized Benefits Services segment. Within this segment, approximately 47% related to core benefits (retirement and Health & Welfare services), 30% to benefits enrollment and communication and 23% to executive and professional benefits (deferred compensation and executive benefit programs). All of Specialized Benefits Services revenue and our Group Employee Benefits revenue are considered Health & Welfare. Our Corporate segment had less than 0.2% of our revenues in 2003.

The majority of our operating expenses relate to compensation and employee benefits, which amounted to approximately 56% of consolidated revenues in 2003. We refer to the balance of our operating expenses as other operating expenses, which includes selling-related expenses, rent, communication expenses and other items. Other operating expenses were approximately 22% of consolidated revenues in 2003.

For more discussion on our business please refer to “Business” below.

Market

Property & Casualty

Approximately 58% of our consolidated revenues in 2003 related to P&C business.

Premium pricing within the commercial P&C insurance industry has historically been cyclical, based on the underwriting capacity of the insurance industry and economic conditions. From 1987 through 1999, the commercial P&C insurance industry was in a “soft market,” which is an insurance market characterized by a period of flat to declining premium rates, which negatively affected commissions earned by insurance brokers. Years of underwriting losses for insurance companies combined with the downward turn in the equity markets and interest rates caused insurers to increase premium rates starting in mid- to late 2000, creating what we call a “hard market”. A hard market is an insurance market characterized by a period of rising premium rates which, absent other changes, positively affects commissions earned by insurance brokers. Additionally, the insurance industry was affected by the events of September 11, 2001, resulting in the largest insurance loss in America’s history, which accelerated increases in premium rates for particular lines of commercial P&C insurance. In response to rising premiums, some of our customers increased their deductibles and/or reduced their insurance coverage in order to reduce the impact of the premium increases, which negatively impacted our revenues. The hard market, for many lines of coverage, began to slow in the second half of 2002 and throughout 2003. In the second half of 2003, we began seeing premiums in most lines of coverage flatten and for some, even decrease. We are not able to predict whether this trend of moderating or declining premiums will continue; however, if it does, our P&C brokerage revenues may be negatively impacted.

Health & Welfare

Approximately 42% of our consolidated revenues in 2003 related to Health & Welfare business.

Premium rates in the health insurance industry have generally realized a consistent upward trend due to increasing health care delivery costs. In recent years, however, the upward trend in health care insurance premiums has been somewhat offset by the impact of the economic downturn and its resulting negative impact on employment levels of our customers. Additionally, reduced discretionary spending by our corporate clients has led to benefit cut-backs and lower expenditures on consulting and other fee-based services. Decreases in balances of assets invested within our clients’ retirement benefit plans and on new investments into those plans, on which we are paid commissions, have negatively impacted our retirement services business. Our Health & Welfare business is most affected by employment levels and by the strength of the economy. Factors such as a tight labor market increase employers’ spending on benefits; high employment increases the number of lives covered within the benefit plans that we broker; and a strong stock market increases both existing assets under management and new investments. In 2003 and into 2004, we have seen the signs of an improving economy, although we have yet to see the benefits of increasing labor ranks or spending on benefits. While we can not predict whether the economy will continue to improve or if employment and spending on employee benefits will increase, if they do, then our Health & Welfare revenue may be positively impacted.

Primary Financial Measures

The financial measures that we use to evaluate our performance are:

•	Organic Revenue Growth, which excludes the first twelve months total revenues generated from acquisitions;

•	EBITDA, which is income (loss) from continuing operations plus interest expense, income tax expense, depreciation and amortization of intangibles; and

•	EBITDA Margin, which we define as EBITDA as a percentage of total revenues.

You should not consider these financial measures as alternatives to other financial measures determined in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP or as alternatives to cash flows from operating activities, investing activities or financing activities or as a measure of liquidity. In addition, please note that because not all companies calculate these financial measures similarly, the presentation of these measures in this report is not necessarily comparable to those of other companies.

We strongly urge investors or potential investors in our stock to review the calculation of EBITDA and EBITDA Margin and the related reconciliation to Net Income (Loss) presented in accordance with GAAP in “Results of Operations,” below.

Management’s Strategic Objectives

Our business strategy focuses on generating organic growth in revenues, creating efficiencies in our operations and making disciplined and accretive acquisitions. Specifically, our stated goals are as follows:

•	Organic Revenue Growth of 5%-10% over the long-term;

•	EBITDA margin improvement to at least 28% on a consolidated basis in three to five years; and

•	Acquire each year companies that have revenues equal to at least 10% of our prior year’s consolidated total revenues.

Organic Revenue Growth

We believe that internally generated growth is more valuable than acquired growth. Our strategy for achieving our long-term goal of 5%-10% organic growth includes:

•	Client stewardship and retention best practices;

•	Consistent and aggressive sales management;

•	Cross-selling across all of our major product categories within our business segments; and

•	Maintaining a balanced mix of P&C and Health & Welfare revenues mitigates the impact of fluctuations in market cycles.

We monitor and manage a number of different operating statistics, including, but not limited to sales pipeline by producer, cross-selling within our 400 largest accounts, client retention rates, and revenue mix by operating company. All of these metrics are tracked and reported monthly and form the basis of our agenda, among other items, for our monthly operations meetings with each of our business unit executive management teams.

Margin Improvement

Our EBITDA margins are currently among the lowest of our peers. We have publicly stated that we believe we can improve our margins by 100-200 basis points per year up to a consolidated margin, including corporate, of at least 28%. We currently benchmark all expense categories and work with operating management to develop and implement remediation plans for business units performing below our standards. We are focused on increasing margins by restructuring the mix of incentive versus guaranteed compensation, consolidation of office space, implementation of best practices in operations and lowering the cost of our information technology by the consolidation of data centers. Additionally, we continue to capitalize on opportunities to leverage our fixed costs across a greater revenue base by acquiring “fold-in” and other accretive businesses within our current geographic footprint.

Acquisition Strategy

Each year, our goal is to acquire companies with revenues equal to at least 10% of our prior year’s consolidated total revenues.

In most acquisitions, we issue a combination of cash, seller notes and common stock. We also frequently structure our acquisition agreements to include contingent purchase price payments (contingent upon reaching specified financial targets), commonly referred to as “earn-outs,” which are paid in a combination of cash, seller notes and equity and are treated as adjustments to purchase price when the contingency is resolved. Additionally, many of our acquisitions have provisions for reduced consideration based on the failure to meet certain revenue and EBITDA targets. All material acquisitions require approval of our board of directors and, if greater than $1.5 million in aggregate purchase price, also require notification to our bank lenders. Please read Note 2, “Acquisitions” to our consolidated financial statements beginning on page F-1 of this prospectus supplement for more information on acquisitions.

We centrally manage our acquisition pipeline from the point of initial contact through integration within our operations. We only consider deals that are accretive to our earnings per share, and sellers must take a portion of their purchase price in our common stock. All acquisitions are subject to a rigorous due diligence process, including an introduction to our culture and business strategy and the seller’s commitment to both our sales and client service model and to a post-acquisition integration plan. Currently, we are looking to expand only within our current geographic footprint of operations to maximize efficiencies and continue to build out the balanced revenue mix of P&C and Health & Welfare business.

In 2003, we completed six acquisitions of retail insurance brokers. In the first year of ownership we expect these acquisitions to add in excess of $25.0 million in revenues, $7.7 million in EBITDA and $2.6 million in Net Income in accordance with GAAP.

Quarterly Fluctuations

Our quarterly revenues and EBITDA may be volatile. This is attributable to the following:

•	a significant percentage of commissions and fees in our Specialized Benefits Services segment is typically earned and recorded in the fourth quarter;

•	the timing of executive benefits and enrollment sales with significant first year commissions; and

•	the impact of variations or timing in recording contingent commissions in our Insurance Brokerage segment.

Quarterly fluctuations in revenues and EBITDA make our performance less predictable than our peers who have less seasonal and non-recurring revenues, which may negatively impact the value of our stock. We have implemented various strategies to reduce the impact of seasonal and non-recurring revenue, such as negotiating alternative commission schedules with insurance companies on products that have historically paid most commissions in the first policy year and diversifying of our business model for enrollment business to drive more revenue in the first three quarters of the year. We continue to focus on strategies that will provide a more predictable revenue stream, however, we cannot predict if we will be successful in these efforts or if market or other changes will result in a similar or greater level of unpredictability. All revenues are recorded in accordance with GAAP.

Critical Accounting Estimates and Policies

Our consolidated financial statements are prepared in accordance with GAAP, which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Some of our accounting policies require management’s judgment to estimate values of assets, liabilities, revenues or expenses. In addition, some policies may require significant judgment to apply complex principles of accounting to certain transactions, such as acquisitions, to determine the most appropriate accounting treatment. We believe the following significant accounting estimates and policies are material to our financial condition or results of operations and are subject to a higher degree of subjectivity and/or complexity. We continually evaluate our estimates, which are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. If actual performance should differ from historical experience or if our assumptions were to change, it may materially impact our financial condition and results of operations.

Please read Note 1, “Nature of Operations and Summary of Significant Accounting Policies” to our consolidated financial statements beginning on page F-1 of this prospectus supplement.

Revenue Recognition

We record premiums and commissions receivable from clients, premiums payable to insurance companies and the related commissions income, on the later of the effective date of the policy or the billing date. We record installment premiums and related commissions periodically as billed. Commissions earned from the placement of individual and corporate-owned life and individual disability insurance are calculated as a percentage of corresponding premiums over the duration or term of the underlying policies. Traditionally, most of the commission revenue on these life and individual products, as well as on other traditional voluntary benefit products, such as critical illness insurance, is recorded in the first year the insurance is placed, with the commissions recorded in renewal years being relatively insignificant.

We record commissions on premiums billed and collected directly by insurance companies and contingent commissions when we receive data from the insurance companies that allows us to reasonably determine these amounts. We are able to reasonably determine these amounts when we receive the cash, the notification of the amount due or the insurance policy detail from the insurance companies. We receive contingent commissions from insurance companies based on premium volume goals and/or the loss experience of the insurance placed with the insurance company.

We record fees for consulting and administrative services over the period in which services are rendered.

We record fees and/or commissions related to benefit enrollment services when earned. We consider the earnings cycle complete when we have substantially completed our obligations under the service contract, we can reasonably estimate the revenue earned and when there is no significant collection risk. At the completion of an enrollment we record an estimate of first year fee and/or commission income less an estimate of policy cancellations.

We maintain an allowance for bad debts and estimated policy cancellations based on our premiums and commissions receivable. The policy cancellations component represents a reserve for future reversals of commission revenue on insurance policies in force at year-end and is established through a charge to revenues, while the bad debt component is established through a charge to other operating expenses. The allowance is determined based on estimates and assumptions using historical data to project future experience, and, in the case of bad debts, a specific identification of questionable items. We periodically review the adequacy of the allowance and make adjustments as necessary. Future additions to the allowance may be necessary based on changes in the trend of write-offs or cancellations which could increase due to changes in economic conditions and/or our clients’ financial condition and which may have a negative impact on our financial position or results of operations.

Goodwill and Other Intangible Assets Impairment

We assess the recoverability of our goodwill and other intangible assets at least once a year or as required based on triggering events. A triggering event is a change in business circumstances that indicates that the carrying value of the assets may not be recoverable. Examples of a triggering event include poor financial results or projections, deterioration of client base, loss of key employees or changes in the marketplace. Reviews for triggering events are performed at the operating company level, one level below our segments, and require the use of management’s judgment. Upon identification of a triggering event we perform an analysis to determine the fair value of the operating unit using either market valuation data, such as recent transaction multiples of revenue or EBITDA, or present value techniques. Both methods require substantial judgment. If, as a result of an impairment review, we find that the carrying value of an asset is in excess of the fair value, we would be required to take a charge against current earnings. The results of our reviews disclosed no such asset impairments in 2003 and 2002.

Future events could cause us to conclude that impairment of our goodwill or other intangible assets exists, which may have a material adverse effect on our financial position or results of operations.

Business Acquisitions and Purchase Price Allocations

All of our acquisitions have been accounted for using the purchase method, and the net assets and results of operations of the acquired companies were included in our financial statements on their respective acquisition dates. Frequently, our acquisitions have provisions for a reduction in consideration if the acquired company does not meet targeted financial results. Additionally, the acquisitions frequently have provisions for contingent additional consideration if the acquired company achieves financial targets. Additional or reduced consideration related to acquisition contingency provisions is reflected as an adjustment to goodwill when the contingency is resolved.

For significant acquisitions, we obtain an independent appraisal of the fair value of intangible assets acquired. For others, we use a methodology based on an estimate of discounted future cash flows derived from acquired client lists and attrition rates to estimate the fair value of the expiration rights and other intangible assets at the date of the acquisition. The methodology is derived from independent appraisals obtained in connection with our earlier acquisitions. Expiration rights are amortized on a straight-line basis over their estimated lives of five to ten years (with ten years used in most cases), based on historical attrition that has generally been consistent year over year. Non-compete agreements are typically valued at their stated contractual amount and are amortized on a straight-line basis over the terms of the agreements, which range from four to seven years. Goodwill is not subject to amortization. Both the allocation of purchase price and estimation of useful lives require management’s judgment. If historical fact patterns were to change, such as the rate of attrition of acquired client accounts, we may be required to allocate more purchase price to goodwill or accelerate the amortization of expiration rights, which may have a material impact on our financial position or results of operations.

Income Taxes

Determining the consolidated provision for income tax expense, deferred tax assets and liabilities and any related valuation allowance involves judgment. GAAP requires deferred tax assets and liabilities (“DTAs” and “DTLs,” respectively) to be recognized for the estimated future tax effects attributed to temporary differences and carry-forwards based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. Temporary differences are differences between the tax basis of an asset or liability and its reported amount in the financial statements. For example, we have a DTA because the tax bases of our accrued liabilities are smaller than their book bases. Similarly, we have a DTL because the book basis of our goodwill exceeds its tax basis. Carry-forwards primarily include items such as net operating losses (“NOLs”), which can be carried forward subject to certain limitations. A summary of the significant DTAs and DTLs relating to our temporary differences and carry-forwards is included in Note 10, “Income Taxes” to our consolidated financial statements beginning on page F-1 of this prospectus supplement.

At December 31, 2003, our DTAs total $13.4 million, and our DTLs total $8.2 million. We are required to reduce DTAs (but not DTLs) by a valuation allowance to the extent that, based on the weight of available evidence, it is “more likely than not” (i.e., a likelihood of more than 50%) that any DTAs will not be realized. Recognition of a valuation allowance would decrease reported earnings on a dollar-for-dollar basis in the year in which any such recognition was to occur. The determination of whether a valuation allowance is appropriate requires the exercise of management’s judgment. In making this judgment, management is required to weigh the positive and negative evidence as to the likelihood that the DTAs will be realized.

Prior to the fourth quarter of 2003, we carried a valuation allowance for our net DTA based on our history of net losses and the resulting uncertainty as to whether we would generate enough taxable income in the future to utilize our DTA. In the fourth quarter of 2003, based on five consecutive quarters of profitability, our improved financial condition following our initial public offering, restructuring our credit facility and on forecasted future results, management determined that it is more likely than not that our DTA will be realized in future periods so we reversed the valuation allowance resulting in a deferred income tax benefit of $8.1 million in 2003. In the event of adverse developments in our projections of taxable income or if our estimates and assumptions were to change, management might be required to reach a different conclusion about the realization of our DTA and re-establish a valuation allowance through a charge to earnings.

Litigation Matters

We are subject to various claims, lawsuits and proceedings that arise in the normal course of business. We do not believe we are a party to any claims, lawsuits or legal proceedings that will have a material adverse effect on our reported financial position and results of operations. As further discussed in Note 15, “Contingencies” to our financial statements beginning on page F-1 of this prospectus supplement, we have accrued a liability for our best estimate of the probable cost of the resolution of these claims. This estimate has been developed in consultation with internal and external counsel that is handling our defense in these matters and is based upon combination of litigation and settlement strategies. It requires management’s judgment to establish reserves for claims and litigation. To the extent additional information arises or our strategies change, it is possible that our estimate of accrued liability in these matters may change, which could have a material adverse effect on our financial position and results of operations for any particular quarterly or annual period.

Debt Covenants

Our existing credit facility requires us to maintain financial covenants, which we set, with our lenders, based on our estimates of future operating results at that time. Future operating results and continued compliance with our debt covenants cannot be assured and our lenders’ actions are not controllable by us. Currently, based on our projections of future operating results, we do not expect to violate any such covenants. If our projections of future operating results are not achieved, resulting in a violation of our financial covenants for which our lenders do not provide a waiver or amendment, we could experience a material adverse effect on our reported financial position and results of operations for any particular quarterly or annual period.

New Accounting Pronouncements

Please read Note 1, “Nature of Operations and Summary of Significant Accounting Policies” to our consolidated financial statements beginning on page F-1 of this prospectus supplement for a discussion on the impact of the adoption of new accounting pronouncements.

Results of Operations

A reconciliation of EBITDA to Net Income (Loss) in accordance with GAAP.

	Year Ended December 31,
	2003	2002(a)	2001(a)
	(in thousands)
Total Revenues	$354,802	$328,196	$311,579
Compensation and Employee Benefits Expenses	200,165	200,982	200,215
Change in Value of Stock Appreciation Rights	—	(2,995)	3,092
Value of Stock Options Exchanged for Stock Appreciation Rights	—	1,269	—
Grant of Restricted Stock	—	1,042	—
Change in Value of Redeemable Common Stock Warrants	—	(4,070)	1,406
Other Operating Expenses	77,522	68,779	76,371

EBITDA	77,115	63,189	30,495

Amortization of Intangible Assets and Goodwill	21,884	21,326	32,908
Depreciation	9,642	11,053	12,818
Interest	10,109	17,782	24,091
Early Retirement of Debt (interest adjustment)	4,049	2,610	—

Income (Loss) From Continuing Operations Before Income Tax Benefit	31,431	10,418	(39,322)
Income Tax Benefit	(3,885)	(518)	(4,645)

Income (Loss) From Continuing Operations	35,316	10,936	(34,677)
Income (Loss) From Discontinued Operations, Net of Income Taxes	213	(13,751)	(61,806)

Net Income (Loss) in accordance with GAAP	$35,529	$(2,815)	$(96,483)

(a)	Please read the information under the caption “Integration Efforts and Other Charges” below for more details.

We present EBITDA because we believe that it is a relevant and useful indicator of our operating profitability. We believe EBITDA is relevant due to our leveraged capital structure and resulting significant amount of interest expense and due to our acquisition strategy and resulting significant amount of amortization of intangible assets. We present EBITDA Margin because we believe it is a relevant and useful indicator in understanding how we view our operating efficiency. We present Organic Revenue Growth and feel it is relevant because it allows us to discern year-over-year growth in revenues related to the success or failure of our ability to execute on our sales and client retention strategies.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as EBITDA and EBITDA Margin to provide a financial measure by which to compare a company’s assessment of its operating profitability against that of its peers. Additionally, investors use Organic Revenue Growth to provide a financial measure by which to compare a company’s internally generated (as opposed to acquired) revenue growth to that of its peers. EBITDA and EBITDA Margin may be helpful in more clearly reflecting our operating performance than relying solely on GAAP financial measures because EBITDA and EBITDA Margin eliminate from earnings financial items that have less bearing on our operating performance. Organic Revenue Growth may be helpful by eliminating the impact of acquired revenue from revenue growth.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

Please read the information under the caption “—Integration Efforts and Other Charges” below for more details.

Revenues.    Revenues increased $26.6 million, or 8.1%, to $354.8 million in 2003 from $328.2 million in 2002. In 2003, Organic Revenue Growth was 4.7%, comprised of new business written, the positive impact of higher premium rates on renewal commissions and increased contingent commissions of $3.1 million in our Insurance Brokerage segment, partially offset by the impact of lost and non-recurring business. The impact of acquisitions contributed approximately $11.0 million and zero to revenues in 2003 and 2002, respectively.

Compensation and Employee Benefits Expenses.    Compensation and Employee Benefits Expenses decreased $0.8 million, or 0.4%, to $200.2 million in 2003 from $201.0 million in 2002. In 2003, we had integration efforts and other charges of $0.4 million compared to $8.1 million in 2002. Also in 2003, we had $6.1 million of Compensation and Employee Benefits Expenses attributable to the impact of acquisitions, compared to zero in 2002. As a percentage of revenues, Compensation and Employee Benefits Expenses were 56.4% in 2003 compared to 61.2% in 2002. The decrease in 2003, as a percentage of revenues, is primarily due to the $8.1 million integration efforts and other charges in 2002 and the positive effects of our integration efforts and improvements in performance in our Insurance Brokerage segment. To reduce compensation expense, in the first quarter of 2002, we terminated 32 employees and renegotiated compensations arrangements for four sales professionals.

Other Operating Expenses.    Other Operating Expenses increased $8.7 million, or 12.7%, to $77.5 million in 2003 from $68.8 million in 2002. The increase is primarily attributable to (i) $2.9 million in expenses related to the move of our corporate offices from San Francisco to New York and for consulting fees related to Sarbanes-Oxley Section 404 compliance preparation, (ii) the increase in costs generally associated with being a public company and (iii) $1.6 million of other operating expense attributable to the impact of businesses acquired in 2003, partially offset by integration efforts and other charges of $1.6 million in 2002, compared to zero in 2003. As a percentage of revenues, Other Operating Expenses were 21.8% in 2003 compared to 21.0% in 2002.

Income From Continuing Operations.    Income From Continuing Operations increased $24.4 million, or 222.9%, to $35.3 million in 2003 from $10.9 million in 2002, due to (i) a reduction in Compensation and Employee Benefits Expenses principally due to the expenses attributable to our integration efforts and other charges in 2002, (ii) continued improvement in performance in our Insurance Brokerage segment, (iii) the reduction in interest expense principally due to the restructuring of our credit facility and lower borrowings in 2003, (iv) the net increase in income tax benefit due to the reversal of the valuation allowance on our net deferred tax asset in 2003, and (v) the positive impact of acquisitions, partially offset by a $7.7 million gain recorded in the third quarter of 2002 related to our pre-IPO capital structure. The effective tax rate from continuing operations in 2003 was (12.4)% compared to (5.0)% in 2002. The decrease in the effective tax rate and corresponding increased benefit in 2003 resulted from the reversal of the deferred tax asset valuation allowance, offset by the impact of state income taxes.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

Revenues.    Revenues increased $16.6 million, or 5.3%, to $328.2 million in 2002 from $311.6 million in 2001. In 2002, Organic Revenue Growth was 5.3%, primarily due to positive new business and increased premium rates on renewal commission, partially offset by lost business and non-recurring business from 2001. In addition, we generated increased revenues from the sales production of recently hired sales professionals.

Offsetting the increase in revenues from new business production, increasing premium rates and additional sales production from recently hired sales professionals in 2002, was a $7.7 million reduction in revenues from eliminating low margin business, which contributed $1.1 million in 2002 versus $8.8 million in 2001.

Compensation and Employee Benefits Expenses.    Compensation and Employee Benefits Expenses increased $0.8 million, or 0.4%, to $201.0 million in 2002 from $200.2 million in 2001. In 2002, we had integration efforts and other charges of $8.1 million compared to $11.2 million in 2001. As a percentage of revenues, Compensation and Employee Benefits Expenses were 61.2% in 2002 compared to 64.3% in 2001. The decrease, as a percentage of revenues, in 2002 was primarily due to the positive affects of our integration efforts and improvements in performance in our operations. Further, we terminated 32 employees and renegotiated four sales professionals compensation arrangements during the first quarter of 2002.

Other Operating Expenses.    Other Operating Expenses decreased $7.6 million, or 9.9%, to $68.8 million in 2002 from $76.4 million in 2001. In 2002, we had integration efforts and other charges of $1.6 million compared to $11.3 million in 2001. As a percentage of revenues, Other Operating Expenses were 21.0% in 2002 compared to 24.5% in 2001, primarily due to the charges.

Income (Loss) From Continuing Operations.    Income (Loss) From Continuing Operations increased $45.6 million to $10.9 million in 2002 from a loss of $34.7 million in 2001, due to (i) a reduction in Other Operating Expenses principally due to the integration efforts in the fourth quarter of 2001, (ii) improvement in performance of operations, (iii) the gain from the reduction in the book value of the redeemable common stock warrants and the stock appreciation rights, (iv) a decrease in interest expense as a result of lower interest rates and a reduction in debt, and (v) a decrease in amortization of intangible assets principally due to the elimination of amortization on goodwill—please read Note 1, “Nature of Operations and Summary of Significant Accounting Policies” in our consolidated financial statements beginning on page F-1 of this prospectus supplement under “Goodwill and Other Intangible Assets.” The effective tax rate from continuing operations in 2002 was (5.0)% compared to (11.8)% in 2001. The increase in the effective tax rate and corresponding reduced benefit in 2002 resulted from the increase in the tax valuation allowance established in 2001, offset by the impact of state income taxes.

Our Segments

We have three reporting segments: Insurance Brokerage, Specialized Benefits Services and Corporate.

The Insurance Brokerage segment offers:

•	General and specialty property and casualty insurance, which we refer to as P&C insurance; and

•	Individual and group health, life and disability insurance, which we refer to as Group Employee Benefits insurance.

The Specialized Benefits Services segment offers:

•	Core benefits (retirement services and health and welfare);

•	Benefits enrollment and communication; and

•	Executive and professional benefits.

The Corporate segment offers:

•	Corporate management, acquisition processes, marketing, human resources, legal, capital planning, financial and reporting support.

For the year ended December 31, 2003, no segment had any material dependence on a single client or group of similar clients. Please see Note 13, “Business Concentrations” to our consolidated financial statements beginning on page F-1 of this prospectus supplement.

Insurance Brokerage

	Year Ended December 31,
	2003	2002	2001
	(in thousands, except for percentages)
Revenue:
Property & Casualty	$205,130	$180,825	$167,276
Group Employee Benefits	96,579	93,442	90,818

Total Revenues	301,709	274,267	258,094
Compensation and Employee Benefits Expenses	165,140	160,512	162,142
Other Operating Expenses	50,597	45,395	51,987

EBITDA	$85,972	$68,360	$43,965

EBITDA Margin	28.5%	24.9%	17.0%
Income From Continuing Operations Before Income Taxes	$60,160	$41,878	$7,150

Comparisons for Years Ended December 31, 2003, 2002 and 2001

Revenues in the Insurance Brokerage segment increased $27.4 million, or 10.0%, to $301.7 million in 2003 from $274.3 million in 2002, and increased $16.2 million, or 6.3%, to $274.3 million in 2002 from $258.1 million in 2001. In 2003, revenues were positively impacted by approximately $11.0 million due to acquisitions. There were no businesses acquired in 2002 or 2001. Organic Revenue Growth in 2003 and 2002 was 6.0% and 6.3%, respectively, comprised of new business written and the positive impact of higher premium rates on renewal commissions, partially offset by the impact of lost and non-recurring business. Also, contingent commissions were $3.1 million greater in 2003 than in 2002. P&C revenues represented 57.8%, 55.1% and 53.7% of our total consolidated revenues in 2003, 2002 and 2001, respectively, and Group Employee Benefits revenues represented 27.2%, 28.5% and 29.2% of our total consolidated revenues in 2003, 2002 and 2001, respectively.

The Insurance Brokerage segment results reflect the following integration efforts and other charges: zero, $4.6 million and $16.3 million in 2003, 2002 and 2001, respectively.

EBITDA in the Insurance Brokerage segment increased $17.6 million or 25.8% to $86.0 million in 2003 from $68.4 million in 2002, and increased $24.4 million or 55.5% to $68.4 million in 2002 from $44.0 million in 2001. EBITDA Margin in the Insurance Brokerage segment was 28.5%, 24.9% and 17.0% in 2003, 2002 and 2001, respectively. The increase in EBITDA and EBITDA Margin in 2003 is attributable to (i) a decrease in Compensation and Employee Benefits Expenses as a percent of revenues, due to an improvement in performance in our operations and positive effects of our integration efforts, (ii) the positive impact of increased contingent commissions, (iii) the accretive impact of acquisitions, and (iv) the integration efforts and other charges in 2002. The increase in EBITDA and EBITDA Margin in 2002 compared to 2001 is attributable to (i) a decrease in Compensation and Employee Benefits Expenses as a percent of revenues, due to the positive effects of our integration efforts, (ii) improvement in performance in our operations and (iii) the decrease in integration efforts and other charges in 2002 compared to 2001.

Income From Continuing Operations Before Income Taxes in the Insurance Brokerage segment was $60.2 million, $41.9 million and $7.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. The increase in 2003 was due to the reasons noted above along with the reduction in interest expense due to lower debt balances in 2003. The increase in 2002, compared to 2001, was due to (i) the reasons noted above, and (ii) a decrease in amortization of intangible assets, principally due to our adoption of SFAS No. 142. Please read Note 1, “Nature of Operations and Summary of Significant Accounting Policies” in our consolidated financial statements beginning on page F-1 of this prospectus supplement under “Goodwill and Other Intangible Assets.”

Specialized Benefits Services

	Year Ended December 31,
	2003	2002	2001
	(in thousands, except for percentages)
Total Revenues	$52,560	$53,310	$53,042
Compensation and Employee Benefits Expenses	26,842	29,824	27,472
Other Operating Expenses	15,439	13,759	12,671

EBITDA	$10,279	$9,727	$12,899

EBITDA Margin	19.6%	18.2%	24.3%
Income From Continuing Operations Before Income Taxes	$4,254	$2,727	$4,997

Comparisons for Years Ended December 31, 2003, 2002 and 2001

Specialized Benefits Services revenues decreased $0.7 million, or 1.4%, to $52.6 million in 2003 from $53.3 million in 2002, and increased $0.3 million, or 0.5%, to $53.3 million in 2002 from $53.0 million in 2001. The decrease in revenues in 2003 was due to a decrease in our core benefits product line primarily due to lost business, offset by an increase in our executive and professional benefits product line, principally due to the impact of one large case. The flat revenue growth in 2002 is due to a reduction in core benefit product sales and executive and professional benefit product sales resulting from difficult market conditions, offset by increases in enrollment and communication product sales. Specialized Benefits Services revenues represented 14.8%, 16.2% and 17.0% of our total consolidated revenues in 2003, 2002 and 2001, respectively.

The Specialized Benefits Services segment results reflect the following integration efforts and other charges: zero, $1.1 million and $1.7 million in years 2003, 2002 and 2001, respectively.

EBITDA in the Specialized Benefits Services segment increased $0.6 million, or 5.7%, to $10.3 million in 2003 from $9.7 million in 2002 and decreased $3.2 million, or 24.6%, to $9.7 million in 2002 from $12.9 million in 2001. EBITDA Margin in the Specialized Benefits Services segment was 19.6%, 18.2% and 24.3% in 2003, 2002 and 2001, respectively. EBITDA and EBITDA Margin in the Specialized Benefits Services segment in 2003 increased primarily due to the integration efforts and other charges in 2002. EBITDA and EBITDA Margin in the Specialized Benefits Services segment in 2002 were negatively impacted by (i) a decrease in new business and an increase in lost business in our core benefits product sales and (ii) a decrease in new business in our executive and professional benefit product sales.

Income From Continuing Operations Before Income Taxes in the Specialized Benefit Services segment was $4.3 million, $2.7 million and $5.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. The increase in 2003 was primarily due to the integration efforts and other charges in 2002. The decrease in 2002, compared to 2001, is due to the reasons noted above, partially offset by a decrease in amortization of intangible assets principally due to our adoption of SFAS No. 142. Please read Note 1, “Nature of Operations and Summary of Significant Accounting Policies” in our consolidated financial statements beginning on page F-1 of this prospectus supplement.

Corporate

	Year Ended December 31,
	2003	2002	2001
	(in thousands, except for percentages)
Total Revenues	$533	$619	$443
Compensation and Employee Benefits Expenses	8,183	10,646	10,601
Change in Value of Stock Appreciation Rights	—	(2,995)	3,092
Value of Stock Options Exchanged for Stock Appreciation Rights	—	1,269	—
Grant of Restricted Stock	—	1,042	—
Change in Value of Redeemable Common Stock Warrants	—	(4,070)	1,406
Other Operating Expenses	11,486	9,625	11,713

EBITDA(a)	$(19,136)	$(14,898)	$(26,369)

Percentage of Consolidated Revenues	(5.4)%	(4.5)%	(8.5)%
Loss From Continuing Operations Before Income Taxes	$(32,983)	$(34,187)	$(51,469)

(a)	Excludes the early retirement of debt (interest adjustment) in 2003 and 2002.

Comparisons for Years Ended December 31, 2003, 2002 and 2001

The Corporate segment results reflect the following integration efforts and other charges: $0.4 million, $3.9 million and $4.6 million in 2003, 2002 and 2001, respectively.

Revenues at the Corporate segment represent interest income. Net Corporate expenses were $19.1 million, $14.9 million and $26.4 million in 2003, 2002 and 2001, respectively. As a percentage of total consolidated revenues, net Corporate expenses were 5.4%, 4.5% and 8.5% in 2003, 2002 and 2001, respectively. In 2003 we recorded $2.9 million in expense related to the corporate office move and to consulting fees related to Sarbanes-Oxley Section 404 compliance preparation. Also included in net Corporate expenses is zero, $1.0 million and $2.5 million in 2003, 2002 and 2001, respectively, in legal fees and other expenses associated with the defense of claims against us, the pursuit of claims made by us and payment of claims by us relating to USIA, a discontinued operation. The increase in net Corporate expenses in 2003, compared to 2002, was primarily due to (i) the $7.1 million gain in 2002 from the change in value of redeemable common stock warrants and stock appreciation rights related to our pre-IPO capital structure, (ii) the move and Sarbanes-Oxley-related expenses in 2003, noted above and (iii) the increase in costs generally associated with being a public company, offset primarily by (x) the integration efforts and other charges in 2002, (y) the expense of the value of stock options exchanged for stock appreciation rights in 2002 and (z) the expense on the grant of restricted stock in 2002.

Loss From Continuing Operations Before Income Taxes in the Corporate segment was $33.0 million, $34.2 million and $51.5 million in 2003, 2002 and 2001, respectively. The decrease in 2003 is primarily attributable to a $6.0 million decrease in interest expense in 2003, the result of lower borrowings and more favorable interest rates, combined with the reasons noted above. The decrease in 2002, compared to 2001, is primarily due to (i) a $6.3 million decrease in interest expense as a result of lower interest rates and a reduction in debt, (ii) a $4.1 million gain from the reduction in the book value of redeemable common stock warrants, and (iii) a $3.0 million gain from the reduction in the book value of the stock appreciation rights.

Integration Efforts and Other Charges

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Integration Efforts
Compensation and Employee Benefits Expenses	$396	$5,395	$7,680
Other Operating Expenses	—	116	6,453

Total Integration Efforts	396	5,511	14,133

Other Charges
Compensation and Employee Benefits Expenses	—	2,711	3,500
Other Operating Expenses	—	1,445	4,848

Total Other Charges	—	4,156	8,348

Total Integration Efforts and Other Charges	$396	$9,667	$22,481

Integration Efforts

In 2003, we recorded a charge of $0.4 million for severance costs related to the move of the corporate offices from San Francisco to New York.

Upon completion of the majority of our acquisitions, we undertook initiatives to determine the following: (i) positions within the organization that could be eliminated without resulting in loss of revenues or detriment to service; (ii) sales professionals contracts that should be renegotiated because they were in excess of our standard compensation practices; and (iii) accretive benefits that could be derived from the early termination of lease commitments. Upon completion of the analysis we reduced the number of our employees by 32 and 96 during the first quarter of 2002 and for 2001, respectively, and such persons were given various levels of severance depending on their length of service with us. This process resulted in severance charges of $3.6 million and $4.7 million in the first quarter of 2002 and in 2001, respectively. In addition, in the first quarter of 2002 and in 2001, we renegotiated the compensation arrangements of four and 29 sales professionals, respectively, whose compensation arrangements were in excess of our standard compensation practices. The renegotiation of these contracts resulted in an expense of $1.8 million in the first quarter of 2002 and $3.0 million in 2001. Finally, in the first quarter of 2002 and in 2001, we terminated lease arrangements at one and eight locations, respectively. The early termination of lease commitments resulted in charges of $0.1 million and $1.9 million in the first quarter of 2002 and in 2001, respectively.

In the fourth quarter of 2001, we reorganized an administrative affinity group marketing operation, included as part of the insurance brokerage segment, after it lost its principal revenue source, commissions and fees generated from the sale of retiree military supplemental medical insurance. This source of revenue was negatively impacted by federal legislation that changed the retiree military medical insurance program. This operation was reorganized into three distinct units. Two of the three units were transferred to then existing operations. Operations at the third unit were terminated. This decision resulted in a write-off of receivables of $2.4 million and a write-off of other assets of $0.8 million for a total charge of $3.2 million in the fourth quarter of 2001.

In 1999, we sold a brokerage operation that generated revenues from commissions and fees on the sale of life insurance products primarily through third-party agents, which we call wholesale distribution. The wholesale distribution strategy of this operation did not fit with our focus on retail distribution; as a result, we sold the operation to the former owners of that operation and recorded a loss of $3.2 million on the sale of the business. Included in the consideration received for the operation was a note receivable based on a future revenue sharing arrangement. Upon review of the current and future revenue streams generated and to be generated from the sold brokerage operation, we determined that the note was impaired by $1.4 million. The note receivable, originally issued for $1.5 million, was written down by $1.0 million in the second quarter of 2001, written down by $0.3 million in the fourth quarter of 2001 and written down by $0.1 million in the first quarter of 2002.

Other Charges

In January 2002, Bernard H. Mizel retired as our chairman and chief executive officer and we recorded a charge of $2.8 million related to the retirement.

In 2000, in an effort to provide a simplified and common medical and dental insurance program to our employees, we decided to consolidate our insurance program into one self-insured medical and dental plan. Prior to this plan, many of our acquired businesses had purchased their medical insurance on an individual basis. These medical contracts were placed with a number of different regional and/or national insurance companies principally on a fully insured basis. These insurance brokerage businesses had an employment size that placed them into the insurance carriers’ “community rated” programs. Community rated programs are for businesses that do not have a sufficient employee size, generally less than 100 employees, for the insurance carriers to evaluate their claim history and, therefore, the insurance carriers rate history on an individual basis. In accordance with GAAP, we were required to establish a liability for incurred but not yet reported claims. Since the prior insurance carriers categorized these acquired businesses as community rated, they could not provide us with historical claims information. Therefore, we could not reasonably estimate this liability at the end of 2000. Our historical experience indicated that our average monthly claims were approximately $1.0 million and the lag in reporting claims was approximately three and one-half months. In the first quarter of 2001, we recorded a $3.5 million charge to establish this self-insurance plan liability. We have purchased a specific and aggregate insurance policy to minimize our future exposure. In the fourth quarter of 2002, we changed from the self-insured plan to a fully insured medical and dental plan. The impact of this change did not have a material impact on our financial position or results of operations.

In 2001, several insurance carriers notified us that differences existed between insurance coverages placed and the corresponding premiums remitted. After a comprehensive review, we determined that in prior periods coverage had been placed with the carriers without the establishment of the corresponding receivable from the client and payable to the carriers on the general ledger. Thus, after obtaining the necessary information from the carriers in 2001, we were able to reasonably estimate and record the corresponding payables and receivables, net of commission revenues. As the receivables related to the years 1997 through 2001 and collection would entail pursuing numerous former clients, we determined in the fourth quarter of 2001 that the collection of these receivables was remote. In accordance with GAAP, since the collection of the receivables was highly uncertain and the amount of the loss was known, we wrote off the $2.8 million receivables in the fourth quarter of 2001. We have since strengthened our internal controls and systems to minimize the risk of similar discrepancies occurring in subsequent periods.

In December 2001, we entered into a services agreement with Ceridian Corporation. The agreement stipulated that Ceridian Corporation will provide administrative services to our customers and us. We estimated that the conversion cost associated with this service agreement would be $1.2 million and we accrued this amount in the fourth quarter of 2001. In March 2002, the original service agreement was amended due to our announcement to sell USIA. Please read “—Discontinued Operations” below. The amendment eliminated USIA as a party to the service agreement, which resulted in the accrual of an additional $1.0 million in the first quarter of 2002.

In 2000, we entered into a strategic marketing agreement with a technology company. The agreement was terminated by mutual consent in the fourth quarter of 2001, resulting in an accrual of $0.8 million.

Stock Appreciation Rights

In 1995, we adopted a Long-Term Incentive Plan to provide a means to attract, retain and motivate employees. As part of the Long-Term Incentive Plan we issued stock appreciation rights, which we refer to as SARs. SARs generally vest over a five-year period, although accelerated vesting is possible under specified circumstances. Upon exercise of a SAR, the holder generally is entitled to receive, in cash, the excess of the fair market value per share of our common stock on the date of exercise over the grant price of the SAR. The valuation of SARs is based on the estimated fair value of a share of our common stock. In accordance with GAAP, compensation expense, or a reduction of compensation expense, for SARs is recorded over the vesting period based on the change in fair value from grant date to each balance sheet date. Please read Note 8, “Employee Benefit Plans” to our consolidated financial statements beginning on page F-1 of this prospectus supplement. We recorded a net reduction in SAR-related compensation expense of $3.0 million in 2002, resulting from a reduction in the fair market value of our common stock. We recorded SAR-related compensation expense of $3.1 million in 2001.

Upon the consummation of our initial public offering in October 2002, the Long-Term Incentive Plan was terminated and replaced with the 2002 Equity Incentive Plan.

After the consummation of our initial public offering, we exchanged all our outstanding SARs for stock options or stock under our 2002 Equity Incentive Plan. On November 27, 2002, all SAR holders agreed to exchange their SARs for stock options and the number of options that each individual employee was entitled to receive and the option exercise price, was known. The historical accounting treatment of SARs was finalized and all SARs tendered in the exchange were cancelled. In accordance with GAAP, the SAR program existing prior to our initial public offering was accounted for as a fixed plan, and compensation expense was measured by the difference between the quoted market price and the price, if any, to be paid by the employee. The corresponding accrual for SAR-related compensation expense was reversed and offset compensation expense that was recognized upon the conversion to a stock option. Our stock price did not increase significantly prior to the consummation of the exchange of SARs for options, therefore the financial statement impact of the transaction in which the SARs were ultimately exchanged for stock options was a $1.3 million expense which was recorded in the fourth quarter of 2002. Upon the consummation of the exchange of all SARs for options or stock, no further expense was recognized under our 2002 Equity Incentive Plan in connection with the exchange.

2002 Equity Incentive Plan

Our Company’s board of directors adopted and a requisite majority of our stockholders approved a new 2002 Equity Incentive Plan that became effective and replaced the Long-Term Incentive Plan, upon the consummation of our initial public offering. The 2002 Equity Incentive Plan reserves up to 10.3 million shares of our common stock for issuance to directors, executive officers, employees and non-employee contributors. Awards may consist of options, SARs, restricted shares, dividend equivalents or other share-based awards and are granted to eligible participants under the plan.

Upon the consummation of our initial public offering, approximately 0.1 million shares of restricted stock, which were fully vested, were granted to nine executive officers. A $1.0 million expense was recorded for the value of the grant of restricted stock during the fourth quarter of 2002.

Redeemable Common Stock Warrants

In March 1996, we issued warrants to purchase 0.7 million shares of common stock issued at an exercise price of $11.125 per share. Holders of the Redeemable Common Stock Warrant, issued in conjunction with a 1996 senior subordinated debt offering that was repaid in 1999, agreed to terminate the put rights associated with the Redeemable Common Stock Warrants concurrent with the consummation of our initial public offering. The aggregate value of the warrants was $4.3 million and was reported as Redeemable Common Stock warrants on our balance sheet prior to the consummation of our initial public offering. The change in value of the warrants, which was recorded as change in value of redeemable common stock warrants in our statements of operations, was $(4.1) million and $1.4 million for 2002 and 2001, respectively.

Early Retirement of Debt

In August 2003, we completed a $155.0 million senior secured credit facility. The proceeds from borrowings under the credit facility were drawn, in part, to repay all amounts under our previously existing credit facility. As a result of repaying the previously existing credit facility, we recorded an expense of $4.0 million as early retirement of debt to reflect the prepayment penalty and the write-off of remaining deferred financing costs in the third quarter of 2003.

On October 25, 2002, we completed our initial public offering of 9.0 million shares at a price of $10.00 per share. The cash proceeds of the offering after the underwriting discount were $83.7 million. After deducting offering expenses of $5.3 million, $78.4 million was used to pay down our indebtedness under the credit facility. In connection with the debt repayment, we wrote off $1.9 million in deferred financing costs in the fourth quarter of 2002.

In April 2002, we completed the sale of USIA for $19.9 million. We received cash proceeds of $18.2 million with the remaining consideration of $1.7 million in the form of an account receivable. Of the $18.2 million in cash proceeds, $16.3 million was used to reduce our term loan and $1.9 million was used to pay selling costs. In connection with the debt repayment, we wrote off $0.7 million in deferred financing costs in the second quarter of 2002.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures, debt service, acquisitions and other commitments and contractual obligations. Prior to our initial public offering, we relied on our ability to generate cash flows from our financing activities, such as the issuance of debt and equity, to supplement our cash flows from operations which were insufficient to fund our business operations. Following our initial public offering, we substantially reduced our long-term debt, but still lacked sufficient cash flows from operations to fund our foreseeable debt payments. As a result, in 2003, we entered into a new credit facility, as further described below, and now consider our liquidity in terms of cash flows from operations and their sufficiency to fund our operating and investing activities.

When considering our liquidity, it is important to note that we hold cash in a fiduciary capacity as a result of premiums received from clients that have not yet been paid to insurance carriers. The fiduciary cash is recorded as an asset on our balance sheet with a corresponding liability, net of commissions, to insurance carriers. We earn interest on these funds during the time between receipt of the cash and payment to insurance carriers. In some states, fiduciary cash must be kept in separate bank accounts subject to specific guidelines, which generally emphasize capital preservation and liquidity, and is not generally available to service debt or for other corporate purposes. Insurance brokerage transactions typically generate large cash flows, and the timing of such cash flows can significantly affect the net cash balances held at month end. Additionally, the seasonality of some of our businesses, particularly in the Specialized Benefits segment, can create period-to-period fluctuations in our cash flows.

We believe that cash and cash equivalents on hand of $46.1 million and our availability under our revolving credit facility of $28.3 million as of December 31, 2003, together with cash flows generated from operations, should be sufficient to fund our estimated $18.7 million in debt principal repayment, working capital needs, acquisitions and budgeted $9.9 million in capital expenditures through December 31, 2004. Our liquidity thereafter will depend on our financial results and results of operations and future available sources of additional equity or debt financing. Our revolving credit facility provides us with availability of up to $30.0 million, all of which is available for general corporate purposes, including acquisitions. As of December 31, 2003 availability under the revolving credit facility was reduced by $1.7 million for outstanding letters of credit. Our future operating performance and ability to service our debt will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control—please read our “Risks Factors” beginning on page S-8 of this prospectus supplement.

Cash and cash equivalents at year-end increased (decreased) $24.8 million, $(9.5) million and $29.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. Net cash provided by operating activities totaled $35.9 million, $36.6 million and $21.9 million for the years ended December 31, 2003, 2002 and 2001, respectively, and is principally dependent upon our results of operations and the timing of collection of premiums receivable and payments of premiums payable. Cash provided by operating activities was negatively impacted in 2003 by the pay-down of approximately $13.8 million in liabilities existing at December 31, 2002 in our Corporate segment related to pre-initial public offering obligations. These obligations did not exist at December 31, 2003, so we do not expect to see a similar drain on cash flows from operations in 2004.

Net cash (used in) provided by continuing investing activities totaled $(21.2) million, $5.6 million and $(14.9) million for the years ended December 31, 2003, 2002 and 2001, respectively, which principally reflects acquisition activities and capital expenditures. Included in the net cash provided by continuing investing activities for the year ended December 31, 2002 is $18.2 million in proceeds from the sale of USIA. Please read “—Discontinued Operations” below. Cash expenditures for acquisitions amounted to $18.2 million, $5.7 million and $6.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. We made no acquisitions in 2002 or 2001. The $5.7 million for the year ended December 31, 2002, reflects the payment of additional purchase price and retention-based acquisition payments. The $6.9 million for the year ended December 31, 2001, reflects the payment of additional purchase price on retention-based acquisitions, as well as the payment of the cash portion of an acquisition effective in 2000 but paid in the first quarter of 2001. Cash expenditures for property and equipment amounted to $8.1 million, $7.0 million and $8.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. The net effect of investments in discontinued operations amounted to $0.2 million, $(8.9) million and $(14.8) million for the years ended December 31, 2003, 2002 and 2001, respectively.

Net cash provided by (used in) financing activities totaled $9.9 million, $(42.7) million and $36.9 million for the years ended December 31, 2003, 2002 and 2001, respectively, as we made debt payments and continued to issue both debt and equity. In the third quarter of 2003, we refinanced our credit facility resulting in gross proceeds from the issuance of debt of $125.0 million and costs paid of $3.8 million. With the proceeds, we paid down our previously existing revolver and term loan of $70.9 million and $27.3 million, respectively, and other acquisition-related debt of $5.0 million. In the first quarter of 2002, we received $2.5 million from the issuance of our preferred stock to Sovereign Bancorp. In the second quarter of 2002, we used $16.3 million of the proceeds from the sale of USIA to reduce our term loan. In the fourth quarter of 2002, we completed our initial public offering of 9.0 million shares at a price of $10 per share. The cash proceeds of the offering after the underwriting discount were $83.7 million. After deducting offering expenses of $5.3 million, $78.4 million was used to pay down our indebtedness under our previous credit facility. In the fourth quarter of 2001, we received $30.0 million from the issuance of our preferred stock. Of the $30.0 million issued, $15.0 million was issued to UnumProvident Corporation and $15.0 million was issued to Ceridian Corporation. Please read Note 12, “Related Party Transactions” to our consolidated financial statements beginning on page F-1 of this prospectus supplement.

Income (loss) per share from continuing operations on a basic and diluted basis was $0.78 and $0.77, respectively, for the year ended December 31, 2003 and $(0.87) and $(74.16) for the years ended December 31, 2002 and 2001 on a basic and diluted basis, respectively. Our per share data was significantly impacted by the 43.8 million increase in our common shares outstanding, which was a result of (i) 34.8 million shares of our common stock issued to the holders of our preferred stock concurrent with our initial public offering and

(ii) 9.0 million shares of our common stock issued as part of the initial public offering. Shares of our common stock outstanding as of December 31, 2003, 2002 and 2001, were 46.7 million, 42.4 million and 0.8 million, respectively.

Taxes

Our net losses have resulted in net operating loss carry-forwards for federal and state income tax purposes. At December 31, 2003, we had $22.6 million of net operating loss carry-forwards for federal tax purposes that will expire during the period 2011 through 2022. Our ability to use these net operating loss carry-forwards to offset future taxable income, if any, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended and similar state provisions. The provisions of Section 382 are triggered by specific ownership changes of our stock. We do not believe Section 382 will limit us in utilizing our net operating loss carry-forwards in 2004. However, if limited, the unused portion may then be carried forward to future years. We expect to utilize our remaining net operating loss carry-forwards in the first half of 2004 and then to become a full taxpayer for both federal and state income taxes. In 2003 and 2002, we paid $3.4 million and $2.4 million, respectively, primarily for state income taxes. In 2004, this amount is likely to be substantially higher depending on our results of operations and the composition of our taxable income by state.

Registration Statement

On February 12, 2004, we filed a $300.0 million universal shelf registration statement on Form S-3 of which this prospectus supplement and accompanying prospectus are a part with the Securities and Exchange Commission pursuant to which we may offer up to $150.0 million of securities in the future, including the 3,500,000 shares of common stock offered hereby, and selling shareholders may offer up to $150.0 million of common stock in the future, including the 6,264,850 shares of common stock offered hereby. Securities offered by us may be common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, stock purchase contracts, stock purchase units or any combination of such securities. The timing, structure and nature of any funds raised under this shelf registration statement, as well as the use of such funds, are at the discretion of our management and board of directors.

Long-Term Debt

Our debt consists of the following:

	As of December 31,
	2003	2002
	(in thousands)
Senior Credit Facility:
Term loan	$124,688	$29,521
Revolving credit facility	—	56,075
Other Debt:
Notes issued in connection with acquisitions, due various dates through 2009	24,911	35,880
CNA Pro Finite Risk Policy	—	3,028
Zurich term loan	3,000	3,000
Other loan-term debt, primarily capital leases	7,422	9,331

Total debt	160,021	136,835
Current portion of long-term debt	(18,725)	(32,871)

Long-term debt	$141,296	$103,964

In August 2003, we completed a $155.0 million senior secured credit facility with several lending institutions. The credit facility is structured as follows: a $30.0 million revolving credit facility maturing on

August 11, 2007, and a $125.0 million term loan payable in quarterly installments which commenced on October 31, 2003. The last quarterly installment is due on August 11, 2008, the maturity date of the term loan. The proceeds from borrowings under the credit facility were drawn to (i) repay all amounts under the previously existing credit facility, (ii) repay a portion of certain notes issued for acquisitions, (iii) pay fees and expenses in connection with the credit facility including a prepayment penalty in connection with the prepayment of the previously existing credit facility and (iv) for general corporate purposes. As a result of repaying the previously existing credit facility, we recorded an expense of $4.0 million as early retirement of debt to reflect the prepayment penalty and the write-off of remaining deferred financing costs in the third quarter of 2003.

The revolving credit facility is available for loans denominated in U.S. dollars and for letters of credit. Borrowings under the revolving credit facility bear interest, at our option, at either a base rate plus an applicable margin ranging from 1.5% to 2.5% per annum or the Eurodollar rate plus an applicable margin ranging from 2.5% to 3.5% per annum, depending on our credit ratings as determined by Standard & Poor’s and Moody’s credit rating services at the time of borrowing. Borrowings under the term loan bear interest, at our option, at a base rate plus 2.0% per annum or the Eurodollar rate plus 3.0% per annum. The base rate and the Eurodollar rate are effectively the prime rate and the London Interbank Offering Rate, respectively. Additionally, there is a commitment fee on the unused portion of the revolving credit facility of 0.50% per annum. The revolving credit facility may be used for acquisition financing and general corporate purposes.

The credit facility contains various limitations, including limitations on our ability to pay dividends and make other distributions to stockholders, borrowings and acquisitions. The credit facility also contains various financial covenants that must be met, including those with respect to fixed charges coverage and limitations on consolidated debt, net worth and capital expenditures. Failure to comply with the covenants may result in an acceleration of the borrowings outstanding under the facility. All of the stock of our subsidiaries and certain other identified assets are pledged as collateral to secure the credit facility. Additionally, each subsidiary guarantees our obligations under the credit facility. As of December 31, 2003, we had $1.7 million outstanding under letters of credit, which reduced the availability of our revolving credit facility to $28.3 million as of that date.

As a result of the new credit facility, we have improved our working capital position and improved our near term available cash flows. Working capital increased by $63.3 million to $70.6 million at December 31, 2003, compared to $7.3 million at December 31, 2002, principally due to the net cash proceeds received from the new credit facility and the reduction in current portion of long-term debt. The scheduled repayment of bank debt over the next twelve months was reduced by $19.5 million to $1.3 million at December 31, 2003, compared to $20.8 million at June 30, 2003.

On July 24, 2003, Standard & Poor’s raised the counterparty credit and bank loan rating on us to ‘BB-’ from ‘B+.’ On August 12, 2003, Moody’s Investors Service assigned a ‘B1’ rating to our new credit facility with a stable outlook.

As of December 31, 2003, we were in compliance with the covenants in our new credit facility. The significant financial covenants of our new credit facility were as follows:

Description of Covenant	Actual	Covenant
Consolidated Indebtedness to Adjusted Pro Forma EBITDA Ratio (a)	1.95	2.50 maximum
Fixed Charge Coverage Ratio (a)	1.99	1.50 minimum
Stockholders’ Equity (a) (in millions)	$262.86	$194.71 minimum

(a)	As defined in our credit facility. Adjusted Pro Forma EBITDA is our actual trailing twelve months EBITDA adjusted to reflect the full year impact of businesses acquired or sold.

Contractual Obligations

The table below summarizes our contractual obligations as of December 31, 2003:

Payments due by period	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
	(in thousands)
Credit facility	$124,688	$1,250	$2,500	$120,938	$—
Other debt and capital lease obligations	35,333	17,475	14,124	3,425	309
Operating lease commitments	56,295	14,229	22,353	12,907	6,806

Total	$216,316	$32,954	$38,977	$137,270	$7,115

Credit Facility

See discussion above under “—Long-Term Debt.”

Other Debt and Capital Lease Obligations

At December 31, 2003, our other debt of $28.7 million consisted primarily of notes payable issued in conjunction with acquisitions. Some of these notes payable may be subject to reduction based on future performance of the acquired company. At December 31, 2003, our capital lease obligations of $6.6 million related to purchases of furniture and equipment. In the past, we have used external financing to fund such purchases and plan on continuing to do so in the future.

Operating Leases

Substantially all of our office space is leased under an operating lease structure. Many of these leases have options permitting renewals for additional periods and provisions for escalations based on an inflation index.

Other

We have structured our acquisition agreements to include contingent purchase price payments to be treated as adjustments to purchase price and capitalized when the contingency is resolved. At December 31, 2003, we estimate the future significant contingent purchase price payments to be $10.7 million, which would be payable in a combination of cash, common stock and debt. This amount primarily relates to one acquisition and will be reflected on our financial statements as a liability and additional purchase price when the contingency is resolved. Approximately $2.8 million of the future contingent purchase price payments have measurement dates of December 31, 2004. Please read Note 2, “Acquisitions” to our consolidated financial statements beginning on page F-1 of this prospectus supplement.

We routinely enter into employment agreements with management and executive level employees. Some of these contracts may provide for severance benefits in the event that we terminate the employment relationship without cause. Severance costs are expensed as incurred in accordance with GAAP.

Some of our common stockholders have various put rights that are exercisable upon specific events. Please read Note 7, “Redeemable Securities” to our consolidated financial statements beginning on page F-1 of this prospectus supplement.

Off-Balance Sheet Commitments

The table below summarizes our off-balance sheet commitments as of December 31, 2003:

	2004	2005	2006	2007	2008	Thereafter
	(in thousands)
Off-Balance Sheet Commitments:
Letters of credit	$1,725	$1,725	$1,725	$1,725	$—	$—

The amount above is comprised of two letters of credit established as collateral for our workers’ compensation insurance program. Letters of credit represent a reduction to the borrowing availability on our revolving credit facility.

Discontinued Operations

In the latter part of 2001, we completed a strategic and financial review of our company and concluded that USIA, a third-party administrator, was no longer core to our mission, vision or strategy. Consequently, in January 2002, we announced our intention to sell USIA and subsequently sold the business in April 2002. The cash proceeds from the disposition of USIA were used to repay a portion of our bank borrowings, seller notes associated with the business and related transaction expenses. USIA is reflected in our financial statements as a Discontinued Operation in accordance with Statement of Financial Accounting Standards, or SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the assets, liabilities and results of operations for USIA have been disaggregated in our financial statements. USIA accounted for $74.8 million of total revenues for the year ended December 31, 2001 and had approximately 1,100 employees. Discontinued operations had net income (losses) of $0.2 million, $(13.8) million and $(61.8) million for the years ended December 31, 2003, 2002 and 2001, respectively. In the fourth quarter of 2001, following the provisions of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of,” we recorded an impairment charge of $46.9 million against USIA’s goodwill and expiration rights. The net loss for the year ended December 31, 2002 includes a $7.2 million pre-tax loss on the sale of USIA in April 2002. For further detail on the losses incurred at USIA in 2001 please read Note 17, “Discontinued Operations” to our consolidated financial statements beginning on page F-1 of this prospectus supplement.

Litigation Costs Related to Discontinued Operations

We incurred zero, $1.0 million and $2.5 million in legal fees and other expenses associated with the defense of claims against us, the pursuit of claims made by us and payment of claims by us relating to USIA for the years ended December 31, 2003, 2002 and 2001, respectively. These expenses were incurred in connection with litigation matters related to USIA, but are reflected in the results of our corporate segment under Other Operating Expenses, consistent with our accounting practices.

BUSINESS

We are a distributor of insurance and financial products and services to small and mid-sized businesses. Founded in 1994, we have grown organically and through acquisitions to become the ninth largest insurance broker in the United States and a provider of employee health and welfare products and related consulting and administration services. We currently have approximately 60,000 small and mid-sized business clients. We have two operating segments, Insurance Brokerage and Specialized Benefits Services, and an administrative segment, Corporate. Information regarding our historical financial results is set forth in our consolidated financial statements beginning on page F-1 of this prospectus supplement. The products and services we distribute and offer through our two operating and administrative segments can be categorized as:

Insurance Brokerage Segment

•	General and specialty property and casualty insurance, which we refer to as P&C insurance

•	Individual and group health, life and disability insurance, which we refer to as Group Employee Benefits insurance

•	Core benefits (retirement services and health and welfare)

Specialized Benefits Services Segment

•	Benefits enrollment and communication

•	Executive and professional benefits

Corporate Segment

•	Corporate management, acquisition processes, marketing, human resources, legal, capital planning, financial and reporting support

In the first quarter of 2004, we completed a strategic review of the business units within our operating segments and, effective January 1, 2004, moved a part of executive and professional benefits and all of core benefits from the Specialized Benefits Segment into the Insurance Brokerage Segment, reorganizing the management and reporting of the two business units. The change was made based on the determination that these business units’ focus is on a similar target market and product set to that of the Insurance Brokerage segment. Beginning with the first quarter of 2004, we will report segment information under the new operating structure, and prior periods will be reclassified to conform to the new presentation. Throughout this prospectus supplement, we report our historical financial results and segment information under the old operating structure.

Approximately 85% of our revenues for the year ended December 31, 2003 was derived from our Insurance Brokerage segment. Within this segment, approximately 68% relates to P&C insurance and 32% to Group Employee Benefits insurance. Approximately 15% of our revenues in 2003 was derived from our Specialized Benefits Services segment. Within this segment, approximately 47% relates to core benefits, 30% to benefits enrollment and communication and 23% to executive and professional benefits. Please read Note 14, “Segment Reporting” to our consolidated financial statements beginning on page F-1 of this prospectus supplement. Our Corporate segment had less than 0.2% of our revenues.

We have approximately 370 sales professionals and product specialists based in 59 offices in 19 states.

Our History

Since our inception in 1994, we have built a national distribution system through the acquisition, consolidation and integration of over 100 insurance brokers and related businesses. Substantially all of these acquisitions were completed before December 31, 1999. Our early acquisition growth strategy was financed primarily by equity investments by private investment firms and large insurance and financial services companies, or their respective affiliates.

In 2001 and 2002, we shifted our focus mostly toward integrating these operations. We committed significant resources to establishing operating and financial reporting standards and conforming the technology platforms utilized by our various business units. In 2003, we expanded our focus and efforts toward implementing a disciplined acquisition strategy.

In 1999, we raised equity capital from Capital Z Financial Services Fund II, L.P., and its affiliates (Capital Z), along with other investors, the proceeds of which were used towards managing our capital structure and funding the growth of our business.

On October 25, 2002, we completed an initial public offering of 9,000,000 shares of our common stock at a price of $10.00 per share. The proceeds from our initial public offering, net of the underwriting discount and expenses, of approximately $78.4 million were used to repay indebtedness under our credit facility.

Capital Z is our largest investor. Capital Z is a leading private equity investment firm focused on the financial services sector, with significant experience in the insurance area. Robert A. Spass, a Capital Z partner, is a member of our board of directors. Capital Z, together with Mr. Spass, beneficially own 24.6% of our common stock as of March 3, 2004.

Operations

We are currently organized into five geographic regions and one product line unit. Each of these businesses is managed by a chief executive officer and a chief financial officer. Through this organizational structure, we seek to maintain day-to-day management responsibility and controls at the regional unit level, enabling employees at that level to be responsive to our clients’, product manufacturers’ and employees’ needs. At the same time, however, through the policies and procedures we instituted, senior management is able to effectively monitor our nationwide operations. These policies and procedures include preparing monthly operating, financial and sales reports for each region to corporate management.

Sales

Our sales strategy is to be a single distribution point to middle-market businesses, serving their insurance and financial products and services needs. Of our approximately 370 sales professionals, 340 are in the Insurance Brokerage segment and 30 are in the Specialized Benefits Services segment. We evaluate our sales professionals by measuring the revenues they generate from new business and cross-selling and the revenues they are able to retain from existing clients. We utilize sales force automation, or SFA, software to manage and track the progression and status of sales prospects.

We originate sales opportunities through a number of channels. We focus primarily on selling products and services to new and existing clients on a direct basis. In addition, we sell through approximately 160 professional associations and affinity groups. We have also found that forming practice groups focused on specific industries, such as environmental, entertainment and construction, generates sales opportunities by virtue of the recognition we develop in those industries.

Products and Services

Our Insurance Brokerage segment includes the placement of general and specialty P&C insurance, Group Employee Benefits insurance and core and executive benefits. Through our Specialized Benefits Services segment, we offer benefits enrollment and communications services and executive and professional benefits. A description of how we are compensated for these services can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business.”

The chart below lists a selection of the principal insurance and financial products and services that we distribute and offer.

Insurance Brokerage Segment

Property and Casualty Insurance	Group Employee Benefits Insurance	Core Benefits
• General Commercial Liability • Workers’ Compensation • Fidelity and Surety Bonds • Professional Liability • Personal Lines (Auto, Home, etc.) • Affinity Marketing	• Health • Life • Disability • Dental	• Health and Welfare • Defined Contribution • Defined Benefit/Actuarial • Related Legal/Compliance • Employee Benefits Outsourcing

Specialized Benefits Services Segment

Benefits Enrollment and Communication	Executive and Professional Benefits
• Core Benefits • Voluntary Benefits • Section 125 Plans • Flexible Spending Accounts • Total Compensation • Electronic Surveys • Print Communications	• Bank Owned Life Insurance (BOLI) • Company Owned Life Insurance (COLI) • Executive Disability Income Insurance • Estate Planning • Individual Financial Planning

Property and Casualty Insurance.    We place P&C insurance, including general commercial liability, workers’ compensation, fidelity and surety bonds, professional liability products and personal lines. Revenues generated from the sales of these services accounted for approximately 58% of our revenues for the year ended December 31, 2003.

Group Employee Benefits Insurance.    We place individual and group health, life, disability and dental insurance, as well as individual long-term care insurance. These policies are underwritten by life and health insurance carriers and health maintenance organizations, or HMOs. Revenues generated from the sales of these products and services accounted for approximately 27% of our revenues for the year ended December 31, 2003.

Core Benefits.    Core Benefits covers a broad spectrum of benefit and retirement plan related consulting and administration services. Employee benefits services include plan design and related outsourcing services and related legal and compliance consulting. Retirement plan services include plan design, communication and administration (both defined contribution and defined benefit). Revenues generated from the sales of these products and services accounted for approximately 7% of our revenues for the year ended December 31, 2003.

Benefits Enrollment and Communication.    We administer the annual employee benefits open enrollment function for some of our business clients. In conjunction with the administrative services we provide, our enrollment counselors sell voluntary supplementary insurance products such as life or disability insurance to our clients’ employees. Revenues generated from the sales of these products and services accounted for approximately 5% of our revenues for the year ended December 31, 2003.

Executive and Professional Benefits.    Our Executive and Professional Benefits division provides consulting, administration and funding strategies for executive benefits programs. Our primary line of business is in the design and implementation of supplemental executive retirement plans and other non-qualified executive benefits programs. We are also a distributor of bank-owned life insurance programs. Lastly, we provide other executive benefits services to individuals or corporate clients such as executive disability benefits planning, estate planning, individual financial planning and executive benefits communications. Revenues generated from the sales of these products and services accounted for approximately 3% of our revenues for the year ended December 31, 2003.

Insurance Carriers

We maintain relationships with our 200 insurance carriers in the United States and no single insurance carrier’s products represented a material portion of our total commissions and fees in 2003.

Customers

We currently have approximately 60,000 small and mid-sized business clients. Revenues generated by our ten largest clients accounted for 4.7% of our commissions and fees in 2003, while no single client in this group represented more than 1.0% of our commissions and fees in 2003.

Competition

The insurance brokerage industry is highly competitive. We face competition from other brokerages, insurance companies, banks and other financial services companies. In addition to direct competition from the insurance companies, new sources of competition are emerging as commercial banks accelerate their efforts to diversify their financial services to include insurance brokerage services (often through the acquisition of established insurance brokerages) for greater flexibility to create and market insurance products.

We compete for clients on the basis of reputation, client service, program and product offerings and the ability to tailor our products and risk management services to the specific needs of a client. We believe that most of our competition is from numerous local and regional insurance brokerage firms and, to a lesser extent, from national insurance brokerage firms that pursue a similar strategy, which include Arthur J. Gallagher, Brown & Brown and Hilb Rogal & Hobbs.

Our Specialized Benefits Services segment competes with consulting firms, brokers, third-party administrators, producer groups and insurance companies. A number of our competitors offer attractive alternative programs. We believe that most of our competition is from large, diversified financial services organizations that are willing to expend significant resources to enter our markets.

Regulation

Our activities in connection with insurance brokering and related administrative and other services are subject to regulation and supervision by state authorities. Although the scope of regulation and form of supervision may vary from jurisdiction to jurisdiction, insurance laws are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. This supervision generally includes the licensing of insurance brokers and agents and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance products and related employee benefits services in the jurisdictions in which we currently operate is dependent upon our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.

USI Securities, Inc., our subsidiary, is a broker/dealer for mutual funds, variable insurance contracts and securities regulated by the National Association of Securities Dealers, Inc., and the SEC, and is a Registered Investment Advisor regulated by the SEC. Under SEC regulations, USI Securities, Inc. must maintain net capital reserves.

Employees

At December 31, 2003, we had approximately 2,250 employees, of which approximately 370 are sales professionals. We are not involved in any material disputes with our employees and believe that relations with our employees are good.

The ten top revenue producing sales professionals during 2003 represented 10.8% of our commissions and fees for the year. No single salesperson was responsible for more than 1.4% of our commissions and fees in 2003.

MANAGEMENT

Our senior management team and board of directors consist of:

Name	Age	Position
David L. Eslick	45	Chairman of the Board, President and Chief Executive Officer

Robert S. Schneider	50	Executive Vice President and Chief Financial Officer

Thomas E. O’Neil	46	Senior Vice President and Chief Operating Officer

Jeffrey L. Jones	49	Senior Vice President and Chief Marketing Officer

Ernest J. Newborn, II	46	Senior Vice President, General Counsel and Secretary

Edward J. Bowler	47	Senior Vice President, Corporate Development

Robert J. Nesbit	47	Senior Vice President and Chief Human Resources Officer

Thomas A. Hayes	61	Director of USI

Ronald E. Frieden	61	Director of USI

Robert F. Wright	78	Director of USI

Robert A. Spass	47	Director of USI

Richard M. Haverland	63	Director of USI

L. Ben Lytle	57	Director of USI

David L. Eslick has served as our chairman and chief executive officer since January 2002 and has served as our president since April 1999, has previously served as our chief operating officer since July 1998 and has been one of our directors since July 1998. From January 1998 to July 1998, Mr. Eslick served as executive vice president for marketing and sales, and, from January 1997 to January 1998, Mr. Eslick served as senior vice president for marketing and sales. From October 1993 to January 1997, Mr. Eslick served as president and chief executive officer of Acordia of Cincinnati, Inc., the Cincinnati, Ohio–based subsidiary of Acordia, Inc., an insurance brokerage company. Mr. Eslick has over 20 years of industry experience.

Robert S. Schneider has served as our executive vice president and chief financial officer since March 2003 and as our executive vice president of finance and administration since November 2002. From June 1998 to November 2002, Mr. Schneider served as vice president finance and controller for Anthem, Inc., an Indianapolis, Indiana–based healthcare benefits and insurance company. From January 1997 to June 1998, Mr. Schneider served as vice president mergers and acquisitions for Anthem, Inc. Mr. Schneider has over 25 years of industry experience.

Thomas E. O’Neil became our senior vice president and chief operating officer in December 2002; he had previously served as the regional chief executive officer of USI Northeast, since 1999. From 1986 to 1999, he served as president of Carpenter & Pelton, Inc., a New York–based insurance broker acquired by us in 1996. Mr. O’Neil has over 22 years of industry experience.

Jeffrey L. Jones became our senior vice president and chief marketing officer in December 2002; he had previously served as our regional chief executive officer, USI West Coast, since 1999. From 1994 to 1999, he served as executive vice president and chief operating officer of TriWest Insurance Services, a Southern California–based insurance broker acquired by us in 1994. Mr. Jones has over 25 years of industry experience.

Ernest J. Newborn, II has served as our senior vice president, general counsel and secretary since September 1998. From August 1997 to September 1998, Mr. Newborn served as vice president of Anthem, Inc., an Indianapolis, Indiana–based healthcare benefits and insurance company. From May 1994 to August 1997, Mr. Newborn served as vice president, general counsel and secretary of Acordia, Inc., which, at the time of his tenure, was a publicly held insurance brokerage and related financial services company. Mr. Newborn has over 12 years of industry experience.

Edward J. Bowler has served as our senior vice president, corporate development since March 2003 and previously as chief financial officer from October 2001 to March 2003 and as senior vice president, finance from January 2000 to October 2001. From September 1997 to January 2000, Mr. Bowler served in several financial and operational positions with us. From October 1993 until September 1997, Mr. Bowler served as chief financial officer of Acordia of San Francisco, Inc., the San Francisco, California–based subsidiary of Acordia, Inc. Mr. Bowler has over 13 years of industry experience.

Robert J. Nesbit has served as our senior vice president and chief human resources officer since December 2003. From August 2002 until December 2003, Mr. Nesbit was President of The Nesbit Group, a human resources consulting firm located in Bala Cynwyd, Pennsylvania. From March 2002, until July 2002, Mr. Nesbit served as vice president global staffing and diversity of the Campbell Soup Company. From April 1997, until August 2001, Mr. Nesbit served as human resources director for Time, Inc.

Thomas A. Hayes has been a director since November 2002. He is of counsel at Keating, Muething & Klekamp PLL. From 2002 to 2003, he served as vice president for KMK Consulting Company, a Cincinnati, Ohio-based consulting company. Prior to that time, for 23 years Mr. Hayes was employed in various positions by Great American Insurance Company, including, among others, general counsel and president of the Commercial Division. He serves on the audit committee and as chairman of the compensation committee of the board of directors.

Ronald E. Frieden has been a director since January 2004. He served as audit partner with the public accounting firm of Ernst & Young LLP from 1965 until his retirement in 2003. Mr. Frieden’s focus was on public and private companies in property casualty, life and health insurance, insurance brokerage, real estate investment trust, retailing, bank and savings and loan, and manufacturing. Most recently, he served as National Practice Leader of Ernst & Young’s Blue Cross and Blue Shield Practices and independent review partner for seven of the Blue Cross and Blue Shield plans. Mr. Frieden has also served on the accounting and finance committee of the national blue cross and blue shield association. Mr. Frieden serves as a member of the audit committee and compensation committee of the board of directors.

Robert F. Wright has been a director since November 2002. He has been president of Robert F. Wright Associates, Inc. since 1988. Previously, Mr. Wright was a senior partner of the public accounting firm of Arthur Andersen LLP. Mr. Wright currently serves on the board of directors of The Navigators Group, Inc. and Universal American Financial Corp. Mr. Wright serves as the chairman of the audit committee of the board of directors.

Robert A. Spass has been a director since November 1999. He is a partner of Capital Z Financial Services Fund II, L.P. Prior to co-founding Capital Z in 1998, Mr. Spass was the managing partner and co-founder of Insurance Partners I, L.P. Mr. Spass also was president and chief executive officer of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a director of investment banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. Prior to joining Salomon, Mr. Spass was a senior manager for Peat Marwick Main & Co., providing accounting and consulting services for the insurance industry. He currently serves on the board of directors of Universal American Financial Corporation, CERES Group, Inc., Lending Tree, Inc., Highlands Insurance Group and Aames Financial Corp.

Richard M. Haverland has been a director since February 2003. He served as chairman, president and chief executive officer of the Highlands Insurance Group, Inc. from 1996 until his retirement in 1999. From 1994 to 1995 he served as a partner and consultant to Insurance Partners. Mr. Haverland serves as a member of the audit committee and the nominating and governance committee of the board of directors.

L. Ben Lytle has been a director since May 2003. He served as president of Anthem Insurance from March 1989 to April 1999 and as chief executive officer of Anthem Insurance from March 1989 to October 1999, when he retired. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow and trustee of the American Enterprise Institute and Senior Fellow and trustee of the Hudson Institute. He is a director of Anthem, Inc., a health benefit company, Duke Realty Corporation, a real estate investment firm, and Monaco Coach Corporation, which is a manufacturer of motor coaches and recreational vehicles. Mr. Lytle serves as our presiding director, chairman of the nominating and governance committee and is a member of the compensation committee of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

SELLING SHAREHOLDERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information as of March 3, 2004 regarding beneficial ownership of our shares of common stock by:

•	each person known by us to beneficially own on an economic basis 5% or more of our outstanding shares;

•	each shareholder that is selling shares in this offering;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. When we refer to the “selling shareholders” in this prospectus supplement, we mean those persons listed in the table below who are selling shares pursuant to this prospectus supplement, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling shareholders’ interests. Beneficial ownership is based upon shares of common stock outstanding as of March 3, 2004.

	Beneficial Ownership of Principal and Selling Shareholders Prior to This Offering		Number of Shares Covered by this Prospectus	Beneficial Ownership of Principal and Selling Shareholders After This Offering**
Name and Address of Beneficial Owner	Number	Percentage		Number	Percentage
Capital Z Financial Services Fund II, L.P. (1) Capital Z Partners 54 Thomson Street New York, NY 10012	11,248,594	24.1%	—	11,248,594	22.2%

Zurich Financial Services (2) 106 East 17th Street New York, NY 10003	4,285,553	9.2%	4,285,553	—	*

Fidelity Life Association,
A Mutual Legal Reserve Company (3) 1600 McConnor Parkway Schaumburg, IL 60196	424,435	*	424,435	—	*

Fidelity Management & Research Co. (4) 1 Federal Street Boston, MA 02110	4,222,724	9.0%	—	4,222,724	8.3%

UnumProvident (5) c/o UnumProvident Corporation 2 Fountain Square Chattanooga, TN 37403	2,382,645	5.1%	1,494,590	888,055	1.8%

AXA Financial, Inc. (6) (formerly known as The Equitable Companies Incorporated) c/o The Equitable Life Assurance Society 1290 Avenue of the Americas New York, NY 10104	1,000,000	2.1%	1,000,000	—	*

	Beneficial Ownership of Principal and Selling Shareholders Prior to This Offering		Number of Shares Covered by this Prospectus	Beneficial Ownership of Principal and Selling Shareholders After This Offering**
Name and Address of Beneficial Owner	Number	Percentage		Number	Percentage
David L. Eslick (7)	418,318	*	—	418,318	*
Robert S. Schneider (7)	57,201	*	—	57,201	*
Thomas E. O’Neil (7)	224,291	*	—	224,291	*
Jeffery L. Jones (7)	272,457	*	—	272,457	*
Ernest J. Newborn, II (7)	121,848	*	—	121,848	*
Edward J. Bowler (7)	85,703	*	—	85,703	*
Robert J. Nesbit	—	*	—	—	*
Thomas A. Hayes (8)	12,500	*	—	12,500	*
Ronald E. Frieden	—	*	—	—	*
Robert F. Wright (8)	12,500	*	—	12,500	*
Robert A. Spass (9)	11,483,594	24.6%	—	11,483,594	22.7%
Richard M. Haverland (8)	2,500	*	—	2,500	*
L. Ben Lytle	—	*	—	—	*
All directors and executive officers (13 persons) as a group	12,690,912	27.2%	—	12,690,912	25.0%

*	Denotes beneficial ownership of less than 1.0%.
**	Assumes all shares subject to the forward sale agreements are issued, including shares issuable in connection with the underwriters’ over-allotment option.
1)	The shares of common stock beneficially owned by Capital Z Financial Services Fund II, L.P. are directly held by Capital Z Financial Services Fund II, L.P. and its affiliate Capital Z Financial Services Private Fund II, L.P., in the following amounts: (a) Capital Z Financial Services Fund II, L.P.—9,388,693 shares and 1,800,436 shares which may be acquired through the exercise of warrants; and (b) Capital Z Financial Services Private Fund II, L.P. —49,902 shares and 9,564 shares which may be acquired through the exercise of warrants. All other shares are beneficially owned as described in footnote (15).
2)	The shares of common stock beneficially owned by Zurich Financial Services are directly held by the following affiliates of Zurich Financial Services: (a) Zurich International (Bermuda) Ltd. —424,435 shares; (b) Fidelity and Deposit Company of Maryland—332,827 shares; (c) Kemper Corporation—1,422,917 shares; (d) Maryland Casualty Company—1,514,525 shares; and (e) Universal Underwriters Insurance—590,849 shares. On August 11, 1997, the Company issued shares of preferred stock to the above listed entities in connection with a sale of equity in the Company. The preferred stock automatically converted to common stock at the time of the Company’s initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Prior to our initial public offering in October 2002, Zurich Financial Services had one representative on our Board of Directors.
3)	On August 11, 1997, the Company issued shares of preferred stock to Fidelity Life Association, A Mutual Legal Reserve Company (at that time and through September 2003 an affiliate of Zurich Financial Services), in connection with a sale of equity in the Company. The preferred stock automatically converted to common stock at the time of the Company’s initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.
4)	Based upon a Schedule 13G dated February 16, 2004, FMR Corp., an investment advisor, beneficially owns 4,222,724 shares of common stock with sole power to vote 382,800 shares and sole power to dispose of 4,222,724 shares.
5)	Provident Asset Trust I directly holds 748,055 shares, of which UnumProvident Corporation disclaims beneficial ownership. Provident Life & Accident Insurance Company directly holds 575,363 shares and

(footnotes continued on following page)

140,000 shares which may be acquired through the exercise of warrants. The Paul Revere Life Insurance Company directly holds 919,227 shares. On July 9, 1998, September 17, 1999 and December 27, 2001, the Company issued shares of preferred stock to Provident Asset Trust I, preferred stock and warrants to purchase preferred stock to Provident Life & Accident Insurance Company and preferred stock to The Paul Revere Life Insurance Company respectively in connection with equity investments in the Company by those entities. The preferred stock and the warrants to purchase preferred stock automatically converted to common stock and warrants to purchase common stock, respectively at the time of the Company’s initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Prior to our initial public offering in October 2002, UnumProvident Corporation had one representative on our Board of Directors.

6)	On July 9, 1998, the Company issued shares of preferred stock to AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), in connection with an equity investment in the Company. The preferred stock automatically converted to common stock at the time of the Company’s initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Prior to our initial public offering in October 2002 AXA Financial, Inc. had one representative on our Board of Directors.
7)	Includes shares of stock that are held directly or indirectly for the benefit of such individuals or jointly, or directly or indirectly for members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed. Also includes shares of stock which may be acquired through the exercise of stock options as follows: Mr. Eslick, 391,984 shares; Mr. Schneider, 57,201; Mr. O’Neil, 181,825 shares; Mr. Jones, 168,963 shares; Mr. Newborn, 113,951 shares; Mr. Bowler, 78,106 shares.
8)	Includes shares of stock that are held directly or indirectly for the benefit of such individuals or jointly, or directly or indirectly for members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed. Also includes shares of stock which may be acquired through the exercise of stock options as follows: Mr. Hayes, 2,500 shares; Mr. Wright, 2,500 shares; Mr. Haverland, 2,500 shares.
9)	Mr. Spass owns 235,000 shares. Because Mr. Spass is a partner of Capital Z Financial Services Fund II, L.P., he may be deemed to beneficially own shares owned by Capital Z Financial Services Fund II, L.P. and its affiliates. All such other shares are beneficially owned as described in footnote (1) and Mr. Spass disclaims beneficial ownership of these shares.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Authorized Capital Stock

Our authorized capital stock under our certificate of incorporation is 397,000,000 shares, of which 300,000,000 shares are common stock, par value $.01 per share, 10,000,000 shares are non-voting common stock, par value $.01 per share, and 87,000,000 shares are voting preferred stock, par value $.01 per share, and no shares are non-voting preferred stock, par value $.01 per share. As of March 3, 2004, we had 46,662,032 shares of common stock, no shares of non-voting common stock, no shares of voting preferred stock and no shares of non-voting preferred stock outstanding. Upon the consummation of this offering, and after the settlement of the forward sale agreements, we will have 50,162,032 shares of common stock outstanding, no shares of non-voting common stock outstanding and no shares of preferred stock outstanding. Please read “Capitalization” for a description of the shares of common stock that will be outstanding upon the consummation of this offering and after the settlement of the forward sale agreements. There were 150 holders of record of our common stock and no holders of record of our preferred stock as of December 31, 2003.

Common Stock

Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Except as may be provided in connection with any preferred stock in a certificate of designation filed under the Delaware General Corporate Law (“DGCL”) or as may otherwise be required by law or our certificate of incorporation, the common stock is our only capital stock entitled to vote in the election of directors and on all other matters presented to our stockholders. Except as required by law or our certificate of incorporation, however, holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that solely relates to the terms of any outstanding series of preferred stock or the number of shares of the series and does not affect the number of authorized shares of common stock or the terms of the common stock if the holders of such preferred stock are entitled to vote thereon. The common stock does not have cumulative voting rights.

Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock, if any, are entitled by the express terms of the series.

Non-Voting Common Stock

Holders of our non-voting common stock are not entitled to any voting rights except that the holders may vote as a class, with each holder receiving one vote per share of non-voting common stock, on any amendment, repeal or modification of any provision of our certificate of incorporation that adversely affects the powers, preferences or special rights of holders of non-voting common stock. Shares of our non-voting common stock are convertible into the same number of shares of voting common stock. However, no holder of shares of non-voting common stock is entitled to convert any of its shares into shares of common stock, to the extent that, as a result of such conversion, the holder directly, or indirectly, would own, control or have the power to vote a greater number of shares of common stock or other securities of any kind issued by us than the holder is permitted to own, control or have the power to vote.

Subject to the prior rights of holders of preferred stock, if any, holders of non-voting common stock, which rates equally with our common stock in respect of dividends, are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of non-voting common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

Preferred Stock

No shares of preferred stock are outstanding and we have no current plans to issue preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of our stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Although prior to issuing any series of preferred stock our board is required to make a determination as to whether the issuance is in the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over prevailing market prices. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law or applicable Nasdaq National Market requirements.

Warrants

Series W Preferred Stock Warrants

We have 6,250,002 outstanding series W Warrants issued in September 1999, expiring September 2004, exercisable into an aggregate of 2,499,997 shares of common stock at an exercise price of $15.00 per share. The Warrants expire on September 17, 2004.

Shareholders’ and Warrantholders’ Agreement

General

In June 1994, we and holders of our common and preferred stock entered into an amended and restated shareholders’ and warrantholders’ agreement, which was further amended in February 1995, July 1998, September 1999 and December 2001.

The following is a summary of the main provisions of the shareholders’ and warrantholders’ agreement that survive the consummation of this offering. This summary of the shareholders’ and warrantholders’ agreement does not purport to be complete and is qualified in its entirety by reference to the shareholders’ and warrantholders’ agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Registration and Related Rights

Holders of greater than 20% of our total equity voting power will have the power to demand registration of their shares. In addition, all of our stockholders have unlimited piggyback registration rights.

Indemnification

The shareholders’ and warrantholders’ agreement provides for the indemnification of the company and the holders, officers, directors and partners against all losses, claims, damages, liabilities and expense which arise out of any untrue or alleged untrue statement of a material fact contained in any registration statement filed when required by the shareholders’ and warrantholders’ agreement or any omission of a material fact from such a registration statement.

Amendment

The shareholders’ and warrantholders’ agreement may be amended in any respect with the consent of more than 90% of our total voting equity, which vote must include the vote of stockholders having the right to designate members of the board of directors.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time such stockholder became an interested stockholder unless, as described below, specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. Please read “—Limitations on Change of Control” below. The prohibitions in Section 203 of the DGCL do not apply if:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to limitation; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203 of the DGCL, a “business combination” includes:

•	any merger or consolidation of the corporation with the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

•	any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder, of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	specified transactions resulting in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	specified transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation which is owned by the interested stockholder; or

•	specified transactions in which is the interested stockholder receives financial benefits provided by or through the corporation.

Under Section 203 of the DGCL, a “interested stockholder” generally is:

•	any person who owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder;

•	the affiliates or associates of any such person.

Because Capital Z owned more than 15% of our outstanding voting stock prior to when we became a public company, Section 203 of the DGCL, by its terms, will not apply to business combinations with Capital Z even though Capital Z owns 15% or more of our outstanding voting stock. If any other person acquires 15% or more of our outstanding voting stock in the future, such person will be subject to the provisions of Section 203 of the DGCL.

Limitations on Change of Control

The provisions of Section 203 of the DGCL described above could have the following effects, among others:

•	delaying, deferring or preventing a change of control of our company;

•	delaying, deferring or preventing the removal of our existing management;

•	deferring potential acquirers from making an offer to our stockholders; and

•	limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirers.

This could be the case notwithstanding that a majority of our stockholders might benefit from a change of control or offer.

Limitations on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that, as authorized by Section 102(b)(7) of the DGCL, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed bylaw, as in effect from time to time.

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than a “derivative” action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the corporation unless and only to the extent that Court of Chancery of the State of Delaware or the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity and expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL, and we will advance expenses to our directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions.

We have and will retain customary insurance policies under which coverage is provided for payments made by us to our directors and officers in respect of the indemnification provisions in our certificate of incorporation and bylaws. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may not be enforceable against us if someone challenges these provisions. Nonetheless, these provisions may discourage our stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers under these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Mellon Investor Services LLC. The transfer agent’s address is 85 Challenger Road, Ridgefield Park, New Jersey 07660 and its telephone number is (800) 356-2017.

UNDERWRITING

In this offering, the selling shareholders identified in this prospectus supplement are selling 6,264,850 shares of our common stock and the forward purchasers are, at our request, borrowing and selling 3,500,000 shares of our common stock in connection with the execution of the forward sale agreements between us and the forward purchasers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the purchase agreement, dated April 14, 2004, among us, the selling shareholders, the forward purchasers and the underwriters, the selling shareholders and the forward purchasers have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the selling shareholders and the forward purchasers, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,368,874
J.P. Morgan Securities Inc.	3,368,874
Banc of America Securities LLC	769,470
Fox-Pitt, Kelton Inc.	527,790
Keefe, Bruyette & Woods, Inc.	527,790
Stephens Inc.	527,790
SunTrust Capital Markets, Inc.	527,790
Sandler O’Neill & Partners, L.P.	146,472

Total	9,764,850

The underwriters have agreed to purchase all of the shares of our common stock to be sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

If, in its judgment, either of the forward purchasers under the applicable forward sale agreement is unable to borrow and deliver for sale all of the shares of our common stock to be sold by it, if it is commercially impracticable to do so or the cost of borrowing the stock has increased above a specified amount, the purchase agreement provides that we will deliver under the purchase agreement a number of additional shares equal to the number of shares that such forward purchaser does not borrow. Neither of the forward purchasers under the forward sale agreements will have any liability to the underwriters or us in the event that, in its judgment, it is unable to borrow and deliver for sale any of the shares of our common stock (or determines that it is commercially impracticable to do so or that the cost of borrowing the stock has increased above a specified amount).

We and the selling shareholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Forward Sale Agreements

We have entered into forward sale agreements on the date of this prospectus supplement with affiliates of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as forward purchasers, relating to an aggregate of 3,500,000 shares of our common stock. In connection with the execution of the forward sale agreements and at our request, J.P. Morgan Securities Inc. is borrowing and selling in this offering 2,625,000 shares of our common stock and the affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is borrowing and selling 875,000 shares of our common stock. In the event that the forward purchasers borrow and sell an aggregate of less than 3,500,000 shares of our common stock in this offering, the number of shares of our common stock to be sold under each forward sale agreement shall be reduced to equal the number of shares borrowed and sold in the offering by such forward purchaser. In the event that the forward purchasers are unable to borrow all of the shares of our common stock to be sold by the forward purchasers (or the forward purchasers determine that it is impracticable to do so or the cost of borrowing the stock has increased above a specified amount) and we issue and sell all of the 3,500,000 shares of our common stock, the forward sale agreements will be terminated.

Prior to settlement under the forward sale agreements, the forward purchasers or other affiliates of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will hold the aggregate net proceeds from the sale of the borrowed shares of our common stock sold in this offering. We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreements, from the forward purchasers upon settlement of the forward sale agreements.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion within twelve months of the date of this prospectus supplement at a forward sale price, which will initially be $13.984 per share, which is the public offering price of our shares of common stock less the underwriting discount. The forward sale agreements provide that the initial forward sale price will be subject to increase based on a floating interest factor equal to the federal funds rate, less a spread. Because the spread is anticipated to be greater than the federal funds rate for at least part of the term of the forward sale agreements, the actual forward price received at settlement may be less than the initial forward price.

Each of the forward purchasers under its forward sale agreement will have the right to require us to settle its forward sale agreement on a date specified by such forward purchaser if (1) in its judgment, it is unable to continue to borrow a number of shares of our common stock equal to the number of shares to be delivered by us under the applicable forward sale agreement or it is commercially impracticable to do so, the cost of borrowing the stock has increased above a specified amount, or (2) the closing price of our common stock is equal to or less than $7.00 per share on any trading day. Also, if on any date prior to settlement under each of the forward sale agreements, we declare any dividend or distribution on shares of our common stock and set a record date for payment, an early termination stock settlement of each forward sale agreement will occur not later than two business days prior to the ex-dividend date for such payment or distribution. Each forward sale agreement will be physically settled upon the occurence of an event of default, or if a nationalization, insolvency or delisting occurs, each as defined in the forward sale agreement. Further, if our Board votes to approve a merger of the Company or takeover of the Company or other similar transaction that would require our shareholders to exchange their shares, then we will be required to settle both forward sale agreements within two business days of the merger or takeover event. Events of default and termination events include, among other things, a default by us on indebtedness in excess of $35 million or default by each forward purchaser on indebtedness in excess of $100 million and any material misrepresentation made in connection with entering into the forward sale agreements. A forward purchaser’s decision to exercise its right to require us to settle its forward sale agreement will be made or the mandatory early termination of the forward sale agreement will occur irrespective of our need for capital. When we settle a forward sale agreement with shares of our common stock, delivery of such shares would result in dilution to our earnings per share and return on equity.

During the term of the forward sale agreements, we may terminate each such agreement by designating a date for each such agreement to terminate. We must provide written notice to each forward purchaser at least 10 business days prior to the date we designate as an early termination date.

Commissions and Discounts

The representatives have advised us, the forward purchasers, and the selling shareholders that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.44 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. This information assumes (1) either no exercise or full exercise by the underwriters of their overallotment option and (2) that the forward sale agreements are settled based upon the aggregate initial forward sale price and by the delivery of shares of our common stock. We expect to receive proceeds of $48,194,000, net of the underwriting discount and offering expenses, subject to certain adjustments as described above, upon settlement of the forward sale agreements, which will be within twelve months of the date of this prospectus supplement.

	Per Share	Without Option	With Option
Public offering price	$14.720	$143,738,592	$165,229,388
Underwriting discount	$0.736	$7,186,930	$8,264,969
Proceeds, before expenses, to U.S.I. Holdings Corporation	$13.984	$48,944,000	$56,285,600
Proceeds to the selling shareholders	$13.984	$87,607,662	$100,748,819

The expenses of the offering, not including the underwriting discount, are estimated to be $750,000. We will pay all of the expenses of the offering.

Overallotment Option

The selling shareholders and the forward purchasers have granted an option to the underwriters to purchase up to an additional 1,464,728 shares of common stock (up to 939,728 additional shares from the selling shareholders and up to 525,000 additional shares of common stock from the forward purchasers) at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table. If, in its judgment, either of the forward purchasers is unable to borrow and deliver for sale all of the shares of our common stock to be sold by it following exercise of the underwriter’s overallotment option, if it is commercially impracticable to do so or the cost of borrowing the common stock has increased above a specified amount, the purchase agreement provides that we will deliver under the purchase agreement a number of additional shares equal to the number of shares that such forward purchaser does not borrow.

No Sale of Similar Securities

We, our executive officers and directors and certain of our shareholders have agreed not to sell or transfer any shares of common stock for 90 days after the date of this prospectus supplement, with limited exceptions, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. Specifically, we and these other individuals have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares of common stock,

•	sell any option or contract to purchase any shares of common stock,

•	purchase any option or contract to sell any shares of common stock,

•	grant any option, right or warrant for the sale of any shares of common stock,

•	lend or otherwise dispose of or transfer any shares of common stock,

•	request or demand that we file a registration statement related to any shares of common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to shares of common stock and to securities convertible into or exchangeable or exercisable for or repayable with shares of common stock. It also applies to shares of common stock owned now or to shares of common stock acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The restrictions described above do not apply to:

•	the sale of common stock by us to the underwriters under the underwriting agreement,

•	the sale of common stock by us to the forward purchasers under the forward sale agreements,

•	common stock issued by us upon the exercise of options or warrants outstanding on the date of this prospectus supplement, and

•	common stock or options issued by us in respect of employee benefit plans.

Electronic Distributions

Merrill Lynch, Pierce, Fenner & Smith Incorporated will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than this prospectus supplement in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated website is not a part of this prospectus supplement.

Quotation on the Nasdaq National Market

Our shares of common stock are quoted on the Nasdaq National Market under the symbol “USIH”.

Price Stabilization and Short Positions

Until the distribution of the common stock is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases that peg, fix or maintain that price.

The underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover the positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase the shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover syndicate short positions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that would otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

UK Selling Restrictions

Each underwriter has agreed that:

•	it has not offered or sold and, prior to the expiry of the six months from the completion of the offering, will not offer or sell any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,

•	it has complied or will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom, and

•	it has communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any shares of our common stock in circumstances in which section 21(1) of the FSMA does not apply to us.

No Public Offering Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the shares of our common stock may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Purchasers of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus supplement.

Delivery of Common Stock

We expect that delivery of the shares of common stock will be made against payment therefor on or about April 20, 2004, which will be the fourth business day following the date of pricing of the shares of common stock. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise at the time of the transaction. Accordingly, purchasers who wish to trade the shares of common stock on the date of this prospectus supplement will be required, by virtue of the fact that the shares of common stock initially will settle in four business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Other Relationships

Some of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. J.P. Morgan Securities Inc. and Banc of America Securities LLC are agents and lenders under U.S.I. Holdings Corporation’s credit agreement, and an affiliate of SunTrust Capital Markets, Inc. is a lender under the credit agreement.

As discussed above, affiliates of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have also entered into forward sale agreements as described above under “—Forward Sale Agreements.”

LEGAL MATTERS

Certain legal matters will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 found at Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by us from time to time in filings with the Securities Exchange Commission, press releases, or otherwise. Statements contained in this report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Act. Forward-looking statements may include, but are not limited to, discussions concerning revenues, expenses, earnings, cash flow, capital structure, financial losses, as well as market and industry conditions, premium rates, financial markets, interest rates, contingencies and matters relating to our operations and income taxes. In addition, when used in this report, the words “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on available current market and industry material, experts’ reports and opinions and long-term trends, as well as management’s expectations concerning future events impacting us.

Forward-looking statements made by us or on our behalf are subject to risks and uncertainties, including but not limited to the following: our ability to grow revenues organically; our ability to expand our margins; the integration of our operations with those businesses or assets we have acquired or may acquire in the future and the failure to realize the expected benefits of such integration; errors and omissions claims; future regulatory actions and conditions at the federal level and in the states in which we conduct business; our ability to attract and retain key sales and management professionals; our level of indebtedness and debt service requirements; downward commercial property and casualty premium pressures; the competitive environment; and general economic conditions around the country. Our ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to us. Accordingly, actual results may differ materially from those set forth in the forward-looking statements.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date set forth on the signature page hereto. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 000-50041). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this prospectus supplement, except to the extent that the information is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference:

•	Annual report on Form 10-K for the year ended December 31, 2003.

•	Current reports on Form 8-K dated on February 12, 2004, February 12, 2004 and February 25, 2004 (excluding in each case any information furnished under “Item 9” or “Item 12” in such report and excluding exhibits filed or furnished under such Items, which are not incorporated by reference into this prospectus supplement).

•	The description of the shares of common stock contained in our registration statement on Form 8-A filed on October 17, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference the information contained in all documents that we file with the SEC between the date of this prospectus supplement and the earlier of the termination of this offering and the time that all of the shares of common stock offered hereby are sold. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement), you should call or write to us a 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, New York 10510 (telephone (914) 749-8500). We will provide these documents, without charge, by first class mail.

Our common shares are quoted on the Nasdaq National Market. Our reports, proxy and information statements and other information can also be inspected at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

U.S.I. Holdings Corporation

Briarcliff Manor, New York

We have audited the accompanying consolidated balance sheet of U.S.I. Holdings Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of U.S.I. Holdings Corporation and subsidiaries at December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

March 4, 2004

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders

U.S.I. Holdings Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of U.S.I. Holdings Corporation and subsidiaries at December 31, 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S.I. Holdings Corporation and subsidiaries at December 31, 2002 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

As further described in Note 1 to the consolidated financial statements, during the year ended December 31, 2002, the Company changed its method of accounting for goodwill and intangible assets.

/s/    ERNST & YOUNG LLP

Los Angeles, California

February 12, 2003, except for Note 20,

as to which the date is March 1, 2003

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$46,137	$21,374
Fiduciary funds–restricted	77,023	77,931
Premiums and commissions receivable, net of allowance for bad debts and cancellations of $3,355 and $3,164, respectively (Note 1)	175,088	161,450
Receivable from sale of discontinued operations (Note 17)	—	1,713
Other	15,059	12,304
Deferred tax asset (Note 10)	13,425	—
Current assets held for discontinued operations (Note 17)	288	1,092

Total current assets	327,020	275,864

Goodwill (Note 3)	225,237	188,110

Other intangible assets (Note 3)	243,638	221,283
Accumulated amortization	(149,961)	(129,263)

	93,677	92,020
Property and equipment, net (Note 4)	20,680	20,961
Other assets	3,433	2,551

Total assets	$670,047	$579,506

Liabilities, redeemable common stock and stockholders’ equity
Current liabilities:
Premiums payable to insurance companies	$186,413	$179,032
Accrued expenses	43,751	49,293
Current portion of long-term debt (Note 5)	18,725	32,871
Other	7,568	5,937
Current liabilities held for discontinued operations (Note 17)	—	1,472

Total current liabilities	256,457	268,605
Long-term debt (Note 5)	141,296	103,964
Deferred tax liability (Note 10)	8,248	—
Other liabilities	1,184	2,836

Total liabilities	407,185	375,405

Commitments and contingencies (Notes 11 and 15)
Redeemable common stock–par value $.01, 2,208 shares issued and outstanding (Note 7)	—	21,302
Stockholders’ equity (Note 6):
Preferred stock–voting–par $.01, 87,000 shares authorized; no shares issued and outstanding	—	—
Common stock–voting–par $.01, 300,000 shares authorized; 46,681 and 42,440 shares issued and outstanding, respectively	467	424
Common stock–non-voting–par $.01, 10,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	524,573	480,082
Accumulated deficit	(262,178)	(297,707)

Total stockholders’ equity	262,862	182,799

Total liabilities, redeemable common stock and stockholders’ equity	$670,047	$579,506

See notes to consolidated financial statements.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Revenues:
Commissions and fees	$352,314	$325,548	$308,349
Investment income	2,488	2,648	3,230

Total revenues	354,802	328,196	311,579
Expenses:
Compensation and employee benefits expenses	200,165	200,982	200,215
Change in value of stock appreciation rights (Note 8)	—	(2,995)	3,092
Value of stock options exchanged for stock appreciation rights (Note 9)	—	1,269	—
Grant of restricted stock (Note 8)	—	1,042	—
Change in value of redeemable common stock warrants (Note 7)	—	(4,070)	1,406
Other operating expenses	77,522	68,779	76,371
Amortization of intangible assets and goodwill (Notes 1 and 3)	21,884	21,326	32,908
Depreciation (Note 4)	9,642	11,053	12,818
Interest	10,109	17,782	24,091
Early retirement of debt (Note 5)	4,049	2,610	—

Total expenses	323,371	317,778	350,901

Income (loss) from continuing operations before income tax benefit	31,431	10,418	(39,322)
Income tax benefit (Note 10)	(3,885)	(518)	(4,645)

Income (loss) from continuing operations	35,316	10,936	(34,677)
Income (loss) from discontinued operations, net (Note 17)	213	(13,751)	(61,806)

Net income (loss)	$35,529	$(2,815)	$(96,483)

Reconciliation of net income (loss) to net income (loss) available to common stockholders:
Net income (loss)	$35,529	$(2,815)	$(96,483)
Change in aggregate liquidation preference of preferred stock	—	(18,708)	(21,099)
Change in redemption value of series N put rights	—	138	(138)

Net income (loss) available to common stockholders	$35,529	$(21,385)	$(117,720)

Per share data–basic (Note 18):
Income (loss) from continuing operations	$0.78	$(0.87)	$(74.16)
Income (loss) from discontinued operations, net	—	(1.56)	(81.97)

Net income (loss) per common share	$0.78	$(2.43)	$(156.13)

Per share data–diluted (Note 18):
Income (loss) from continuing operations	$0.77	$(0.87)	$(74.16)
Income (loss) from discontinued operations, net	—	(1.56)	(81.97)

Net income (loss) per common share	$0.77	$(2.43)	$(156.13)

See notes to consolidated financial statements.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands)

	Preferred Series A Through Y		Common stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ equity
	Shares	Par	Shares	Par
Balance at December 31, 2000	52,407	$525	754	$8	$259,480	$(100,151)	$159,862
Series F Preferred Stock Repurchased	(40)	—	—	—	(251)	—	(251)
Series M Preferred Stock	—	—	—	—	5	—	5
Series Q Preferred Stock Repurchased	(70)	(1)	—	—	(524)	—	(525)
Series Y Preferred Stock	4,286	43	—	—	28,957	—	29,000
Expired Preferred Stock Put Rights	205	2	—	—	898	—	900
Change in Value of Redeemable Series N Put Rights	—	—	—	—	—	(138)	(138)
Net Loss	—	—	—	—	—	(96,483)	(96,483)

Balance at December 31, 2001	56,788	569	754	8	288,565	(196,772)	92,370
Series Y Preferred Stock	711	8	—	—	4,967	—	4,975
Expired Preferred Stock Put Rights	209	2	—	—	1,078	—	1,080
Change in Value of Redeemable Series N Put Rights	—	—	—	—	—	138	138
Issuance of Common Stock in Initial Public Offering	—	—	9,000	90	78,346	—	78,436
Preferred Stock Conversion to Common Stock	(57,708)	(579)	23,083	230	349	—	—
Issuance of Common Stock for Preferred Stock Accretion	—	—	9,112	91	98,159	(98,258)	(8)
Grant of Restricted Stock	—	—	104	1	1,041	—	1,042
Termination of Common Stock Put Rights	—	—	—	—	230	—	230
Termination of Series N Preferred Stock Put Rights	—	—	369	4	5,996	—	6,000
Common Stock Repurchased During the Year	—	—	(16)	—	(250)	—	(250)
Issuance of Equity for Employee Stock Purchase Plan	—	—	25	—	242	—	242
Issuance of Equity for Stock Appreciation Rights	—	—	9	—	90	—	90
Value of Stock Options Exchanged for Stock Appreciation Rights	—	—	—	—	1,269	—	1,269
Net Loss	—	—	—	—	—	(2,815)	(2,815)

Balance at December 31, 2002	—	—	42,440	424	480,082	(297,707)	182,799
Redeemable Common Stock Reclassification	—	—	2,208	22	21,280	—	21,302
Common Stock Issued for Acquisitions	—	—	1,720	18	19,923	—	19,941
Grant of Restricted Stock for Acquisition	—	—	133	1	1,399	—	1,400
Issuance of Equity for Employee Stock Purchase Plan	—	—	97	1	974	—	975
Net Common Stock Issued Under 2002 Equity Incentive Plan	—	—	83	1	915	—	916
Net Income	—	—	—	—	—	35,529	35,529

Balance at December 31, 2003	—	—	46,681	$467	$524,573	$(262,178)	$262,862

See notes to consolidated financial statements.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2003	2002	2001
Operating activities
Income (loss) from continuing operations	$35,316	$10,936	$(34,677)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Amortization of intangible assets and goodwill	21,884	21,326	32,908
Depreciation	9,642	11,053	12,818
Change in value of redeemable common stock warrants	—	(4,070)	1,406
Value of stock options exchanged for stock appreciation rights	—	1,269	—
Deferred income taxes	(8,145)	(2,465)	(5,299)
Other non-cash charges	4,738	2,281	8,489
Changes in operating assets and liabilities (net of purchased companies):
Fiduciary funds—restricted	908	(935)	(11,057)
Premiums and commissions receivable	(9,532)	(6,128)	(31,580)
Receivable from sale of discontinued operations	1,713	(1,713)	—
Other assets	(2,350)	(6,637)	6,795
Premiums payable to insurance companies	(845)	4,550	31,315
Accrued expenses and other liabilities	(17,450)	7,084	10,751

Net cash provided by operating activities	35,879	36,551	21,869

Investing activities
Purchases of property and equipment	(8,123)	(6,975)	(8,467)
Proceeds from sale of assets	179	18,333	—
Cash paid for businesses acquired and related costs	(18,188)	(5,740)	(6,861)
Cash obtained from businesses acquired, primarily fiduciary funds	4,946	—	444
Other	—	—	27

Net cash (used in) provided by continuing operations	(21,186)	5,618	(14,857)
Net effect of discontinued operations	209	(8,916)	(14,761)

Net cash used in investing activities	(20,977)	(3,298)	(29,618)

Financing activities
Proceeds from issuance of long-term debt, net of issuance costs	137,100	4,643	45,372
Payments on long-term debt	(128,802)	(128,282)	(37,036)
Gross proceeds from issuance of common and preferred stock	1,563	92,742	30,000
Payments of issuance costs related to common and preferred stock	—	(11,564)	(1,000)
Payments for repurchases of common and preferred stock	—	(250)	(431)

Net cash provided by (used in) financing activities	9,861	(42,711)	36,905

Increase (Decrease) in cash and cash equivalents	24,763	(9,458)	29,156
Cash and cash equivalents at beginning of year	21,374	30,832	1,676

Cash and cash equivalents at end of year	$46,137	$21,374	$30,832

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,541	$17,135	$23,163
Cash paid for taxes	$3,414	$2,360	$2,282
Supplemental schedule of non-cash investing and financing activities:
Common stock issued for acquisitions, primarily intangibles	$19,941	$—	$—
Restricted common stock issued for acquisitions, primarily intangibles	$1,400	$—	$—
Long-term debt issued for acquisitions, primarily intangibles	$6,730	$7,907	$—
Redeemable preferred stock issued for acquisitions, primarily intangibles	$—	$711	$—
Preferred stock issued for reduction in accrued liabilities	$—	$2,475	$—

See notes to consolidated financial statements.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

U.S.I. Holdings Corporation, a Delaware corporation, and subsidiaries (collectively, the Company) is a distributor of insurance and financial products and services to small and mid-sized businesses. The Company has two operating segments: Insurance Brokerage and Specialized Benefits Services, and a third administrative segment: Corporate. The Insurance Brokerage segment focuses primarily in general and specialty property and casualty insurance and individual and group health, life and disability insurance. The Specialized Benefits segment focuses primarily on retirement services, including defined benefit and defined contribution plan design, consulting and recordkeeping, benefits enrollment and communication services and executive and professional benefits. The Corporate segment provides corporate management, acquisition processes, marketing, human resources, legal, capital planning, financial and reporting support.

Basis of Presentation and Principles of Consolidation

The accompanying audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and with the instructions to Form 10-K and Article 3 of Regulation S-X, and include all normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial statements of such periods. The accompanying audited financial statements reflect the Company’s decision to discontinue the operations of its third-party administration business (USIA) in January 2002, as discussed further in Note 17—Discontinued Operations. The consolidated financial statements include the accounts of U.S.I. Holdings Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

The Company’s revenues are derived from commissions, fees and investment income.

The Company records premiums and commissions receivable from clients, premiums payable to insurance companies and the related commissions income, on the later of the effective date of the policy or the billing date. The Company records installment premiums and related commissions periodically as billed. Commissions earned from the placement of individual and corporate-owned life and individual disability insurance are calculated as a percentage of corresponding premiums over the duration or term of the underlying policies. Traditionally, the majority of the commission revenue on these life and individual products, as well as on other traditional voluntary benefit products such as critical illness insurance, is recorded in the first year the insurance is placed, with the commissions recorded in renewal years being relatively insignificant.

The Company records commissions on premiums billed and collected directly by insurance companies and contingent commissions when the Company receives data from the insurance companies that allow the Company to reasonably determine these amounts. The Company is able to reasonably determine these amounts when it receives the cash, notification of the amount due from the insurance companies or the insurance policy detail from the insurance companies. The Company receives contingent commissions from insurance companies based on premium volume goals and/or the loss experience of the insurance placed with the insurance company.

The Company records fees for consulting and administrative services over the period in which services are rendered.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

The Company records fees and/or commissions related to benefit enrollment services when earned. The Company considers the earnings cycle complete when it has substantially completed its obligations under the service contract, it can reasonably estimate the revenue earned and when there is no significant collection risk. At the completion of an enrollment the Company records an estimate of first year fee and/or commission income less an estimate of policy cancellations.

The Company maintains an allowance for bad debts and estimated policy cancellations based on its premiums and commissions receivable. The policy cancellations component represents a reserve for future reversals of commission revenue on insurance policies in force at year-end and is established through a charge to revenues, while the bad debt component is established through a charge to other operating expenses. The allowance is determined based on estimates and assumptions using historical data to project future experience, and, in the case of bad debts, a specific identification of questionable items. The Company periodically reviews the adequacy of the allowance and makes adjustments as necessary. Future additions to the allowance may be necessary based on changes in the trend of write-offs or cancellations which could increase due to changes in economic conditions and/or the Company’s clients’ financial condition.

The Company recognizes investment income as earned.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid investments, such as money market accounts and certificates of deposit, with original maturities of three months or less. The carrying amounts reported on the consolidated balance sheets approximate fair value.

Fiduciary Funds-Restricted

As an insurance broker, the Company directly collects premiums from its clients and, after deducting its commissions and/or fees, remits these premiums to insurance companies. Unremitted insurance premiums are held in a fiduciary capacity until disbursed by the Company. The Company earns interest on these unremitted funds, which is reported as investment income in the accompanying consolidated statements of operations.

The use of premiums collected from clients but not yet remitted to insurance companies is restricted by law in certain states in which the Company’s subsidiaries operate. These unremitted amounts are reported as fiduciary funds–restricted cash, with the related liability reported as premiums payable to insurance companies in the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are expensed as incurred. The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. Under those circumstances, if the fair value was less than the carrying amount of the asset, a loss would be recognized for the difference.

Depreciation of furniture and equipment is recorded using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

over the lesser of the life of the asset or the remaining lease term. Assets recorded under capital leases are amortized using the straight-line method over the lesser of the life of the asset or the term of the related lease.

Goodwill and Other Intangible Assets

Intangible assets represent expiration rights and non-compete agreements. Expiration rights are records and files obtained from acquired businesses that contain information on insurance policies, clients, and other information that is essential to policy renewals.

For significant acquisitions, we obtain an independent appraisal of the fair value of intangible assets acquired. The Company utilizes a methodology based on an estimate of discounted future cash flows derived from acquired client lists and attrition rates to estimate the fair value of the expiration rights and other intangible assets at the date of the acquisition. Expiration rights are amortized on a straight-line basis over their estimated lives of five to ten years (with ten years used in most cases), based on historical attrition that has generally been consistent year over year. Non-compete agreements are typically valued at their stated contractual amount and are amortized on a straight-line method over the terms of the agreements, which range from four to seven years.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142), which requires that goodwill be separately disclosed from other intangible assets in the statement of financial position, and no longer be amortized but tested for impairment on a periodic basis. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over 25 years. The Company tests goodwill for impairment at least once per year, or if circumstances require, more frequently, using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any (see Note 3–Goodwill and Other Intangible Assets).

Stock-Based Compensation

SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, an amendment of SFAS No. 123 “Accounting for Stock-Based Compensation” (collectively SFAS No. 148), establishes accounting and disclosure requirements using the fair value based method of accounting for employee stock-based compensation. SFAS No. 148 encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value.

The Company accounts for stock-based compensation using the intrinsic value method prescribed by APB No. 25. Under the intrinsic value method, compensation cost is recognized only to the extent the fair market value of the stock at grant date is in excess of the amount that the employee must pay to acquire the stock.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

The following table illustrates the effect on the Company’s operating results and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 148 to stock-based compensation.

	Year Ended December 31
	2003	2002	2001
	(Dollars in thousands, except per share data)
Net income (loss), as reported	$35,529	$(2,815)	$(96,483)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	—	(404)	1,824
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,635)	(3,133)	(1,824)

Pro forma net income (loss)	$32,894	$(6,352)	$(96,483)

Earnings per share—basic:
As reported	$0.78	$(2.43)	$(156.13)

Pro forma	$0.72	$(2.83)	$(156.13)

Earnings per share—diluted:
As reported	$0.77	$(2.43)	$(156.13)

Pro forma	$0.71	$(2.83)	$(156.13)

The pro forma disclosures above only include the effect of options granted subsequent to October 25, 2002, the Company’s initial public offering date. Accordingly, the effects of applying the SFAS No. 148 pro forma disclosures to future periods may not be indicative of future effects.

The fair value for these options was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions for 2003 and 2002:

	2003	2002
Risk-free interest rate	3.55%	4.00%
Dividend yield	0.0%	0.0%
Volatility factor of the Company’s common stock	0.27	0.26
Weighted-average expected life of option	6 years	6 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

Income Taxes

The Company files a consolidated federal income tax return. Deferred tax assets and liabilities are determined based on the differences between financial statement and tax bases of assets and liabilities using

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

enacted rates in effect for the year the differences are expected to reverse. In 2003, the Company eliminated the valuation allowance because it is more likely than not that all of the net deferred tax assets will be realized in the near future.

Fair Value of Financial Instruments

Cash and cash equivalents, fiduciary funds, premiums and commissions receivable, premiums payable to insurance companies, other current liabilities, current portion of long-term debt and long-term debt are considered financial instruments. Due to the short duration of certain financial instruments, specifically cash and cash equivalents, fiduciary funds, premiums and commissions receivable, premiums payable to insurance companies, other current liabilities and current portion of long-term debt, the carrying amounts approximate fair value. For long-term debt, the Company uses the present value of future cash flows, discounted at the Company’s current incremental rate of borrowing on similar debt, to ascertain a fair value. The fair value of the Company’s long-term debt approximates the carrying value of such debt because substantially all of the borrowings are at floating interest rates.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior years amounts have been reclassified to conform to the current year’s presentation.

New Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS No. 145). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. The Company adopted SFAS No. 145 on January 1, 2003 with no significant impact on its financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS No. 146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (EITF 94-3). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 on January 1, 2003, which resulted in immaterial timing differences of when certain costs related to exit or disposal activities were recognized in 2003.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

In November 2002, the FASB issued Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45), which requires a guarantor to recognize a liability for the fair value of the obligation at the inception of the guarantee. FIN 45’s disclosure requirements were effective for all guarantees, regardless of initiation date, for financial statements of interim or annual periods ending after December 15, 2002, while the initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued, renewed or modified after December 31, 2002. The Company reviewed its contractual arrangements and concluded that it had no such material guarantees requiring recognition or disclosure pursuant to FIN 45 as of December 31, 2003.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which clarified the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 defines a variable interest entity (VIE) as a corporation, partnership, trust or any other legal structure used for business purposes that has (i) an insufficient amount of equity for the entity to carry on its principal operations without additional subordinated support from other parties, (ii) a group of equity owners that do not have the authority to make decisions about the entity’s activities, or (iii) equity holders that do not absorb the entity’s losses or receive the residual returns of the entity. For new entities, FIN 46 was effective January 31, 2003. In October 2003, the FASB agreed to defer the effective date of FIN 46 for arrangements with VIEs existing prior to February 1, 2003 to fiscal periods ending after December 15, 2003. Subsequently, in December 2003, the FASB issued a revision of FIN 46 (FIN 46R), which replaced FIN 46, to address certain technical corrections and implementation issues that have arisen. The adoption of FIN 46R had no impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of a company and have characteristics of both liabilities and equity. SFAS No. 150 is effective for instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. On July 1, 2003, in connection with the effective date of SFAS No. 150, the Company reviewed the classification of its redeemable common stock and reclassified these shares to common stock and additional paid-in capital. Additionally, the Company separately recognized the value of the put rights in liabilities (see Note 7—Redeemable Securities). The Company did not issue or modify any instruments after May 31, 2003.

2.    Acquisitions

During 2003, the Company acquired the stock of four insurance brokerage operations and the assets and certain liabilities of two insurance brokerage operations. The aggregate purchase price of $43,770,000 included shares of the Company’s common stock and restricted stock valued at $21,341,000, cash of $15,699,000 and notes payable of $6,730,000. Common shares issued by the Company, including restricted stock, in connection with these acquisitions were valued at an amount approximating the fair market value based on an average daily closing price over a short period of time just prior to the effective date of the acquisition. The following amounts were allocated to covenants-not-to-compete, expiration rights and net tangible liabilities, respectively: $1,970,000, $17,873,000, and $5,346,000; and the balance of $29,273,000 was recognized as goodwill. Expiration rights and covenants-not-to-compete are being amortized over 10 and 7 years, respectively. All acquisitions were made within the Company’s Insurance Brokerage segment.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

During 2002 and 2001, the Company made no acquisitions.

The acquisitions were all accounted for using the purchase method, and their related net assets and results of operations are included in the Company’s consolidated financial statements from their respective acquisition dates forward. The Company’s acquisitions frequently have provisions for a reduction in consideration if the acquired company does not meet future financial results. Additionally, the acquisitions frequently have provisions for contingent additional consideration if the acquired company achieves future financial targets. Additional or reduced consideration related to acquisition contingency provisions is recorded as an adjustment to goodwill when the contingency is resolved. In 2003 and 2002, an aggregate of $7,143,000 and $10,583,000, respectively, was recorded as additional consideration for acquisitions completed in prior years. In 2001 there were no significant adjustments to the original purchase price of acquisitions.

As of December 31, 2003, the estimated unrecorded future contingent payments related to acquisitions totals $10,696,000.

The basic structure for an acquisition by the Company generally includes employment agreements with the employee shareholders of the acquired company. Compensation under these agreements is generally in the form of a guaranteed salary plus an incentive-based bonus. Such amounts are expensed as incurred.

All acquisitions require approval of our board of directors and, if greater than $1.5 million in aggregate purchase price, also require bank approval.

3.    Goodwill and Other Intangible Assets

A reconciliation of reported income (loss) from continuing operations to adjusted net income (loss) from continuing operations and related basic and diluted earnings per share had SFAS No. 142 been applied beginning January 1, 2001 is as follows for the years ended December 31:

	2003	2002	2001
	(Dollars in thousands, except per share data)
Reported income (loss) from continuing operations	$35,316	$10,936	$(34,677)
Amortization of goodwill, net	—	—	8,182

Adjusted income (loss) from continuing operations	$35,316	$10,936	$(26,495)

Reported income (loss) from continuing operations per share—basic	$0.78	$(0.87)	$(74.16)
Amortization of goodwill, net	—	—	10.85

Adjusted income (loss) from continuing operations per share—basic	$0.78	$(0.87)	$(63.31)

Reported income (loss) from continuing operations per share—diluted	$0.77	$(0.87)	$(74.16)
Amortization of goodwill, net	—	—	10.85

Adjusted income (loss) from continuing operations per share—diluted	$0.77	$(0.87)	$(63.31)

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

The changes in the carrying amount of goodwill by reportable segment are as follows:

	Insurance brokerage	Specialized benefits services	Corporate	Total
	(Dollars in thousands)
December 31, 2001	$116,072	$26,283	$34,438	$176,793
Goodwill acquisitions/adjustments	3,931	4,922	2,464	11,317

December 31, 2002	120,003	31,205	36,902	188,110
Goodwill acquisitions/adjustments	32,097	1,424	3,606	37,127

December 31, 2003	$152,100	$32,629	$40,508	$225,237

The adjustments to goodwill relate primarily to acquisitions and contingent purchase price payments on previous acquisitions. The Company records contingent purchase price payments as adjustments to goodwill when resolved.

In 2003 and 2002, the Company completed its annual impairment test and concluded that that the fair value of its net assets including goodwill exceeded its carrying value determined on a segment basis, hence no impairment charges were recorded for the years ended December 31, 2003 and 2002, respectively.

The Company’s amortizable intangible assets by asset class are as follows at December 31:

	Gross carrying value	Accumulated amortization	Net carrying value	Amortization period
	(Dollars in Thousands)
2003
Expiration rights	$199,549	$(113,339)	$86,210	10 years
Covenants not-to-compete	40,646	(36,622)	4,024	7 years
Other	3,443	—	3,443	5 years

Total	$243,638	$(149,961)	$93,677

2002
Expiration rights	$178,911	$(94,615)	$84,296	10 years
Covenants not-to-compete	38,671	(33,951)	4,720	7 years
Other	3,701	(697)	3,004	5 years

Total	$221,283	$(129,263)	$92,020

At December 31, 2003, other intangible assets are comprised of deferred financing costs related to the Company’s credit facility—see Note 5—Long-Term Debt. In 2003 and 2002, the Company charged $1,894,000 and $2,437,000 to interest expense for the amortization of these costs.

The amortization expense for amortizable intangible assets for the years ending December 31, 2004, 2005, 2006, 2007 and 2008 is estimated to be $20,345,000, $17,081,000, $13,871,000, $10,977,000 and $8,631,000, respectively.

With the exception of goodwill, the Company has no intangible assets with indefinite lives.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

Due to deteriorating operating results with low margins and high capital expenditure requirements, in the fourth quarter of 2001, the Company recorded a $46,900,000 impairment charge against goodwill and expiration rights related to its discontinued operations (see Note 17—Discontinued Operations).

4.    Property and Equipment

Property and equipment consists of the following as of December 31:

	2003	2002
	(Dollars in thousands)
Furniture and equipment	$61,110	$54,596
Leasehold improvements	9,093	7,345

	70,203	61,941
Less accumulated depreciation	(49,523)	(40,980)

Property and equipment, net	$20,680	$20,961

5.    Long-Term Debt

Long-term debt consists of the following as of December 31:

	2003	2002
	(Dollars in thousands)
Senior Credit Facility:
Term loan	$124,688	$29,521
Revolving credit facility	—	56,075
Other Debt:
Notes issued in connection with acquisitions, due various dates through 2009 at interest rates from 7% to 10%	24,911	35,880
CNA Pro Finite Risk Policy	—	3,028
Zurich term loan	3,000	3,000
Other long-term debt, primarily capital leases	7,422	9,331

Total debt	160,021	136,835
Current portion of long-term debt	(18,725)	(32,871)

Long-term debt	$141,296	$103,964

Substantially all of the assets of the Company are pledged as collateral against long-term debt.

In August 2003, the Company completed a $155,000,000 senior secured credit facility with several lending institutions that replaced a $200,000,000 credit facility that was to expire on September 17, 2004. The credit facility is structured as follows: a $30,000,000 revolving credit facility maturing in August 2007, and a $125,000,000 term loan, payable in quarterly installments that commenced on October 31, 2003. The last quarterly installment is due in August 2008, the maturity date of the term loan. The proceeds from borrowings under the credit facility were drawn to (i) repay all amounts under the previously existing credit facility, (ii) repay a portion of certain notes issued for acquisitions, (iii) pay fees and expenses in connection with the credit facility including a prepayment penalty in connection with the prepayment of the previously existing credit

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

facility, and (iv) for general corporate purposes. The Company incurred approximately $3,766,000 in fees and expenses related to the credit facility, which have been capitalized and are being recorded to interest expense over the term of the credit facility. Additionally, as a result of repaying the previously existing credit facility, the Company recorded an expense of $4,049,000 in the third quarter of 2003 related to the early extinguishment of debt. The expense reflected the prepayment penalty and the write-off of remaining deferred financing costs.

Borrowings under the term loan bear interest, at the Company’s option, at either a base rate plus 2.0% per annum or the Eurodollar rate plus 3.0% per annum. The base rate and the Eurodollar rate are effectively the prime rate and the London Interbank Offering Rate for the applicable period, respectively. The interest rate on the term loan was 4.13% at December 31, 2003.

The revolving credit facility is available for loans denominated in U.S. dollars and for letters of credit. Borrowings under the revolving credit facility bear interest, at the Company’s option, at either a base rate plus an applicable margin ranging from 1.5% to 2.5% per annum or the Eurodollar rate plus an applicable margin ranging from 2.5% to 3.5% per annum, depending on the Company’s credit ratings as determined by Standard & Poor’s and Moody’s Investors Service credit rating services at the time of borrowing. Additionally, there is a commitment fee on the unused portion of the revolving credit facility of 0.50% per annum. The revolving credit facility may be used for acquisition financing and general corporate purposes. At December 31, 2003, availability under the revolving credit facility was reduced by $1,725,000 for outstanding letters of credit.

The credit facility contains various limitations, including limitations on the payment of dividends and other distributions to stockholders, borrowings and acquisitions. The credit facility also contains various financial covenants that must be met, including those with respect to fixed charges coverage and limitations on consolidated debt, net worth and capital expenditures. Failure to comply with the covenants may result in an acceleration of the borrowings outstanding under the facility. All of the stock of the Company’s subsidiaries and certain other identified assets of the Company are pledged as collateral to secure the credit facility. Additionally, each subsidiary guarantees the obligations of the Company under the credit facility. As of December 31, 2003 the Company is in compliance with all such covenants.

On October 25, 2002, the Company completed its IPO of 9,000,000 shares at a price of $10.00 per share. The cash proceeds of the offering after the underwriting discount were $83,700,000. After deducting offering expenses of $5,264,000 the Company used $78,436,000 to pay down indebtedness under the previous credit facility. In connection with the debt repayment, the Company wrote off $1,950,000 in deferred financing costs, which was recorded in the fourth quarter of 2002.

In April 2002, after the Company completed the sale of USIA, discussed further in Note 17—Discontinued Operations, the Company repaid $16,300,000 of the term loan. In connection with the debt repayment, the Company wrote-off $660,000 in deferred financing costs, which was recorded in the second quarter of 2002.

In May 2001, the Company entered into a term loan with Zurich Services Corporation (Zurich) in the amount of $3,000,000. The principal amount has a maturity date of September 20, 2004, and bears interest based on the prime rate plus 0.50%, or 4.5% at December 31, 2003.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

At December 31, 2003, future maturities of long-term debt, including obligations under capital leases, were as follows (dollars in thousands):

Year
2004	$18,725
2005	10,946
2006	5,678
2007	3,239
2008	121,124
Thereafter	309

Total future maturities of debt	$160,021

6.    Stockholders’ Equity

As of December 31, 2003, the authorized capital stock under the Company’s certificate of incorporation was 397,000,000 shares, of which 300,000,000 shares were voting common stock, par value $0.01 per share, 10,000,000 shares were non-voting common stock, par value $0.01 per share, and 87,000,000 shares were voting preferred stock, par value $0.01 per share.

In April 2002, the Company’s Board of Directors and stockholders approved to increase the number of authorized common shares from 135,000,000 to 300,000,000. The Board of Directors and stockholders also authorized a two-for-five reverse stock split for its common shares issued and outstanding or held in treasury immediately prior to October 16, 2002 (reverse stock split). The par value of the common stock was maintained at the pre-split amount of $0.01 per share. All references to common shares, common stock warrants, stock options, stock appreciation rights (SARs) and per share amounts in the accompanying consolidated financial statements have been restated to reflect the reverse stock split on a retroactive basis, exclusive of fractional shares.

Common Stock

At December 31, 2003, the Company had approximately 46,681,000 shares of voting common stock and zero shares of non-voting common stock outstanding.

On October 25, 2002, the Company completed its IPO of 9,000,000 common shares at a price of $10.00 per share (see Note 5—Long-Term Debt).

Upon consummation of the Company’s IPO, all outstanding shares of preferred stock were split adjusted (two-for-five reverse stock split) and converted into approximately 23,083,000 shares of the Company’s common stock. The accretion dividends, with respect to the preferred stock, were converted to approximately 9,112,000 shares of the Company’s common stock at the IPO price of $10.00 per share.

Preferred Stock

At December 31, 2003, the Company had no shares of preferred stock outstanding. As noted above, upon the consummation of the Company’s IPO, all outstanding shares of preferred stock were converted into the Company’s common stock, and the related accretion dividends were converted to the Company’s common stock at the IPO price of $10.00 per share (see Footnote 7—Redeemable Securities).

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

The following table summarizes certain information about the Company’s preferred stock at December 31, 2003, 2002 and 2001:

	Par	Shares authorized	Shares issued and outstanding	Aggregate liquidation preference
	(Amounts in thousands, except per share data)
December 31, 2003	$0.01	87,000	—	$—
December 31, 2002	$0.01	87,000	—	$—
December 31, 2001	$0.01	77,117	56,788	$435,299

Warrants

In September 1999, Series W stockholders were issued warrants convertible into shares of Series W preferred stock. As of December 31, 2003, 6,250,002 warrants were outstanding and exercisable into an aggregate of 2,499,997 shares of common stock at an exercise price of $15.00 per share. The warrants expire on September 17, 2004.

7.    Redeemable Securities

Common Stock

Upon consummation of the IPO, all redeemable preferred stock, for which the holders still had put rights, was converted to common stock. After the conversion, the holders of the redeemable preferred stock retained the right to put their common stock to the Company upon the occurrence of certain events as described below.

The individuals who hold the put rights may, in the event of death, disability or involuntary termination, put to the Company the number of shares owned by them having a fair market value equal to their original investment in those shares. The put rights generally continue as long as the original holders own the stock and remain employed by the Company. The put rights are not transferable. Therefore, if these original holders sell any of the stock, the put rights with respect to the shares sold are extinguished.

The original issuance cost of $21,302,000 is reported as redeemable common stock in the accompanying 2002 balance sheet. Since the Company is obligated to repurchase shares from its employees only in an amount equal to their original issuance cost, changes in the fair value of such shares are not required to be recognized in the Company’s statements of operations or stockholders’ equity.

On July 1, 2003, in conjunction with the effective date of SFAS No. 150, the Company reviewed the classification of its redeemable common stock and reclassified these shares to common stock and additional paid-in capital. Additionally, the Company separately recognized the fair value of the put rights in liabilities (see Note 1—“Nature of Operations and Summary of Significant Accounting Policies”).

Redeemable Common Stock Warrants

Warrants to purchase 739,999 shares of the Company’s voting common stock, issued in conjunction with a 1996 senior subordinated debt offering that was repaid in 1999 were outstanding and exercisable at December 31, 2002. In 2002, the holders of the warrants agreed to terminate the put rights associated with the

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

common stock warrants concurrent with the consummation of the IPO. The Company had the right, which it did not exercise, to repurchase all, but not less than all, the warrants issued in 1996 and shares issuable upon the exercise of these warrants until January 2003. The warrants expired on March 14, 2003. Since prior to the termination of the put rights, the holders had the right to put the warrants or warrant shares back to the Company, the change in the value of the warrants is reported in the accompanying statements of operations. The value of the warrants was $230,000 at December 31, 2002. Since the put rights were terminated, the value of the warrants was transferred from redeemable common stock to common stock in the fourth quarter of 2002. The change in the value of the warrants was $(4,070,000) and $1,406,000 for the years ended December 31, 2002 and 2001, respectively.

Redeemable Preferred Stock

Upon consummation of the IPO, all redeemable preferred stock was converted to common stock.

In 1997, in connection with a former joint venture with JP Morgan Chase, the Company sold 923,000 shares of series N preferred stock to CBC Holding Ltd. (CBC), an affiliate of JP Morgan Chase, for $6,000,000. In October 1998, the Company sold 3,300,000 shares of series T preferred stock to CBD Holdings Ltd. (CBD), another affiliate of JP Morgan Chase, for $25,000,000, and CBC transferred its holdings of series N preferred stock to CBD.

In connection with the series N preferred stock purchase by CBC (which was subsequently transferred to CBD, along with all the related put rights), the Company granted CBC the right to put the preferred stock back to the Company upon the occurrence of certain events surrounding material changes in ownership of the Company.

The change in the put price is recorded as an adjustment to retained deficit and is reflected as an adjustment to the net loss in the computation of basic and diluted earnings per share (EPS) in 2002 and 2001. The change in the put price recorded as an adjustment to the Company’s accumulated deficit was $(138,000) and $138,000 the years ended December 31, 2002 and 2001, respectively.

Upon consummation of the IPO, the puts rights were terminated and the redeemable preferred stock was converted to shares of common stock.

8.    Employee Benefit Plans

401(k) Plan

The Company maintains a 401(k) Plan covering substantially all employees with at least six months of service. Under the 401(k) Plan, the first 4% of a participant’s contribution will be eligible for a discretionary employer match of $0.75 for each dollar contributed. The maximum employer match is 3% of a participant’s annual compensation.

Following an acquisition, the Company may maintain the existing savings plans of acquired entities for a short period of time. During 2003, 2002 and 2001, a number of such plans were maintained by the Company, all of which have been or will be merged into the Company’s 401(k) Plan.

Company contributions to all 401(k) plans for 2003, 2002 and 2001 were $2,913,000, $3,527,000 and $3,374,000, respectively.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

2002 Equity Incentive Plan

The Company’s Board of Directors and a requisite majority of the stockholders approved a new 2002 Equity Incentive Plan (EIP) that became effective and replaced the Long-Term Incentive and Share Award Plan with the consummation of the IPO. The EIP has reserved up to 10,270,000 shares of the Company’s common stock for issuance to directors, executive officers, employees and non-employee contributors.

The EIP provides for the direct award of shares of the Company’s common stock or stock units, the sale of shares of the Company’s common stock and for the grant of options to purchase shares of the Company’s common stock. Options granted under the EIP may be non-qualified or incentive stock options. See Note 9—Stock Option Plan.

Upon the consummation of the IPO, approximately 104,000 shares of restricted stock, which were fully vested, were granted to nine executive officers with a value of $1,042,000 that was recorded as an expense in the fourth quarter of 2002.

Employee Stock Purchase Plan

The Company adopted the Employee Stock Purchase Plan (ESPP) effective on the consummation of the IPO. The ESPP is intended to promote broad-based employee stock ownership within the Company. The ESPP provides for the purchase of up to 1,600,000 shares of the Company’s common stock by its employees. The Company may deliver repurchased and/or newly issued shares under this plan. Eligible employees are entitled to purchase the Company’s common stock at a 15% discount, contributing a maximum of 20% of their gross compensation. Shares issued under the plan were 97,807 and 25,000 in 2003 and 2002, respectively. All shares purchased under this plan must be retained for a period of one year.

Long-Term Incentive and Share Award Plan

As noted above, the EIP replaced the Long-Term Incentive and Share Award Plan. SARs held by former employees were settled in cash. SARs held by current employees and consultants were either exchanged for stock options or common stock or paid out in a combination of cash and common stock. In the fourth quarter of 2002, the Company recorded a charge of $1,269,000 related to the SAR exchange.

The following table summarizes certain information about the Company’s Incentive Plan:

	SARs outstanding	Reference prices per share
	(Amounts in thousands, except per share data)
January 1, 2001	2,750
SARs granted	523	$15.50
SARs redeemed	(7)	$0.02
SARs canceled	(73)	$0.03-18.75

December 31, 2001	3,193
SARs granted	310	$17.50
SARs redeemed	(459)	$0.03-17.00
SARs canceled	(224)	$0.03-18.75
SARs converted to options	(2,820)	$7.50-20.63

December 31, 2002	—

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

Compensation expense, or a reduction of compensation expense, for SARs was recorded based on the change in fair value of the Company’s common stock from grant date to each balance sheet date. Reference prices are equal to the estimated fair value of the Company’s common stock at the grant date. Compensation expense, or a reduction of compensation expense, in 2003, 2002 and 2001 related to the SARs was zero, $(2,995,000) and $3,092,000, respectively.

9.    Stock Option Plan

As discussed in Note 8—Employee Benefit Plans, the Company sponsors the 2002 Equity Incentive Plan.

The Company has granted non-qualified stock options to officers, employees and non-employee directors of the Company and its subsidiaries. The options are primarily granted at the fair value of the underlying shares at the date of grant. Options granted under the non-qualified plan become fully exercisable at the end of four years of continued employment. Options expire ten years from the date of grant, or earlier in the event of termination of the employee.

The following is a summary of all of the Company’s stock option activity and related information:

	Shares under option	Weighted average exercise price
	(Amounts in thousands, except exercise price data)
January 1, 2002:	—	$—
Granted	5,863	10.00
Exercised	—	—
Canceled	(2)	10.00

December 31, 2002	5,861	10.00
Granted	399	10.51
Exercised	(88)	9.84
Canceled	(259)	10.01

December 31, 2003	5,913	$10.04

Exercisable at end of year	2,861	$10.00

There were 4,107,000 options available for future grant at December 31, 2003. The range of exercise prices of options outstanding at December 31, 2003 was $7.50 to $12.02.

The weighted-average fair value of options granted during the year was $3.57 and $3.43 for 2003 and 2002, respectively. The weighted-average contract life of options outstanding at December 31, 2003 and 2002 was 9 and 10 years, respectively.

On November 27, 2002, the Company exchanged all SARs for stock options under the 2002 Equity Incentive Plan, which totaled 2,820,000 shares. In connection with this exchange, the Company recorded $1,269,000 of compensation expense in the fourth quarter of 2002, which is reported as the value of stock options exchanged for stock appreciation rights in the accompanying 2002 statements of operations. The stock options under the SARs exchange were vested if the SARs for which they were exchanged were vested.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

10.    Income Taxes

For the years ended December 31, the provision (benefit) for income taxes related to continuing operations consists of the following:

	2003	2002	2001
	(Dollars in thousands)
Current provision:
Federal	$1,180	$183	$(1,113)
State	3,080	1,764	1,659

Total current provision	4,260	1,947	546
Deferred tax expense (benefit):
Federal	9,173	(10,175)	(11,222)
State	199	(1,796)	(1,980)

Total deferred tax expense (benefit)	9,372	(11,971)	(13,202)
Change in valuation allowance	(17,517)	9,506	8,011

Total income tax benefit	$(3,885)	$(518)	$(4,645)

In the fourth quarter of 2003, upon determination that it is more likely than not that the Company’s deferred tax asset will be realized in future periods, the Company reversed the valuation allowance for its net deferred tax asset. This determination was made based on the Company’s profitability since the IPO, the positive impacts of the Company’s new credit facility and on management’s expectations of the Company’s ability to realize the benefits of its deferred tax asset in the future.

Income taxes recorded by the Company related to continuing operations differ from the amounts computed by applying the statutory U.S. federal tax rate to the income (loss) before income taxes. Significant reconciling items are as follows:

	2003		2002		2001
	(Dollars in thousands)
Expected provision (benefit)	$11,001	35.0%	$3,542	34.0%	$(13,369)	(34.0)%
Recognized net operating loss, future deductions and credits	—	—	(4,624)	(44.4)	—	—
Purchase price adjustment	—	—	(2,465)	(23.7)	—	—
Non-deductible goodwill	—	—	—	—	2,879	7.3
Increase in net operating loss	—	—	(7,419)	(71.2)
Change in valuation allowance	(17,517)	(55.7)	9,506	91.2	8,011	20.4
Tax effect of elimination of intercompany revenues and expenses	—	—	—	—	(2,416)	(6.1)
State income and capital based taxes, net of federal tax (benefit)	2,128	6.7	1,764	16.9	(1,264)	(3.2)
Non-deductible meals and entertainment	565	1.8	623	6.0	650	1.7
Interest expense on common stock warrants	—	—	(1,628)	(15.6)	478	1.2
State net operating loss	—	—	—	—	289	0.7
Recovery of income taxes	—	—	—	—	(965)	(2.5)
Other	(62)	(0.2)	183	1.8	1,062	2.7

Total income tax benefit	$(3,885)	(12.4)%	$(518)	(5.0)%	$(4,645)	(11.8)%

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

Deferred income taxes reflect the impact of temporary differences between the values recorded for financial reporting purposes and values utilized for measurement in accordance with current tax laws. The tax effects of the significant temporary differences giving rise to the Company’s deferred tax assets (liabilities) from continuing operations at December 31 are as follows:

	2003	2002
	(Dollars in thousands)
Current deferred tax assets:
Allowance for bad debts and policy cancellations	$779	$929
Accrued compensation	989	820
Accrued severance	506	1,261
Accrued errors and omissions	1,398	1,042
Net operating loss carry-forward	8,346	—
Alternative minimum tax credit carry-forward	790	—
Other	617	702

Current deferred tax assets	13,425	4,754
Valuation allowance	—	(4,754)

Net current deferred tax assets	$13,425	$—

Non-current deferred tax assets (liabilities):
Intangible assets	$(11,303)	$(10,348)
Retention agreements	2,140	2,281
Fixed assets	(1,122)	(697)
Notes receivable	(73)	1,974
Net operating loss carry-forward	—	16,797
Deferred rent	553	991
Accrued compensation	917	1,034
Charitable contribution carry-forward	533	517
Other	107	214

Non-current deferred tax assets (liabilities)	(8,248)	12,763
Valuation allowance	—	(12,763)

Net non-current deferred tax liability	$(8,248)	$—

At December 31, 2003, the Company had a net operating loss carry-forward of approximately $22,584,000 for federal tax purposes that will expire during the period 2011 through 2022. In addition, as a result of certain acquisitions, the Company had a preacquisition net operating loss carry-forward of approximately $1,261,000. To the extent not utilized earlier, the preacquisition net operating loss has expiration dates from 2011 through 2013.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

11.    Lease Commitments

The Company leases various facilities and equipment under non-cancelable operating leases. These leases generally contain renewal and/or purchase options and escalation clauses. Minimum aggregate rental commitments at December 31, 2003, under non-cancelable operating leases having an initial term of more than one year, are as follows:

Year	Amount
(Dollars in thousands)
2004	$14,229
2005	12,773
2006	9,580
2007	7,293
2008	5,614
Thereafter	6,806

Total future minimum lease payments	$56,295

Total rental expense in 2003, 2002 and 2001 was approximately $15,595,000, $14,418,000 and $15,984,000, respectively.

12.    Related Party Transactions

At December 31, 2003, five insurance carriers were stockholders of the Company. For the year ended December 31, 2003, commissions earned on policies placed through these insurance carriers were approximately $34,401,000. At December 31, 2002 and 2001 seven insurance carriers were stockholders of the Company. For the years ended December 31, 2002 and 2001, commissions earned on policies placed through these insurance carriers were approximately $43,644,000 and $34,958,000, respectively.

The Company paid approximately $1,198,000, $2,240,000 and $1,144,000 to JP Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., in fees relating to financing and other professional services for the years ended December 31, 2003, 2002 and 2001, respectively. JP Morgan Chase Bank is the syndicating agent and a significant participant on the existing credit facility which includes the $30,000,000 revolving credit facility and the $125,000,000 term loan (see Note 5—Long-Term Debt). CBD and JP Morgan Partners are affiliates of J.P. Morgan Chase & Co. and JP Morgan Chase Bank, and are stockholders of the Company.

On December 21, 2001, the Company entered into a service agreement with Ceridian Corporation (Ceridian), a stockholder of the Company, whereby Ceridian was to provide certain administrative services to the Company and its customers. The service agreement with Ceridian included a provision whereby Ceridian could recover up to $1,182,000 in conversion costs if their revenue from administrative services provided to the Company’s customers failed to meet specific semi-annual requirements. The Company determined that it was probable that the revenue targets would not be met and, accordingly, reserved for $1,182,000 in the fourth quarter of 2002. In March 2002, the original service agreement was amended due to our announcement to sell USIA (see Note 17—Discontinued Operations). The amendment eliminated USIA as a party to the service agreement, which resulted in the accrual of an additional $990,000 in termination costs.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

In May 2001, the Company entered into a term loan agreement with its affiliate Zurich Services Corporation (see Note 5—Long-Term Debt). Zurich is a stockholder of the Company.

Additionally, a majority of the Company’s acquisition-related debt is payable to current employees of the Company.

13.    Business Concentrations

For the year ended December 31, 2003, a substantial portion of the Company’s commissions and fees were received from clients in the states of New York and California. Accordingly, the occurrence of adverse economic conditions or an adverse regulatory climate in New York or California could have a material adverse effect on the Company. However, the Company believes, based on its diversified customer base and product lines within the states it operates in, that there is minimal risk of a material adverse occurrence due to the concentration of operations in New York and California.

14.    Segment Reporting

The Company has three reportable segments: insurance brokerage, specialized benefits services and corporate. The Company’s reportable segments are separately managed strategic business units that offer different products and services to different target markets.

In connection with the decision to discontinue the operations of USIA, the Company renamed its administration and other services segment the specialized benefits services segment. The insurance brokerage segment offers general and specialty property and casualty and employee benefit-related insurance. The specialized benefits services segment offers health and welfare products, retirement services such as 401(k) plan administration and defined benefit actuarial services, benefits enrollment and communication, executive benefits and other related consulting services. The corporate segment is responsible for managing the following: acquisition processes, marketing, human resources, legal, capital, financial and reporting.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

The following table shows the income (loss) from continuing operations before income taxes for the years ended December 31, 2003, 2002 and 2001.

	Insurance brokerage	Specialized benefits services	Corporate	Total
	(Dollars in thousands)
2003
Revenues	$301,709	$52,560	$533	$354,802
Expenses	215,737	42,281	19,669	277,687
Depreciation and amortization	24,252	5,184	2,090	31,526
Interest	1,560	841	7,708	10,109
Early retirement of debt	—	—	4,049	4,049

Income (loss) from continuing operations before income taxes	$60,160	$4,254	$(32,983)	$31,431

2002
Revenues	274,267	53,310	619	328,196
Expenses	205,907	43,583	20,271	269,761
Change in value of stock appreciation rights	—	—	(2,995)	(2,995)
Value of stock options exchanged for stock appreciation rights	—	—	1,269	1,269
Grant of restricted stock	—	—	1,042	1,042
Change in value of redeemable common stock warrants	—	—	(4,070)	(4,070)
Depreciation and amortization	23,766	5,674	2,939	32,379
Interest	2,716	1,326	13,740	17,782
Early retirement of debt	—	—	2,610	2,610

Income (loss) from continuing operations before income taxes	$41,878	$2,727	$(34,187)	$10,418

2001
Revenues	258,094	53,042	443	311,579
Expenses	214,129	40,143	22,314	276,586
Change in value of stock appreciation rights	—	—	3,092	3,092
Change in value of redeemable common stock warrants	—	—	1,406	1,406
Depreciation and amortization	34,079	6,536	5,111	45,726
Interest	2,736	1,366	19,989	24,091

Income (loss) from continuing operations before income taxes	$7,150	$4,997	$(51,469)	$(39,322)

The total assets by segment at December 31 are as follows:

	2003	2002
	(Dollars in thousands)
Segment assets:
Insurance brokerage	$524,046	$461,903
Specialized benefits services	81,740	82,702
Corporate	63,973	33,809

Total assets for use in continuing operations	669,759	578,414
Assets held for discontinued operations (Note 17)	288	1,092

Total Assets	$670,047	$579,506

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

15.    Contingencies

The Company is subject to various claims, lawsuits and proceedings that arise in the normal course of business. These matters principally consist of alleged errors and omissions in connection with the placement of insurance and rendering administrative or consulting services and are generally covered in whole or in part by insurance. On the basis of present information, anticipated insurance coverage and advice received from counsel, it is the opinion of the Company’s management that the disposition or ultimate determination of these claims, lawsuits or proceedings will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Near North Insurance Litigation.    In October 2002, a group of plaintiffs who are affiliated companies and competitors of the Company in the insurance brokerage and risk management business, filed a complaint in the Chancery Court of the Circuit Court of Cook County, Illinois, against the Company and two of its Illinois-based and one of its California-based officers and employees who previously worked for the plaintiff, various other third party individuals, and an insurance brokerage. Plaintiff’s complaint seeks from all defendants unspecified compensatory damages and punitive damages related to claims for among other things tortuous interference with clients, violation of state trade secrets laws, and civil conspiracy. The Company, its officers and employees asserted various defenses to this action, and the Company’s insurance carriers are involved in the defense of the litigation. In March 2003, the Company’s California-based officer was dismissed from the litigation. In November 2003, the Illinois court dismissed all of the claims asserted against the Company and its officers and employees for failing to meet Illinois pleading requirements, and the court gave plaintiffs an additional opportunity to attempt to meet those requirements.

In December 2003, plaintiffs filed an amended complaint, and the Company has filed another motion to dismiss all claims asserted against the Company and its officers and employees based on several grounds including the grounds previously accepted by the court.

The Company is vigorously defending this action as it believes the plaintiff’s allegations against the Company have no merit.

USIA Litigation Matters.    In 1997 and 1998, USIA, through its former subsidiary division Benefit Plan Administrators, Inc. (BPA), was the third-party administrator of health benefits for the employees of Nassau County, New York. In October 2001, the United States Attorney brought an indictment against several individuals, including the former CEO of BPA, alleging possible wrongdoing in the procurement and administration of contracts for third-party health care administrative services for employees of Nassau County. The Company and USIA, from the outset, cooperated fully with this investigation. Based on the facts and the cooperation of the Company and USIA in the government’s investigation, the United States Attorney issued a press release in October 2001 that included, among other matters, a statement that neither the Company nor USIA was responsible for any wrongdoing alleged in the indictment. In March 2002, a second superseding indictment was made public. The second superseding indictment added income tax evasion charges against several people, including the former CEO of BPA, and accused him of causing the Company to file false tax returns. In July 2003, the former CEO of BPA was charged in a new indictment with violating certain tax and currency transaction reporting laws. A superseding tax indictment was filed in October 2003. The Company cooperated fully in this investigation and none of the Company, USIA or any current management or employees was informed that such person was a target of this new investigation. The trial on these tax charges resulted in a conviction against the former CEO of BPA on all charges. On January 27, 2004, the former CEO of BPA pleaded guilty to conspiracy to bribe a Nassau County official and to launder money, which fully resolved this matter.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

After discussions with outside counsel, the Company understands that all of the matters addressed above are now fully resolved with no liability to the Company, USIA or any of its current management or employees.

16.    Efficiency Initiative and Other Accruals

In an effort to reduce operating expenses, in 2002 and 2001, the Company recorded charges of $5,511,000 and $9,642,000, respectively, related to future compensation costs for terminated employees, future producer compensation restructuring and future lease costs for terminated office leases. Additionally, in 2003, the Company recorded a charge of $396,000 for severance costs related to its corporate office move from San Francisco to New York.

The following table summarizes transactions related to the employee termination benefits, producer compensation restructuring costs and terminated office lease costs:

	Terminated employee severance liability	Producer compensation restructuring liability	Terminated office lease costs liability	Total
	(Dollars in thousands)
December 31, 2000	$2,979	$—	$528	$3,507
Efficiency initiative charges	4,738	2,951	1,953	9,642
Used in year	(3,293)	(88)	(632)	(4,013)

December 31, 2001	4,424	2,863	1,849	9,136
Efficiency initiative charges	3,563	1,832	116	5,511
Used in year	(5,725)	(2,802)	(1,180)	(9,707)

December 31, 2002	2,262	1,893	785	4,940
Other charges	396	—	—	396
Used in year	(2,149)	(1,620)	(697)	(4,466)

December 31, 2003	$509	$273	$88	$870

The employee termination benefits and the future producer compensation restructuring charges reflected above are included in compensation and employee benefits expenses in the accompanying statements of operations. The terminated office lease charges are included in other operating expenses in the accompanying statements of operations. Substantially all of the remaining liabilities will be paid by the end of 2004.

Retirement

In January 2002, the Company announced that Bernard H. Mizel, Chairman and Chief Executive Officer since the Company was founded in 1994, would retire. David L. Eslick, who had been President and Chief Operating Officer since July 1998, would succeed Mr. Mizel. In the first quarter of 2002, the Company took a compensation charge of $2,800,000 related to the retirement. This compensation charge consisted of $1,935,000 for severance, $295,000 for bonus and $570,000 for benefits.

17.    Discontinued Operations

In January 2002, the Company determined that USIA was no longer core to the Company’s mission, vision or strategy and in April 2002, sold USIA for $19,900,000 to CBCA Inc. (CBCA). The Company received

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

and recorded cash proceeds of $18,200,000 with the remaining consideration of $1,700,000 in the form of an account receivable. Of the $18,200,000 in cash proceeds, $16,300,000 was used to reduce the Company’s term loan and $1,900,000 was used to pay selling costs. The receivable was due to the Company no later than May 16, 2003. In connection with the sale, the Company recorded a pre-tax loss of $7,219,000 in the second quarter of 2002. The Company also received a $13,000,000 contingent note receivable, which became due in June 2003. The note receivable was contingent upon certain post-closing revenue and other adjustments included in the purchase agreement. The $13,000,000 note receivable was not recorded by the Company.

In August 2003, the Company received and recorded cash proceeds of $3,250,000 in connection with the settlement of the $1,700,000 account receivable and the $13,000,000 note receivable. As a result of the terms of the settlement and after transaction costs, the Company recorded a gain in discontinued operations of $772,000 in the third quarter of 2003.

The assets and liabilities of discontinued operations at December 31 are as follows:

	2003	2002
	(Dollars in thousands)
Assets
Cash and cash equivalents	$259	$833
Premiums and commissions receivable	—	20
Other receivables	—	210
Other	29	29

Total Assets	$288	$1,092

Liabilities
Premiums payable to insurance companies	$—	$—
Accrued expenses	—	990
Current portion of long-term debt	—	—
Other	—	482

Total Liabilities	$—	$1,472

The results of operations of discontinued operations for the years ended December 31 are as follows:

	2003	2002	2001
	(Dollars in thousands)
Revenues	$776	$19,496	$74,751
Expenses
Compensation and employee benefits expenses	—	15,159	52,314
Other operating expenses	448	8,520	31,216
Amortization of intangible assets	—	792	5,775
Depreciation	—	1,257	3,886
Interest	—	300	947
Impairment of long-lived assets	—	—	46,900
Loss on sale of USIA	—	7,219	—

Total Expenses	448	33,247	141,038

Gain (loss) from discontinued operations	328	(13,751)	(66,287)
Income tax expense (benefit)	115	—	(4,481)

Income (loss) from discontinued operations	$213	$(13,751)	$(61,806)

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

In the fourth quarter of 2001, the Company determined that the intangible assets of USIA were impaired after considering USIA’s actual and projected operating results. Using undiscounted cash flows over the remaining amortization period, the Company estimated that the fair value of the long-lived assets of USIA approximated $22,500,000. The carrying amount of the long-lived assets approximated $69,400,000 prior to the impairment charge at December 31, 2001, so the Company wrote off all existing goodwill of $37,500,000. Additionally, the Company reduced related expiration rights by $9,400,000. Together, these two write-offs resulted in the impairment charge of $46,900,000.

USIA Litigation Matters

Fireman’s Fund Litigation.    During 1998 and 1999, USIA was insured under an errors and omissions policy issued by Fireman’s Fund. USIA asserted a claim for indemnification under the policy in the amount of $10,000,000 (the policy limit) plus the cost of defense for the Nassau County, New York litigation (see Note 15—Contingencies). In November 2001, USIA settled this litigation with Fireman’s Fund with the exchange of mutual releases of liability and a payment by Fireman’s Fund to USIA in the amount of $2,067,000. As a result of the settlement, the Company reduced its receivable for the claim by $7,933,000. This write-down is reflected in the results from discontinued operations included in the accompanying statement of operations for the year ended December 31, 2001.

Mutual of Omaha Litigation.    USIA, as the third-party administrator of health benefits for the employees of Nassau County, New York, placed stop-loss insurance with the Mutual of Omaha Insurance Company (Mutual). In 1999, Mutual brought an action against USIA asserting breach of contract, breach of warranty, fraud and negligent misrepresentation on the part of USIA arising out of contracts between Mutual and USIA. All claims in this litigation were settled pursuant to a settlement agreement dated as of November 30, 2001 and dismissed with prejudice pursuant to a stipulation of dismissal with prejudice filed with the court on December 17, 2001. Pursuant to the settlement agreement, USIA’s insurer, Fireman’s Fund, paid Mutual $2,216,667. No payment by USIA was required. However, as a result of the settlement in 2001, USIA wrote off a $1,000,000 commission receivable from Mutual recorded over a four-year period from 1995 through 1999. This write-off is reflected in the results from discontinued operations included in the accompanying statement of operations for the year ended December 31, 2001.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

18.    Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share giving effect to the reverse stock split (see Note 6):

	2003	2002	2001
	(Amounts in thousands, except per share data)
Numerator:
Income (loss) from continuing operations	$35,316	$10,936	$(34,677)
Income (loss) from discontinued operations, net of income tax	213	(13,751)	(61,806)

Net income (loss)	35,529	(2,815)	(96,483)
Change in aggregate liquidation preference of preferred stock	—	(18,708)	(21,099)
Change in redemption value of series N put rights	—	138	(138)

	—	(18,570)	(21,237)

Numerator for basic and diluted earnings per share–income (loss) available to common stockholders	$35,529	$(21,385)	$(117,720)

Denominator:
Weighted-average shares outstanding used in calculation of basic earnings per share	45,541	8,805	754
Dilutive effect of stock options and warrants using treasury stock method	487	—	—

Weighted-average shares outstanding used in calculation of diluted earnings per share	46,028	8,805	754

Earnings per share—basic:
Income (loss) from continuing operations	$0.78	$(0.87)	$(74.16)
Income (loss) from discontinued operations, net of income tax	—	(1.56)	(81.97)

Net income (loss)	$0.78	$(2.43)	$(156.13)

Earnings per share—diluted:
Income (loss) from continuing operations	$0.77	$(0.87)	$(74.16)
Income (loss) from discontinued operations, net of income tax	—	(1.56)	(81.97)

Net income (loss)	$0.77	$(2.43)	$(156.13)

Pro-forma net loss per share (basic and diluted) for the years ended December 31, 2002 and 2001, assuming the conversion of all preferred stock into common stock had taken place at the beginning of each year, would have been $(0.09) and $(3.42), respectively.

For additional disclosures regarding the aggregate liquidation preference of preferred stock and the series N put options (see Note 6—Stockholders’ Equity and Note 7—Redeemable Securities).

For the years ended December 31, 2002 and 2001 dilutive shares of 17,000 and 30,698,000, respectively, were not included in diluted weighted-average shares outstanding because the effects would have been antidilutive. Additionally, for each of years ended December 31, 2003, 2002 and 2001, the 2,500,000 warrants were not included in diluted weighted-average shares outstanding because the effects would have been antidilutive.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

19.    Selected Quarterly Financial Data (Unaudited)

	Three-Month Period Ended
	March 31	June 30	September 30	December 31(2)	Total
	(Dollars in thousands, except for per share data)
2003
Revenues:
Commissions and fees	$82,046	$85,647	$86,205	$98,416	$352,314
Investment income	513	600	770	605	2,488

Total revenues	$82,559	$86,247	$86,975	$99,021	$354,802

Income from continuing operations	$4,965	$7,646	$4,564	$18,141	$35,316

Per share data—basic:
Income from continuing operations(1)	$0.11	$0.17	$0.10	$0.39	$0.78

Per share data—diluted:
Income from continuing operations(1)	$0.11	$0.17	$0.10	$0.38	$0.77

2002
Revenues:
Commissions and fees	$76,539	$79,551	$78,888	$90,570	$325,548
Investment income	740	664	606	638	2,648

Total revenues	$77,279	$80,215	$79,494	$91,208	$328,196

Income (loss) from continuing operations	$(13,854)	$2,283	$11,687	$10,820	$10,936

Per share data—basic:
Income (loss) from continuing operations(1)	$(26.00)	$(4.51)	$8.18	$0.28	$(0.87)

Per share data—diluted:
Income (loss) from continuing operations(1)	$(26.00)	$(4.51)	$0.33	$0.28	$(0.87)

(1)	The quarterly earnings per share amounts, when added, may not coincide with the full year earnings per share reported on the Consolidated Statements of Operations due to differences in the computed weighted-average shares outstanding as well as rounding differences.
(2)	Revenues and income from continuing operations in the fourth quarter are generally higher than the preceding three quarters due primarily to the seasonality of business in our specialized benefits segment.

The net loss in the quarter ended March 31, 2002 was predominantly the result of the 2002 efficiency initiative charge of $5,511,000 (see Note 16—Efficiency Initiative and Other Accruals).

20.    Subsequent Events

On February 12, 2004, the Company filed a $300,000,000 universal shelf registration statement on Form S-3 with the Securities and Exchange Commission pursuant to which USI may offer up to $150,000,000 of USI securities in the future and selling shareholders may offer up to $150,000,000 of USI common stock in the future. Securities offered by USI may be common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, stock purchase contracts, stock purchase units or any combination of such securities. Upon effectiveness of the registration, one or more of these securities may be offered in amounts,

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

prices, and on terms to be announced when and if the securities are offered. The specifics of any future underwritten offerings, along with the use of proceeds of any securities offered, will be described in detail in a prospectus supplement at the time of any such offering.

On January 5, 2004, the Company announced that it had reached an agreement in principle to acquire all the issued and outstanding capital stock of Los Angeles, California based Dodge, Warren & Peters Insurance Services, Inc. (DWP). DWP provides retail property & casualty and employee benefits insurance brokerage services through its four offices in California. Terms of the transaction are subject to final negotiation and execution of definitive agreements. The consummation of the transaction is expected to occur in the second quarter of 2004.

In the first quarter of 2004, the Company completed a strategic review of the business units within its operating segments and effective January 1, 2004 reorganized the management and reporting of two business units within its Specialized Benefits Services segment into the Insurance Brokerage segment. The change was made based on the determination that these business units’ focus is on a similar target market and product set to that of the Insurance Brokerage segment. Beginning with the first quarter of 2004, the Company will report segment information under the new operating structure and prior periods will be reclassified to conform to the new presentation.

PROSPECTUS

$150,000,000

U.S.I. Holdings Corporation

Common Stock, Preferred Stock, Debt Securities, Warrants to Purchase Common Stock, Preferred Stock or Debt Securities, Stock Purchase Contracts, Stock Purchase Units and 8,445,394 shares of Common Stock Offered by Selling Shareholders

The following are types of securities that may be offered and sold by U.S.I. Holdings Corporation under this prospectus up to an aggregate initial offering price of $150,000,000:

•	U.S.I. Holdings Corporation common stock

•	U.S.I. Holdings Corporation preferred stock

•	U.S.I. Holdings Corporation unsecured debt securities

•	U.S.I. Holdings Corporation warrants to purchase common stock, preferred stock or debt securities

•	U.S.I. Holdings Corporation stock purchase contracts and stock purchase units

In addition, this prospectus also covers one or more selling shareholders who may resell up to an aggregate of 8,445,394 shares of U.S.I. Holdings Corporation common stock that they own in one or more offerings.

A prospectus supplement, which must accompany this prospectus, will describe the securities U.S.I. Holdings Corporation is offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

• Aggregate principal amount	• Sinking fund terms
• Issue price	• Ranking
• Denomination	• Redemption terms
• Currency or composite currency	• Conversion terms
• Maturity	• Listing on a securities exchange
• Interest rate	• Amount payable at maturity
• Dividend rate	• Liquidation preference

The prospectus supplement may also supplement or update information contained in this prospectus; provided, that such information does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of U.S.I. Holdings Corporation common stock are traded on the Nasdaq National Market under the symbol “USIH.” The closing price of U.S.I. Holdings Corporation common stock was $14.52 per share on March 26, 2004.

Investing in our securities involves certain risks. See “ Risk Factors” beginning on page 2.

March 29, 2004, as amended April 14, 2004

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 found at Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by us from time to time in filings with the Securities Exchange Commission, press releases, or otherwise. Statements contained in this report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Act. Forward-looking statements may include, but are not limited to, discussions concerning revenues, expenses, earnings, cash flow, capital structure, financial losses, as well as market and industry conditions, premium rates, financial markets, interest rates, contingencies and matters relating to our operations and income taxes. In addition, when used in this report, the words “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on available current market and industry material, experts’ reports and opinions and long-term trends, as well as management’s expectations concerning future events impacting us.

Forward-looking statements made by us or on our behalf are subject to risks and uncertainties, including but not limited to the following: our ability to grow revenues organically; our ability to expand our margins; the integration of our operations with those businesses or assets we have acquired or may acquire in the future and the failure to realize the expected benefits of such integration; errors and omissions claims; future regulatory actions and conditions at the Federal level and in the states in which we conduct business; our ability to attract and retain key sales and management professionals; our level of indebtedness and debt service requirements; downward commercial property and casualty premium pressures; the competitive environment; and general economic conditions around the country. Our ability to grow has been enhanced through acquisitions, which may

i

or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to us. Accordingly, actual results may differ materially from those set forth in the forward-looking statements.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date set forth on the signature page hereto. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

ii

U.S.I. HOLDINGS CORPORATION

We are a distributor of insurance and financial products and services to small and mid-sized businesses. Founded in 1994, we have grown organically and through acquisitions to become the ninth largest insurance broker in the United States and a provider of employee health and welfare products and related consulting and administration services. We currently have approximately 60,000 small and mid-sized business clients. We have two operating segments, Insurance Brokerage and Specialized Benefits Services and an administrative segment, Corporate. The products and services we distribute and offer through our two operating segments can be categorized as:

Insurance Brokerage Segment

•	General and specialty property and casualty insurance, which we refer to as P&C insurance

•	Individual and group health, life and disability insurance, which we refer to as Group Employee Benefits insurance

Specialized Benefits Services Segment

•	Core benefits (retirement services and health and welfare)

•	Benefits enrollment and communication

•	Executive and professional benefits

Corporate Segment

•	Corporate management, acquisition processes, marketing, human resources, legal, capital planning, financial and reporting support.

Approximately 85% of our revenues for the year ended December 31, 2003 was derived from our Insurance Brokerage segment. Within this segment, approximately 68% relates to P&C insurance and 32% to Group Employee Benefits insurance. Approximately 15% of our revenues in 2003 was derived from our Specialized Benefits Services segment. Within this segment, approximately 47% relates to core benefits, 30% to benefits enrollment and communication and 23% to executive and professional benefits. Our Corporate segment had 0.2% of our revenues.

Our sales and marketing efforts are primarily focused on distributing insurance and financial products and services to middle-market businesses. We have approximately 370 sales professionals and product specialists based in 59 offices in 19 states.

Our principal executive office is located at 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, New York 10510 (telephone number: (914) 749-8500). Additional information about U.S.I. Holdings may be found over the Internet at our website at http://www.usi.biz. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our securities. If any of the following risks develop into actual events, our business, financial condition or results could be negatively affected, the market price of your investment could decline and you may lose all or part of your investment.

We may be unsuccessful in growing revenues organically, and our failure to do so may negatively affect our financial results.

Our business plan contemplates that we will grow organically (defined as total revenue growth less the impact of acquisitions) over the long-term through all insurance industry cycles and economic market cycles. As part of our strategy to grow organically, we seek to maintain a balance of revenues in P&C insurance versus group employee benefits/specialized benefits services, increase sales production through our sales management program, and cross-sell multiple lines of business to existing clients. These strategies and activities may not result in achieving our desired organic growth. Due in part to our acquisition strategy, we may have difficulty in acquiring a balance of revenue thereby adversely impacting our revenue diversity. Due in part to the decentralized nature of our operations, we may have difficulty in focusing our sales managers and sales professionals on our sales management program and on our cross-selling strategy. In addition, we may have difficulty in integrating acquired operations, newly hired sales managers, and newly hired sales professionals into our sales management program and cross-selling strategy. If we fail to succeed in our organic revenue growth strategy, our financial results may be negatively affected.

We may be unsuccessful in expanding our margins and, if this were to occur, the market price of our common stock could decrease, perhaps significantly.

Our business plan includes expanding our margins to achieve a balanced performance and efficiency level. As part of our strategy to expand our margins, we seek to consolidate the back-office operations of our insurance brokerage businesses on a regional basis, benchmark all key expense categories, identify best practices, and implement plans to bring all operations to target margin levels. These strategies and activities may not have the desired results in achieving our goal of increasing our margins. Due in part to our acquisition strategy, we may have difficulty in acquiring businesses that have margins in excess of our current margins thereby adversely impacting our margins. Due in part to the decentralized nature of our operation, we may have difficulty in focusing our local managers on our margin expansion strategy program. In addition, we may have difficulty in integrating acquired operations into our margin expansion strategy. If we fail to meet expectations, the market price of our common stock could decrease, perhaps significantly.

Our continued growth is partly based on our ability to acquire and integrate operations successfully, and our failure to do so may negatively affect our financial results.

Our business plan includes making acquisitions of traditional insurance businesses which augment our organic growth. Competition to acquire traditional insurance brokerage businesses is intense. As part of our business strategy, we will seek to acquire such businesses and may experience heightened price competition from our peers. We also seek to acquire businesses in the core benefits, benefits enrollment and communication, and executive and professional benefits areas.

Due in part to the decentralized nature of our operations, as well as the variety of types of businesses we seek to acquire, we may have difficulty integrating the operations, systems and management of our acquired companies and may lose key employees of acquired companies. Also, we may be required to obtain additional financing to pursue our acquisition strategy; however, our ability to do so is limited by the terms of our existing credit facility, which contains covenants that, among other things, may limit our ability to make certain acquisitions as well as impose restrictions on our ability to incur additional debt. We may also be similarly limited by our future debt instruments.

Although we conduct due diligence in respect of the business and operations of each of the businesses we acquire, we may not have identified all material facts concerning these businesses. Unanticipated events or liabilities relating to these businesses could have a material adverse effect on our financial condition. Furthermore, once we have integrated an acquired business, it may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. Our failure to integrate one or more acquired businesses so that they achieve our performance goals may have a material adverse effect on our results of operations and financial condition.

Government regulation relating to the group and individual health plans we sell could negatively affect our financial results.

As an employee benefits broker, we provide our clients access to group and individual health insurance products and services as well as advice on benefit plan design. Revenues generated from the sales of these products and services accounted for approximately 28.5% and 27.2% of our revenues for the years ended December 31, 2002 and 2003, respectively. Reform of the health care system is a topic of discussion at both the state and federal levels in the United States. Proposed bills and regulations vary widely and range from reform of the existing employer-based system of insurance to a single payer, public program. Several groups are urging consideration by the Congress of a national health care plan. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could have a material effect on the profitability or marketability of the health insurance products and services we sell or on our business, financial condition and results of operations.

Our business, financial condition and/or results may be negatively affected by errors and omissions claims.

We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions in placing insurance and handling claims. The placement of insurance and the handling of claims involve substantial amounts of money. Since errors and omissions claims against us may allege our potential liability for all or part of the amounts in question, claimants may seek large damage awards and these claims can involve significant defense costs. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or file claims on behalf of clients, to appropriately and adequately disclose insurer fee arrangements to our clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. It is not always possible to prevent or detect errors and omissions, and the precautions we take may not be effective in all cases.

We have errors and omissions insurance coverage providing limits of $40 million per claim in the aggregate and $40 million annual aggregate coverage. Our deductible on these policies is $500,000 per claim. The coverage limits and the amount of related deductibles are established annually based upon our assessment of our errors and omissions exposure, loss experience and the availability and pricing within the marketplace. During our recent renewal, our premiums and deductibles associated with the purchase of errors and omission coverages were higher than in prior years because of adverse market conditions for buyers of these coverages. Recently, prices have increased and coverage terms have become far more restrictive because of reduced insurer capacity in the marketplace. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.

Our business, financial condition and/or results may be negatively affected if in the future our insurance proves to be inadequate or unavailable. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

The loss of key personnel could negatively affect our financial results and impair our ability to implement our business strategy.

Our success substantially depends on our ability to attract and retain senior management and the individual sales professionals and teams that service our clients and maintain client relationships. The ten highest revenue producing sales professionals during 2003 represented 10.8% of our commissions and fees for the year. In addition, each of our regional and product line reporting unit chief executive officers is responsible for significant segments of our business.

If key sales professionals and senior managers were to end their employment with us, it could disrupt our client relationships and have a corresponding negative effect on our financial results, marketing and other objectives and impair our ability to implement our strategy. Our senior managers and substantially all of our sales professionals are subject to employment agreements containing confidentiality and non-solicitation provisions. We have no reason to believe any of these senior managers and key sales professionals will leave us in the foreseeable future. However, if any of them were to leave and litigate to be released from these agreements, some courts may not enforce these agreements.

The loss of the services of David L. Eslick, our chairman, president and chief executive officer, could adversely affect our ability to carry out our business plan.

Although we operate with a decentralized management system, the services of David L. Eslick, our chairman, president and chief executive officer, are key to the development and implementation of our business plan, including our growth strategy. The loss of Mr. Eslick’s services could, therefore, adversely affect our financial condition and future operating results.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose clients and our financial results may be negatively affected.

We face competition in both our Insurance Brokerage and Specialized Benefits Services segments. We compete for clients on the basis of reputation, client service, program and product offerings, and the ability to tailor our products and services to the specific needs of a client.

We currently have approximately 60,000 small and mid-sized business clients. Revenues generated by our ten largest clients accounted for 4.7% of our commissions and fees in 2003, while no single client in this group represented more than 1.0% of our commissions and fees in 2003. Our client base fluctuates over time as a result of competition in our industry as well as other factors. If we lose one or more of our larger clients and are not able to replace them or otherwise mitigate our loss sufficiently, our financial results could be negatively affected. Additionally, a substantial portion of our business (approximately 10.8% in 2003) is nonrecurring and must be replaced with new sales each year.

In our Insurance Brokerage segment, competition is intense in all of our business lines and in every insurance market. We believe that most of our competition is from numerous local and regional brokerage firms that focus primarily on middle-market businesses and, to a lesser extent, from larger domestic brokerage firms. In addition, insurance companies compete with us by directly soliciting clients without the assistance of an independent broker or agent. Weak economic growth, as well as rising P&C insurance rates, as experienced in the recent past, exacerbated these various competitive pressures as some of our customers chose to cut back or eliminate various types of coverage, or chose to seek competitive quotes from other brokers. Additional competitive pressures arise from the entry of new market participants, such as banks, securities firms, accounting firms and other institutions that offer insurance-related products and services.

Our Specialized Benefits Services segment competes with consulting firms, brokers, third-party administrators, producer groups and insurance companies. A number of our competitors offer attractive alternative programs. We believe that most of our competition is from large, diversified financial services organizations that are willing to expend significant resources to enter our markets and from larger competitors that pursue an acquisition or consolidation strategy similar to ours.

We also compete with other brokers and other financial institutions that pursue an acquisition or consolidation strategy similar to ours. These include Arthur J. Gallagher, Brown & Brown and Hilb, Rogal & Hobbs as well as a number of regional banks.

The cyclical nature of P&C premium rates may make our financial results volatile and unpredictable.

Commissions from the brokering of insurance products represent a majority of our revenues. Commissions are typically determined as a percentage of premium rates. We have no control over the insurance premium rates on which these commissions are calculated. For example, from 1987 through 1999, the P&C insurance industry experienced a period of flat to declining premium rates, which negatively affected commissions earned by insurance brokers. Years of underwriting losses for P&C insurance companies combined with the downward turn in the equity markets caused insurers to increase premium rates starting in 2000. Additionally, the insurance industry was affected by the events of September 11, 2001, which resulted in the largest insurance loss in America’s history and accelerated increases in premium rates for particular lines of P&C insurance. The rate of increases began to subside in 2003 and by the end of 2003 some lines of business were experiencing rate declines on renewal. The severity and timing of these cycles cannot be accurately predicted. Accordingly, the cyclical nature of premium rates may make our financial results volatile and unpredictable.

Our high level of indebtedness may put us at a competitive disadvantage relative to insurance brokers and other distributors of financial products and services.

As of December 31, 2003, our total indebtedness of $160.0 million and our total indebtedness measured as a percentage of our total capitalization of 37.8% were higher than those of brokers that we consider to be generally comparable to us, including Arthur J. Gallagher, Brown & Brown and Hilb, Rogal and Hobbs. As a result, we may be less able to compete effectively with our peers when acquiring other brokerage operations that are seeking cash purchase consideration versus stock purchase consideration. Additionally, with a lower level of indebtedness, our peers are likely to have greater flexibility to direct cash flow from operations toward hiring additional sales professionals, capital expenditures and other forms of reinvestment in their businesses than we have currently.

Failure to comply with financial covenants in our existing credit facility could cause all or a portion of our debt to become immediately due and payable.

Under our existing credit facility, we must comply with financial covenants which limit our flexibility in responding to changing business and economic conditions.

As of December 31, 2003, the significant financial covenants of our existing credit facility were as follows:

Description of Covenant	Actual	Covenant
Consolidated Indebtedness to Adjusted Pro Forma EBITDA Ratio	1.95	2.50 maximum
Fixed Charge Coverage Ratio	1.99	1.50 minimum
Stockholders’ Equity (in millions)	$262.86	$194.71 minimum

Amounts due under our existing credit facility and under future debt instruments could become immediately due and payable as a result of our failure to comply with the restrictive covenants they contain, which, in turn, could cause all or a portion of our other debt to become immediately due and payable. Our ability to comply with these provisions in existing or future debt instruments may be affected by events beyond our control.

If we are required to write down goodwill and other intangible assets, our financial condition and results would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The purchase price is allocated to tangible and intangible assets and any excess is recorded as goodwill. As of December 31, 2003, goodwill represented $225.2 million, or 85.7% of our total stockholders’ equity. As of December 31, 2003, other intangible assets, including expiration rights, covenants not-to-compete and other assets, represented $93.7 million, or 35.6% of our total stockholders’ equity, net of accumulated amortization of $150.0 million.

On January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill no longer be amortized but tested for impairment at least annually. Intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests at least annually. Other intangible assets will continue to be amortized over their useful lives. SFAS No. 142 also requires the completion of a transitional impairment test within six months of adoption. Our most recent annual impairment test indicated that there was no goodwill impairment as of December 31, 2003. We have no intangible assets with indefinite lives.

Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of such assets. Because goodwill and intangible assets comprise such a large percentage of our stockholders’ equity, any such write down would have a significant negative effect on our stockholders’ equity and financial results.

Contingent commissions are more profitable, but less predictable, than our other revenues, which makes it difficult to forecast revenues; and decreases in these commissions may negatively impact our financial results.

Many insurance companies pay us contingent commissions for achieving specified premium volume goals set by them and/or the loss experience of the insurance we place with them. We generally receive these commissions in the first and second quarters of each year. However, we have no control over the ability of insurance companies to estimate loss reserves, which affects the amount of contingent commissions that we will receive. Placement service revenue includes payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer, the aggregate commissions paid by the insurer for that business during specific periods, or the profitability or loss to the insurer of the risks placed. This revenue reflects compensation for services provided by brokers to the insurance market. These services include new product development, the development and provision of technology, administration, and the delivery of information on developments among broad client segments and the insurance markets. In addition, because no significant incremental operating costs are incurred when contingent commissions are realized, a significant decrease in these commissions can cause a disproportionate decrease in net income. We derived approximately 4% and 5% of our consolidated revenues from contingent commissions for each of the years ended December 31, 2002 and 2003, respectively.

Any decrease in the contingent commissions we receive would reduce our revenues and, to a greater degree, decrease our income from continuing operations before income tax benefit, on a percentage basis. For example, a $3.5 million reduction in contingent commissions would have reduced 2003 revenues by approximately 1% but would have decreased income from continuing operations before income tax benefit by approximately 11% in the same period. A significant decrease in contingent commissions would consequently have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility.

Litigation against, and regulatory inquiries of, other insurance brokerage firms regarding the appropriateness of contingent commission and related arrangements could result in a decrease of these types of arrangements which, if significant, could negatively impact our financial results.

The insurance brokerage industry has noted several recent developments related to the use of “contingent commission” and related arrangements, including the filing of lawsuits against other insurance brokers and the issuance of audit letters by the New York Insurance Department last summer. Plaintiffs in the pending lawsuits base their claims, in part, on the notion that the mere existence of such agreements may result in broker fiduciary duty breaches because insurance policies may be placed based on the potential proceeds from such arrangements rather than on the coverage needs of clients. The New York Insurance Department has articulated a similar rationale to support its regulatory disclosure requirements. The insurance brokerage industry generally has responded to these recent developments by enhancing its policies with respect to disclosure of these arrangements to insurance brokerage clients. While we are not able to predict whether these recent developments will ultimately impact our revenues attributable to contingent commissions, any decrease in these commissions would consequently have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility.

The geographic concentration of our businesses could leave us vulnerable to an economic downturn or regulatory changes in those areas, resulting in a decrease in our revenues.

For the years ended December 31, 2001, 2002 and 2003, our California- and New York-based businesses constituted approximately 28%, 30%, and 30%, respectively, of our consolidated revenues. Because our business is concentrated in these two states, the occurrence of adverse economic conditions or an adverse regulatory climate in either California or New York could negatively affect our financial results more than would be the case if our business were more geographically diversified.

Failure to comply with regulations applicable to us could restrict our ability to conduct our business.

We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. State laws grant supervisory agencies broad administrative powers. Our ability to conduct our business in the states in which we currently operate depends on our compliance with the rules and regulations established by the regulatory authorities in each of these states.

State insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, some of which affect us, including those relating to the licensing of insurance brokers and agents, premium rates, regulating unfair trade and claims practices, and the regulation of the handling and investment of insurance carrier funds held in a fiduciary capacity. These examinations may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and/or expensive. Specifically, recently adopted federal financial services modernization legislation addressing privacy issues, among other matters, is expected to lead to additional federal regulation of the insurance industry in the coming years, which could result in increased expenses or restrictions on our operations.

In response to perceived excessive cost or inadequacy of available insurance, states have also from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for state insurance funds such as those in California, New York and other states in which we operate. These state funds could choose to reduce the sales or brokerage commissions we receive. In addition, these states could enact legislation to reform existing P&C and individual and group health care insurance regulations. If these reductions in commissions or changes in legislation occurred in a state in which we have substantial operations, such as California or New York, they could substantially affect the profitability of our operations in that state or cause us to change our marketing focus.

We depend on our information processing systems. Interruption or loss of our information processing systems could have a material adverse effect on our business.

Our ability to provide administrative services depends on our capacity to store, retrieve, process and manage significant databases and expand and upgrade periodically our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage or other disruption could have a material adverse effect on our business, financial condition and results of operations.

Possible volatility in our stock price could negatively affect us and our stockholders.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of an individual company’s securities, securities class action litigation often has been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management’s attention and resources, which could negatively affect our financial results.

Our principal stockholder’s interests in our business may be different than yours and therefore may make decisions that are adverse to your interests.

Capital Z Financial Services Fund II, L.P. and its affiliates (collectively, “Capital Z”) beneficially own approximately 24.6% of our voting common stock. In addition, Mr. Robert A. Spass, one of our directors, is a partner of Capital Z. As a result, Capital Z will have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election of directors, mergers, consolidations and sales of all or substantially all of our assets. Capital Z also may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock.

Provisions of Delaware law could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. This provision in Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

We have no plans to pay and are currently precluded from paying unlimited dividends on our common stock.

We have never declared or paid cash dividends on our common stock and presently have no plans to pay any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. In addition, under our existing credit facility we are currently limited in the amount of dividends we can pay. We are also prohibited from repurchasing shares of our capital stock. It is likely that future debt we incur will similarly restrict dividend payments and/or share repurchases.

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

We will not receive any of the proceeds from the sale of shares of U.S.I. Holdings common stock by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges and the ratio of combined fixed charges and preference dividends to earnings, and any deficiency, where applicable, for each of the periods set forth below is as follows:

	Year Ended December 31,
	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges	N/A	N/A	N/A	1.56	3.88
Ratio of combined fixed charges and preference dividends to earnings	N/A	N/A	N/A	1.56	3.88
Deficiency of earnings to cover fixed charges	33,072	$12,525	$39,332	N/A	N/A

“Fixed Charges” consists of:

•	interest expensed and capitalized, and

•	an estimate of the interest within rental expense.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer from time to time under this prospectus, separately or together:

•	common stock,

•	preferred stock,

•	unsecured senior or subordinated debt securities,

•	warrants to purchase common stock, preferred stock or debt securities,

•	stock purchase contracts to purchase shares of common stock, and

•	stock purchase units, each consisting of (a) a U.S.I. Holdings Corporation common stock purchase contract, under which the holder or U.S.I. Holdings Corporation, upon settlement, will purchase a fixed or varying number of shares of U.S.I. Holdings Corporation common stock, and (b) a beneficial interest in either U.S.I. Holdings Corporation debt securities, U.S.I. Holdings Corporation preferred stock or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the U.S.I. Holdings Corporation stock purchase units.

Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.

References to “U.S.I. Holdings,” “we,” “our” or “us” in “Description of U.S.I. Holdings Corporation Common Stock,” “Description of U.S.I. Holdings Corporation Preferred Stock,” “Description of U.S.I. Holdings Corporation Debt Securities,” “Description of U.S.I. Holdings Corporation Warrants to Purchase Common Stock or Preferred Stock,” “Description of U.S.I. Holdings Corporation Warrants to Purchase Debt Securities,” “Description of U.S.I. Holdings Corporation Stock Purchase Contracts and the Stock Purchase Units” and “Selling Shareholders” refer solely to U.S.I. Holdings Corporation and not its subsidiaries.

DESCRIPTION OF U.S.I. HOLDINGS CORPORATION CAPITAL STOCK

The authorized capital stock of U.S.I. Holdings consists of 300,000,000 shares of common stock, par value U.S.$0.01 per share, 10,000,000 non-voting shares of common stock, par value U.S.$0.01 per share, and 87,000,000 shares of voting preferred stock, par value U.S.$0.01 per share. As of March 3, 2004 there were 46,662,032 shares of voting common stock outstanding, no shares of non-voting common stock outstanding and no shares of preferred stock outstanding. All issued and outstanding shares are fully paid and non-assessable.

DESCRIPTION OF U.S.I. HOLDINGS CORPORATION COMMON STOCK

Common Stock

Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Except as may be provided in connection with any preferred stock in a certificate of designation filed under the DGCL or as may otherwise be required by law or our certificate of incorporation, the common stock is our only capital stock entitled to vote in the election of directors and on all other matters presented to our stockholders. Except as required by law or our certificate of incorporation, however, holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that solely relates to the terms of any outstanding series of preferred stock or the number of shares of the series and does not affect the number of authorized shares of common stock or the terms of the common stock if the holders of preferred stock are entitled to vote thereon. The common stock does not have cumulative voting rights.

Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

Non-Voting Common Stock

Holders of our non-voting common stock are not entitled to any voting rights except that the holders may vote as a class, with each holder receiving one vote per share of non-voting common stock, on any amendment, repeal or modification of any provision of our certificate of incorporation that adversely affects the powers, preferences or special rights of holders of non-voting common stock. Shares of our non-voting common stock are convertible into the same number of shares of voting common stock. However, no holder of shares of non-voting common stock is entitled to convert any of its shares into shares of common stock, to the extent that, as a result of such conversion, the holder directly, or indirectly, would own, control or have the power to vote a greater number of shares of common stock or other securities of any kind issued by us than the holder is permitted to own, control or have the power to vote.

Subject to the prior rights of holders of preferred stock, if any, holders of non-voting common stock, which rates equally with our common stock in respect of dividends, are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of non-voting common stock will be entitled to received such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

DESCRIPTION OF U.S.I. HOLDINGS CORPORATION PREFERRED STOCK

General

The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our certificate of incorporation and by-laws and the terms of each class or series of the preferred stock which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Our by-laws allow the board to authorize the issuance of shares of preferred stock in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting, redemption, conversion rights and otherwise.

Issuances of shares of preferred stock are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems our preferred stock may then be quoted or listed. Depending upon the terms of the preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation of the company. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common shares.

Terms

The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock.

The board of directors in approving the issuance of a series of preferred stock has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;

•	the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

•	the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into shares of common stock), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

•	whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

•	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of U.S.I. Holdings or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;

•	the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relevant participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Non-U.S. Currency

If the purchase price of any shares of preferred stock is payable in a currency other than U.S. dollars, the specific terms with respect to such preferred stock and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF U.S.I. HOLDINGS CORPORATION DEBT SECURITIES

General

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. The form of such indentures have been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

The debt securities will be our unsecured obligations.

The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called “—Ranking of Debt Securities” below.

The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1)	the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

(2)	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3)	the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into shares of common stock or shares of preferred stock or the method by which any such portion will be determined;

(4)	if convertible into shares of common stock or preferred stock, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common stock or preferred stock for purposes of conversion;

(5)	the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

(6)	the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any, including if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);

(7)	the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(8)	the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

(9)	the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

(10)	our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

(11)	if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12)	whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;

(13)	whether the principal of or interest, if any, on the debt securities of the series is to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

(14)	provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

(15)	any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

(16)	whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

(17)	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

(18)	if exchangeable into another series of debt securities of U.S.I. Holdings, the terms on which such debt securities are exchangeable; and

(19)	any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protections against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•	will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and the subordinated debt securities will include the provision described below.

Merger, Consolidation or Sale of Assets

We may not (1) consolidate with or merge into any other person (other than a subsidiary) or convey, transfer, sell or lease all of substantially all of our properties and assets as an entirety to any other person or (2) permit any person (other than a subsidiary) to consolidate with or merge into us unless:

•	in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture, and

•	in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Payment of Principal, Premium and Interest

We will duly and punctually pay the principal of (and premium, if any) and interest on the debt securities in accordance with the terms of such debt securities.

Maintenance of Office or Agency

We will maintain an office or agency where the debt securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the debt securities may be made.

Money for Securities; Payments to Be Held in Trust

If we will at any time act as our own paying agent with respect to any debt securities, we will, on or before each due date of the principal of (and premium, if any) or interest on any of the debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

Corporate Existence

Except as permitted under “—Merger, Consolidation or Sale of Assets” above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any such right or franchise if the board determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

We will use our reasonable efforts to cause all material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use our reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing will prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

We will deliver to the trustee, within 120 days after the end of each fiscal year of the Company, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

We may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding debt securities (taken together as one class) will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ranking of Debt Securities

General

We currently conduct some of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be a principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. Holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated to all of our subsidiaries’ indebtedness.

As of December 31, 2003, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $160.0 million, of which $135.1 million was secured. The senior debt that may be issued under the senior debt securities indenture would be effectively subordinated in right of payment to the $135.1 million of secured indebtedness and would rank equal in right of payment with all other senior unsecured obligations of the Company. All obligations (including insurance obligations of our subsidiaries) would be effectively senior to any senior or subordinated debt issued by U.S.I. Holdings. As of December 31, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet were approximately $30.2 million.

Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated Debt Securities

The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

As of December 31, 2003, the aggregate amount of our consolidated indebtedness for money borrowed was approximately $160.0 million, of which all would rank senior in right of payment to the subordinated debt issuable under the subordinated debt securities indenture. All obligations (including insurance obligations of our subsidiaries would be effectively senior to any senior or subordinated debt issued by U.S.I. Holdings. As of December 31, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $30.2 million.

If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee (a “default notice”), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the “blockage period”), neither we nor any other person on our behalf will:

(1)	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

(2)	acquire any of the subordinated debt securities for cash, property or otherwise.

Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

“Senior indebtedness,” unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

(1)	the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

(2)	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(3)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(4)	all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(5)	all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us) and

(6)	any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”):

(1)	by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

(2)	after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

(a)	in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

(b)	in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

Such a trust may only be established if, among other things:

(1)	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

(2)	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

(3)

we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

(1)	change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

(2)	reduce the principal amount of, or the rate of interest on, the debt securities;

(3)	change the currency of payment of principal of or interest on the debt securities;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

(5)	reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

(6)	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

(7)	in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities of any series then outstanding; or

(8)	in the case of any convertible debt securities, adversely affect the right to convert the debt securities into shares of common stock or preferred stock in accordance with the provisions of the applicable indenture.

Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

(1)	without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

(2)	only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any other change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

•	to provide any security for or guarantees of such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

•	to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	to change or eliminate any of the provisions of the applicable indenture; provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

The following are events that we anticipate will constitute “events of default” with respect to any series of debt securities issued thereunder:

(1)	default in the payment of any interest upon any debt securities of that series when it becomes due and payable, and continuance of such default for a period of 60 days; or

(2)	default in the payment of the principal of (or premium, if any, on) any debt securities of that series when due; or

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series; or

(4)	default in the performance, or breach, of any material covenant or warranty of the Company in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) for a period of 60 days after there has been given, and continuance of such by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5)	certain events of bankruptcy, insolvency or reorganization.

Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

The trustee under such indenture will, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee quarterly as to whether any default exists.

If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

The terms and conditions, if any, upon which the debt securities of any series will be convertible into common stock or preferred stock or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

Subject to the terms of the applicable indenture, the trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

In case an event of default will occur (and will not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the “depository”) identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and once on deposit with a depository, allow trading of the securities through the depository’s book-entry system as further described below. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository (“participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

If the purchase price of any debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF U.S.I. HOLDINGS CORPORATION WARRANTS TO PURCHASE

COMMON STOCK OR PREFERRED STOCK

General

We may issue warrants to purchase common stock or preferred stock independently or together with any securities offered by any prospectus supplement and such common stock warrants or preferred stock warrants may be attached to or separate from such securities. Each series of stock warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the stock warrants and will not assume any obligation or relationship of agency or trust for or with any holders of stock warrant certificates or beneficial owners of stock warrants.

The following summaries of certain provisions of the warrant agreement and stock warrant certificate are not complete. You should look at the warrant agreement relating to, and the applicable stock warrant certificate representing, the applicable series of common stock warrants or preferred stock warrants.

The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

An applicable prospectus supplement will set forth and describe other specific terms regarding each series of common stock warrants or preferred stock warrants offered hereby, including:

(1)	the offering price;

(2)	the number of shares of common stock or preferred stock purchasable upon exercise of each such common stock warrant or preferred stock warrant and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

(3)	the date on which the right to exercise such stock warrants will commence and the date on which such right will expire; and

(4)	any other terms of such stock warrants.

Exercise of Stock Warrants

Each stock warrant will entitle the holder thereof to purchase shares of common stock or shares of preferred stock, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered stock warrants. After the close of business on the expiration date of each stock warrant or such later date to which such expiration date may be extended by us, unexercised stock warrants will become void.

Stock warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase shares of common stock or shares of preferred stock purchasable upon such exercise, together with certain information set forth on the reverse side of the stock warrant certificate. Upon receipt of such payment and the stock warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the stock warrants represented by such certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

Amendments and Supplements to Warrant Agreement

The warrant agreement for a series of stock warrants may be amended or supplemented without the consent of the holders of the stock warrants issued thereunder to effect changes that are not inconsistent with the provisions of the stock warrants and that do not adversely affect the interests of the holders of the stock warrants.

Anti-dilution and Other Provisions

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock or shares of preferred stock covered by, each stock warrant is subject to adjustment in certain events, including:

(1)	the issuance of shares of common stock or shares of preferred stock as a dividend or distribution on the common stock or preferred stock;

(2)	certain subdivisions and combinations of the common stock or preferred stock;

(3)	the issuance to all holders of common stock or preferred stock of certain rights or warrants entitling them to subscribe for or purchase common stock or preferred stock, at less than the current market value, as defined in the applicable stock warrant agreement for such series of stock warrants; and

(4)	the distribution to all holders of common stock or preferred stock of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

No adjustment in the exercise price of, and the number of shares covered by, the stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock or shares of preferred stock covered by, a stock warrant will not be adjusted for the issuance of common stock or preferred stock or any securities convertible into or exchangeable for common stock or preferred stock, or securities carrying the right to purchase any of the foregoing.

In the case of:

(1)	a reclassification or change of the common stock or preferred stock;

(2)	certain consolidation or merger events involving us; or

(3)	a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common stock or preferred stock will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the stock warrants then outstanding will be entitled thereafter to convert such stock warrants into the kind and amount of common stock, preferred stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Non-U.S. Currency

If the purchase price of any warrants to purchase common stock or preferred stock is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase common stock or preferred stock and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF U.S.I. HOLDINGS CORPORATION WARRANTS

TO PURCHASE DEBT SECURITIES

General

We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.

The following summaries of certain provisions of the debt warrant agreement and debt warrant certificate are not complete. You should look at the debt warrant agreement relating to, and the debt warrant certificate representing, a series of debt warrants.

The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Debt warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants offered hereby, including:

(1)	the offering price;

(2)	the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;

(3)	the date on which the right to exercise such debt warrants will commence and the date on which such right will expire; and

(4)	any other terms of such debt warrants.

Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by delivering to the debt warrant agent payment as provided in the applicable prospectus supplement, together with certain information set forth on the reverse side of the debt warrant certificate. Upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Amendments and Supplements to Warrant Agreement

The debt warrant agreement for a series of debt warrants may be amended or supplemented without the consent of the holders of the debt warrants issued thereunder to effect changes that are not inconsistent with the provisions of the debt warrants and that do not adversely affect the interests of the holders of the debt warrants.

Non-U.S. Currency

If the purchase price of any warrants to purchase debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF U.S.I. HOLDINGS CORPORATION

STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

U.S.I. Holdings may issue stock purchase contracts, representing contracts obligating holders to purchase from U.S.I. Holdings, and obligating U.S.I. Holdings to sell to the holders, or holders to sell to U.S.I. Holdings and U.S.I. Holdings to purchase from the holders, a fixed or varying number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of one or more stock purchase contracts and any one or more of:

(1)	debt securities of U.S.I. Holdings;

(2)	preferred stock of U.S.I. Holdings; or

(3)	debt or equity obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, shares of common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares of common stock deliverable by such holders under common stock purchase contracts requiring the holders to sell such shares of common stock to U.S.I. Holdings.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts and stock purchase units, as the case may be:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our shares of common stock and the nature and amount of the shares of common stock, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our shares of common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the stock purchase contracts and/or stock purchase units will be issued fully registered or global form.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Non-U.S. Currency

If the purchase price of any stock purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such stock purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

SELLING SHAREHOLDERS

The table below sets forth, as of March 3, 2004, the number of shares of U.S.I. Holdings common stock that each selling shareholder beneficially owns and the number of such shares being registered for sale by such selling shareholder under this prospectus. The percentage of outstanding shares of common stock beneficially owned before the offering is based on 46,662,032 of our shares of common stock outstanding as of March 3, 2004 and is calculated in accordance with Rule 13d-3 under the Exchange Act. The percentage of outstanding shares of common stock beneficially owned after the offering assumes that all of the shares of common stock offered by the selling shareholders under the prospectus have been sold. Except as disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

The term “selling shareholders,” as used in this prospectus, includes each of the holders listed below and its donees or heirs receiving shares from the holder listed below after the date of this prospectus. The selling shareholders may sell, transfer or otherwise dispose of some or all of their shares of common stock, including shares of common stock and other securities of U.S.I. Holdings not covered by this prospectus, in transactions exempt from the registration requirements of the Securities Act of 1933, including in open-market transactions in reliance on Rule 144 under the Securities Act. We will update, amend or supplement this prospectus from time to time to update the disclosure in this section as may be required.

The selling shareholders will not bear the expenses of the registration other than any underwriting fees, discounts or commissions in connection with the offering of their shares.

The selling shareholders may from time to time on one or more occasions offer and sell any or all of their shares of common stock that are registered under this prospectus. The registration of the selling shareholders’ shares of common stock does not necessarily mean that the selling shareholders will offer or sell any of their shares.

Name	Shares Beneficially Owned Prior to Offering	Percentage of Outstanding Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Owned and/or Subject to Outstanding Options or Warrants Which May Be Offered Hereby	Shares Beneficially Owned After the Offering*	Percentage of Outstanding Shares Beneficially Owned After Offering*
Zurich Financial Services (1) 106 East 17th Street New York, NY 10003	4,285,553	9.2%	4,285,553	—	*	*

UnumProvident (2) c/o UnumProvident Corporation 2 Fountain Square Chattanooga, TN 37403	2,382,645	5.1%	2,242,645	140,000	*	*

Fidelity Life Association, A Mutual Legal Reserve Company (3) 1600 McConnor Parkway S Schaumburg, Il 60196	424,435	* *	424,435	—	*	*

AXA Financial, Inc. (4) (formerly known as The Equitable Companies Incorporated) c/o The Equitable Life Assurance Society 1290 Avenue of the Americas New York, NY 10104	1,000,000	2.1%	1,000,000	—	*	*

Christopher J. Rodenfels (5)	297,780	* *	297,780	—	*	*

Name	Shares Beneficially Owned Prior to Offering	Percentage of Outstanding Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Owned and/or Subject to Outstanding Options or Warrants Which May Be Offered Hereby	Shares Beneficially Owned After the Offering*	Percentage of Outstanding Shares Beneficially Owned After Offering*
Sovereign Bancorp (6) 1130 Berkshire Boulevard Wyomissing, PA 19610	152,545	**	152,545	—	**

Matthew J. O’Connor (7)	27,374	**	23,432	3,942	**

Anita Smith (8)	16,843	**	16,843	—	**

The Maxwell Family Trust as of 11/22/95 (9)	13,040	**	1,000	12,040	**

Henry Bechard (10)	2,334	**	100	2,234	**

Gerald M. Smith (11)	1,061	**	1,061	—	**

*	The registration of the selling shareholders’ shares of common stock does not necessarily mean that the selling shareholders will offer or sell any of their shares.
**	Denotes beneficial ownership of less than 1.0%.
(1)	The shares of common stock beneficially owned by Zurich Financial Services are directly held by the following affiliates of Zurich Financial Services: (a) Zurich International (Bermuda) Ltd.—424,435 shares; (b) Fidelity and Deposit Company of Maryland—332,827 shares; (c) Kemper Corporation—1,422,917 shares; (d) Maryland Casualty Company—1,514,525 shares; and (e) Universal Underwriters Insurance—590,849 shares. On August 11, 1997, the Company issued shares of preferred stock to the above listed entities in connection with a sale of equity in the Company. The preferred stock automatically converted to common stock at the time of the Company’s initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Prior to our initial public offering in October 2002, Zurich Financial Services had one representative on our Board of Directors.
(2)	Provident Asset Trust I directly holds 748,055 shares, of which UnumProvident Corporation disclaims beneficial ownership. Provident Life & Accident Insurance Company directly holds 575,363 shares and 140,000 shares which may be acquired through the exercise of warrants. The Paul Revere Life Insurance Company directly holds 919,227 shares. On July 9, 1998, September 17, 1999 and December 27, 2001, the Company issued shares of preferred stock to Provident Asset Trust I, preferred stock and warrants to purchase preferred stock to Provident Life & Accident Insurance Company and preferred stock to The Paul Revere Life Insurance Company respectively in connection with equity investments in the Company by those entities. The preferred stock and the warrants to purchase preferred stock automatically converted to common stock and warrants to purchase common stock, respectively at the time of the Company’s initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Prior to our initial public offering in October 2002, UnumProvident Corporation had one representative on our Board of Directors.
(3)	On August 11, 1997, the Company issued shares of preferred stock to Fidelity Life Association, a Mutual Legal Reserve Company (at that time and through September 2003 an affiliate of Zurich Financial Services), in connection with a sale of equity in the Company. The preferred stock automatically converted to common stock at the time of the Company’s initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.
(4)	On July 9, 1998, the Company issued shares of preferred stock to AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), in connection with an equity investment in the Company. The preferred stock automatically converted to common stock at the time of the Company’s initial public

(footnotes continued on following page)

offering in October 2002. The private placement of these securities was exempt from registration under the
Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Prior to our initial public offering in October 2002, AXA Financial, Inc. had one representative on our Board of Directors.
(4)	On October 1, 2003, the Company issued shares of common stock to Christopher Rodenfels as a portion of consideration paid by the Company to him in connection with an acquisition of an insurance brokerage from him and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Mr. Rodenfels is currently an employee of a subsidiary of the Company.
(5)	On January 16, 2002, the Company issued shares of preferred stock to Sovereign Bancorp, Inc., in connection with an equity investment in the Company by that entity. The preferred stock automatically converted to common stock at the time of the Company’s initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. In connection with its equity investment, Sovereign Bancorp, Inc. entered into a marketing and service agreement with us.
(6)	On March 14, 1997, the Company issued shares of common stock to Matthew J. O’Connor as a portion of consideration paid to him by the Company in connection with an acquisition of an insurance brokerage from him and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Mr. O’Connor is currently an employee of a subsidiary of the Company. Also includes 3,942 shares of stock which may be acquired through the exercise of stock options.
(7)	On June 26, 1996, the Company issued shares of common stock to Anita Smith as a portion of consideration paid by the Company to her in connection with an acquisition of an insurance brokerage from her and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Ms. Smith is a former employee of a subsidiary of the Company.
(8)	On June 1, 1994, the Company issued shares of common stock to The Maxwell Family Trust as of 11/22/95, as a portion of consideration paid by the Company to it in connection with an acquisition of an insurance brokerage from one of its beneficiaries and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.
(9)	On March 29, 1996, the Company issued shares of common stock to Henry Bechard as a portion of consideration paid by the Company to him in connection with an acquisition of an insurance brokerage from him and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Mr. Bechard is a former employee of a subsidiary of the Company.
(10)	On April 16, 1996, the Company issued shares of common stock to Gerald Smith as a portion of consideration paid by the Company to him in connection with an acquisition of an insurance brokerage from him and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Mr. Smith is a former employee of a subsidiary of the Company.

PLAN OF DISTRIBUTION

We may sell our common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, stock purchase contracts and stock purchase units and each selling shareholder may sell any or all of the shares of U.S.I. Holdings Corporation common stock owned by such selling shareholder, through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. We and each selling shareholder may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions, transactions on The Nasdaq National Market or any other organized market where the securities may be traded, through the writing of options on securities, short sales or any combination of these methods. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time. Each selling shareholder will act independently of us in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction. The registration of the selling shareholders’ common stock does not necessarily mean that the selling shareholders will offer or sell any of their shares.

In addition, we and the selling shareholders may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us, the selling shareholders or others to settle such sales and may use securities received from us to close out any related short positions. We and the selling shareholders may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the identity of any underwriters, dealers or agents who purchase securities, as required;

•	the amount of securities sold, the public offering price and consideration paid, and the proceeds we and/or the selling shareholders will receive from that sale;

•	whether or not the securities will trade on any securities exchanges or The Nasdaq National Market;

•	the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Upon receipt of notice from the selling shareholders, we will file any amendment or prospectus supplement that may be required in connection with any sale by a selling shareholder.

We and/or the selling shareholders may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we and/or the selling shareholders will execute an underwriting agreement with those underwriters relating to the securities that we and/or the selling shareholders will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

We and/or the selling shareholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us and/or the selling shareholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we and/or the selling shareholders sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers. Alternatively, we and/or the selling shareholders may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We and/or the selling shareholders may also sell the securities offered with this prospectus through other agents designated by them from time to time. We will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the selling shareholders to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

In connection with the sale of securities offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers, dealers or other financial institutions relating to our securities. In connection with such hedging transactions, such brokers, dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions that they assume from such selling shareholders. These hedging transactions may require or permit the selling shareholders to deliver the shares to such brokers, dealers or other financial institutions to settle such hedging transactions. The selling shareholder may also sell our securities short and deliver securities covered by this prospectus to close out such short position, subject to Section 16(c) of the Exchange Act, if applicable.

In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling shareholders or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the NASD participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

Selling shareholders, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

We and/or the selling shareholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act of 1933, as amended, a combined registration statement of Form S-3 relating to the offered securities.

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by us with the SEC (000-50041) and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual report on Form 10-K for the year ended December 31, 2003.

•	Current reports on Form 8-K dated on February 12, 2004, February 12, 2004 and February 25, 2004 (excluding in each case any information furnished under “Item 9” or “Item 12” in such report and excluding exhibits filed or furnished under such Items, which are not incorporated by reference into this prospectus).

•	The description of the shares of common stock contained in our registration statement on Form 8-A filed on October 17, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or our constitutional documents, you should call or write to us at 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, New York 10510 (telephone number: (914) 749-8500). We will provide these documents, without charge, by first class mail.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings for up to an aggregate initial offering price of $150,000,000, and the selling shareholders may resell up to an additional aggregate of 8,445,394 shares of U.S.I. Holdings Corporation common stock that they own in one or more offerings. This prospectus provides you with a general description of the securities that we and the selling shareholders may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us, or the selling shareholders and the offered securities, please refer to the registration statement. Each time we or the selling shareholders sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, “we,” “us,” “our,” the “Company” and “U.S.I. Holdings” refer to U.S.I. Holdings Corporation and its subsidiaries, and do not include or refer to the selling shareholders.

LEGAL MATTERS

Certain legal matters with respect to the securities will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements, as of and for the year ended December 31, 2003, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of U.S.I. Holdings Corporation appearing in U.S.I. Holdings Corporation’s Annual Report (Form 10-K) for the two year period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

9,764,850 Shares

U.S.I. Holdings Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

JPMorgan

Banc of America Securities LLC

Fox-Pitt, Kelton

Keefe, Bruyette & Woods

Stephens Inc.

SunTrust Robinson Humphrey

April 14, 2004